Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DIVIDEND CAPITAL TRUST INC.,

DCT ACQUISITION CORPORATION,

CABOT INDUSTRIAL VALUE FUND, INC.

and, solely with respect to certain sections,

CABOT INDUSTRIAL VALUE FUND MANAGER, LLC

Dated as of June 17, 2005

TABLE OF CONTENTS

ARTICLE I - THE MERGER		2
1.1.	The Merger	2
1.2.	Closing	2
1.3.	Effective Time	2
1.4.	Effect of Merger on Articles of Amendment and Restatement and Bylaws	2
1.5.	Directors and Officers	2
1.6.	Effect on Seller Common Shares	3
1.7.	No Dissenter’s Rights	4
1.8.	Adjustment to Closing Cash Payment	4
1.9.	Deposit; Escrow Agreement	10
1.10.	Seller Representative	12
1.11.	Payment Procedures	13
1.12.	Time of the Essence	15
1.13.	Disposition of Certain Properties	15
1.14.	Certain Pending Property Acquisitions	18
1.15.	Post-Closing Execution of Exhibit K Leases	19

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER		19
2.1.	Organization, Standing and Power of Seller	19
2.2.	Seller Subsidiaries	20
2.3.	Capital Structure	21
2.4.	Other Interests	22
2.5.	Authority; Noncontravention; Consents	22
2.6.	Financial Statements; Undisclosed Liabilities	23
2.7.	Absence of Certain Changes or Events	23
2.8.	Litigation	25
2.9.	Properties	25
2.10.	Environmental Matters	27
2.11.	Employee Benefits	27
2.12.	Taxes	27
2.13.	Broker	29
2.14.	Compliance with Laws	29
2.15.	Contracts; Debt Instruments	29

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2.16.	Bank Accounts	31
2.17.	Insurance	31
2.18.	Capital Improvements	32
2.19.	State Takeover Statutes	32
2.20.	Disclaimer; Seller’s Knowledge; Disclosure; Material Adverse Effect	32

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB		34
3.1.	Organization, Standing and Power of Buyer and Acquisition Sub	34
3.2.	Authority; Noncontravention; Consents	35
3.3.	Litigation	36
3.4.	Broker	36
3.5.	State Takeover Statutes	36
3.6.	Financing	36
3.7.	Disclaimer; Buyer’s Knowledge; Disclosure; Material Adverse Effect	36

ARTICLE IV - COVENANTS		37
4.1.	Conduct of Seller’s Business Pending Merger	37
4.2.	No Solicitation	41

ARTICLE V - ADDITIONAL COVENANTS		42
5.1.	Preparation of Proxy Statement; Seller Stockholders Meeting	42
5.2.	Due Diligence Period	42
5.3.	Confidentiality	45
5.4.	Reasonable Best Efforts; Further Action	46
5.5.	Certain Tax Matters	46
5.6.	Public Announcements	48
5.7.	Resignations	48
5.8.	Novation of Purchase Agreements	48
5.9.	Use of Name	48
5.10.	Interim Financial Statements	48
5.11.	Termination of Certain Agreements; Insurance	48
5.12.	Post-Closing Adjustment Escrow	49
5.13.	Capital Contributions	49
5.14.	Mortgage Loan Application	49

ARTICLE VI - CONDITIONS		50
6.1.	Conditions to Each Party’s Obligation to Effect the Merger	50
6.2.	Conditions to Obligations of Buyer and Acquisition Sub	50
6.3.	Conditions to Obligations of Seller	53

ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION		55
7.1.	Survival	55
7.2.	Indemnification by the Stockholders	55
7.3.	Indemnification by Buyer	58
7.4.	Treatment of Indemnity Payments	60
7.5.	Remedies Exclusive	60

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER		61
8.1.	Termination	61
8.2.	Effect of Termination	62
8.3.	Expense Reimbursement	62
8.4.	Amendment	63
8.5.	Extension; Waiver	63

ARTICLE IX - GENERAL PROVISIONS		63
9.1.	Notices	63
9.2.	Interpretation	65
9.3.	Counterparts	65
9.4.	Entire Agreement; No Third-Party Beneficiaries	65
9.5.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	65
9.6.	Assignment	66
9.7.	Enforcement	66
9.8.	Severability	67
9.9.	Expenses	67
9.10.	Execution by Officer of Seller	68
9.11.	Execution by Officer of Buyer	68
9.12.	Execution by Officer of Acquisition Sub	68

INDEX OF EXHIBITS

EXHIBITS

EXHIBIT A                                  Articles of Merger

EXHIBIT B                                    Put/Call Agreement

EXHIBIT C                                    Deposit Escrow Agreement

EXHIBIT D                                   Escrow Agreement

EXHIBIT E                                     Form of Side Letter Agreement

EXHIBIT F                                     Permitted Exceptions

EXHIBIT G                                    Form of Release

EXHIBIT H                                   Form of Tenant Estoppel Certificate

EXHIBIT I                                        Form of Ground Lessor Estoppel Certificate

EXHIBIT J                                       Form of Lender Estoppel Certificate

EXHIBIT K                                   Certain Leases

EXHIBIT L                                     Baltimore and Columbus Developments

EXHIBIT M                                Form of Second Amended and Restated Limited Partnership Agreement

EXHIBIT N                                   Form of Officer’s Certificate

INDEX OF SCHEDULES

Seller Disclosure Schedules

Section	Title
Schedule 2.2(a)	Seller Subsidiaries
Schedule 2.2(b)	Capital Stock and Equity and Voting Interests of Seller Subsidiaries
Schedule 2.3(c)	Commitments and Agreements of Seller Subsidiaries
Schedule 2.3(f)	Ownership Interests in Seller Subsidiaries and the Fund
Schedule 2.3(h)	Assets of Seller Subsidiaries and the Fund
Schedule 2.5(b)	Noncontravention; Consents
Schedule 2.6(a)	Financial Statements
Schedule 2.6(b)	Undisclosed Liabilities
Schedule 2.7	Absence of Certain Changes or Events
Schedule 2.8	Litigation
Schedule 2.9(a)	Properties under Development
Schedule 2.9(c)	Permits
Schedule 2.9(d)	Zoning
Schedule 2.9(e)	Seller Space Leases
Schedule 2.9(g)	Service Contracts
Schedule 2.9(h)	Ground Leases
Schedule 2.10	Environmental Matters
Schedule 2.15(b)	Indebtedness Instruments
Schedule 2.15(c)	Interest Rate Cap
Schedule 2.15(d)	Management Agreements
Schedule 2.15(f)	Construction of the Baltimore and Columbus Properties

Schedule 2.15(g)	Sale Agreements
Schedule 2.15(h)	Continuing Obligations
Schedule 2.15(i)	Contracts
Schedule 2.15(j)	Asset Management Agreements
Schedule 2.15(k)	Restrictions on Business
Schedule 2.15(l)	Power of Attorney
Schedule 2.16	Bank Accounts
Schedule 2.17(a)	Insurance Policies
Schedule 2.17(b)	Insurance Claims
Schedule 2.18	Capital Improvements
Schedule 4.1(i)	Tenant Improvements and Additional Indebtedness
Schedule 4.1(p)	Permitted Transactions
Schedule 6.2(e)	Consents
Schedule 6.2(g)	Tenant Estoppel Certificates
Schedule 6.2(h)	Ground Lease Estoppels

Buyer Disclosure Schedules

Section	Title
Schedule 3.2(c)	Noncontravention; Consents
Schedule 3.3	Litigation
Schedule 6.3(d)	Consents

Other Schedules

Section	Title
Section 1.8(g)(v)	Leasing Parameters
Schedule 1.14(a)	Pending Property Acquisition Criteria

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 17, 2005 by and among Dividend Capital Trust Inc., a Maryland corporation (“Buyer”), DCT Acquisition Corporation, a Maryland corporation and a currently 99% owned indirect subsidiary of Buyer (“Acquisition Sub”), Cabot Industrial Value Fund, Inc., a Maryland corporation (“Seller”) and, solely with respect to Sections 1.8, 1.9, 1.10, 1.11, 1.13, 1.14, 1.15, 5.5(c), 5.5(d), 5.11 and 5.12 and Article VII and Article IX, Cabot Industrial Value Fund Manager, LLC (the “General Partner”), a Massachusetts limited liability company and the general partner of Cabot Industrial Value Fund, L.P., a Delaware limited partnership (the “Fund”).

RECITALS:

A.                                   The respective Boards of Directors of Buyer, Acquisition Sub and Seller have declared it advisable, upon the terms and subject to the conditions contained herein, that Acquisition Sub merge with and into Seller, and that the holders of shares of common stock, par value $0.01 per share, of the Seller, and/or shares of excess stock, par value $0.01 per share, of the Seller, issued and outstanding immediately prior to the Effective Time (collectively, “Stockholders”) will be entitled, subject to the terms and conditions hereof, to receive the Merger Consideration.

B.                                     Upon the terms and subject to the conditions set forth herein, Acquisition Sub and Seller shall execute Articles of Merger in substantially the form attached hereto as Exhibit A (the “Articles of Merger”) and shall file such Articles of Merger in accordance with Maryland law to effectuate the Merger.

C.                                     At the Closing and as an inducement to each of the parties hereto to enter into this Agreement, the General Partner, the other limited partners of the Fund other than Seller (the “Continuing Limited Partners”) and Buyer will enter into a Put/Call Agreement, in the form attached hereto as Exhibit B (the “Put/Call Agreement”), providing certain rights of the General Partner and the Continuing Limited Partners to sell their remaining partnership interests to Buyer and certain rights of Buyer to acquire such remaining partnership interests, subject to the terms and conditions set forth in the Put/Call Agreement (the “Put/Call Transaction”).

D.                                    Buyer, Acquisition Sub and Seller desire to make certain representations, warranties and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

E.                                      A list of the defined terms used in this Agreement and the Section where each such term is defined is set forth at the end of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

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ARTICLE I - THE MERGER

1.1.                            The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (“MGCL”), at the Effective Time, Acquisition Sub shall be merged with and into Seller, with Seller as the surviving corporation (the “Surviving Corporation,” and such transaction, the “Merger”).  The Merger shall have the effects provided herein and set forth in Section 3-114 of the MGCL.

1.2.                            Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., local time, on the fifteenth (15th) day (or, if such day is not a day other than a Saturday, Sunday or other day on which banks in Boston, Massachusetts or Denver, Colorado are authorized or required to close (a “Business Day”), the first Business Day immediately following such day) after satisfaction or waiver of the conditions set forth in Article VI (excluding the delivery of any documents to be delivered at the Closing by any of the parties hereto so long as the requirement to deliver such documents is capable of being satisfied) (subject to the following sentence, the “Closing Date”), at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to in writing by the parties to this Agreement.  At its sole option, Buyer may delay the Closing Date up to three times for up to thirty (30) days in the aggregate by providing written notice to Seller from time to time on or before the fifth (5th) day prior to the then scheduled Closing Date.  Prior to 2:00 p.m. (Boston time) on the next Business Day following the initial exercise of this option, Buyer will deliver to the Escrow Agent, the sum of Ten Million Dollars ($10,000,000), which sum will be added to, and thereafter constitute a part of, the Signing Deposit.

1.3.                            Effective Time.  On the Closing Date, Acquisition Sub and Seller shall execute and file the Articles of Merger in accordance with the MGCL with the State Department of Assessments and Taxation of Maryland (the “Department”) and shall make all other filings and recordings required under the MGCL with respect to the Merger or any of the other transactions contemplated in this Agreement.  The Merger shall become effective (the “Effective Time”) upon acceptance for record of the Articles of Merger by the Department, or at such subsequent date or time, if any, as Buyer, Acquisition Sub and Seller shall agree should be specified in the Articles of Merger (not to exceed thirty (30) days after the Articles of Merger are accepted for record by the Department).

1.4.                            Effect of Merger on Articles of Amendment and Restatement and Bylaws.  The Articles of Incorporation of Acquisition Sub immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended.  The Bylaws of Acquisition Sub immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at and after the Effective Time until thereafter amended.

1.5.                            Directors and Officers.  The directors of Acquisition Sub immediately prior to the Effective Time shall be and become the directors of the Surviving Corporation as of the Effective Time.  The officers of Acquisition Sub immediately prior to the Effective Time shall be and become the officers of the Surviving Corporation as of the Effective Time.

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1.6.                            Effect on Seller Common Shares.

(a)                                  At the Effective Time, each share of common stock, par value $.01 per share, of Seller issued and outstanding immediately prior to the Effective Time and each share of excess stock, par value $.01 per share, of Seller, if any, issued and outstanding immediately prior to the Effective Time (collectively, such shares of common stock and excess stock are referred to herein as the “Seller Common Shares”) (other than those Seller Common Shares to be canceled pursuant to Section 1.6(c)) shall, by virtue of the Merger and without any action on the part of Seller, Acquisition Sub, Buyer or the holders of any of the securities of any of these entities, be converted into the right to receive the following (the “Merger Consideration”):

(i)                                     a cash payment per share equal to the quotient obtained by dividing (x) the difference between (1) the product of (A) the Two Hundred Seventy-Nine Million Thirty Thousand Two Hundred and Fifty Dollars ($279,030,250) multiplied by (B) a percentage (the “Seller Payment Percentage”) equal to the percentage of partner distributions that the Seller would receive if the Fund sold all of its assets for net proceeds equal to the amount in clause (A) above and distributed such proceeds at the Closing to its partners in accordance with Section 11.2(f) of the Amended and Restated Limited Partnership Agreement of the Partnership, and (2) the sum of the Indemnification Escrow Amount and the Post-Closing Adjustment Escrow Amount (such difference between (1) and (2), the “Closing Cash Payment”), as adjusted pursuant to Sections 1.8(a), 1.8(b), 1.13(a)(i), 1.14(a) and 1.14(c) hereof, by (y) the total number of Seller Common Shares issued and outstanding immediately prior to the Effective Time (other than those Seller Common Shares to be canceled pursuant to Section 1.6(c));

(ii)                                  a portion of the Indemnification Escrow Amount, such portion to be subject to, and determined in accordance with, the terms and conditions of Article VII hereof and the Escrow Agreement;

(iii)                               a portion of the Post-Closing Adjustment Escrow Amount, such portion to be subject to, and determined in accordance with, the terms and conditions of Sections 1.8(d) and 1.8(e) and the Escrow Agreement and any other amounts due to the Stockholders determined in accordance with Section 1.8; and

(iv)                              a portion of any other amounts due to the Stockholders as determined in accordance with Sections 1.13(a)(ii), 1.13(a)(iii), 1.13(a)(iv), 1.13(b), 1.14(a), 1.14(c) and 1.15 or any other Section of this Agreement.

(b)                                 As a result of the Merger and without any action on the part of the Stockholders, at the Effective Time, all Seller Common Shares shall automatically be converted into, and shall be cancelled in exchange for, the right to receive the Merger Consideration in accordance with Section 1.11 of this Agreement, subject to Section 1.6(c).

(c)                                  Each Seller Common Share held by Buyer, Acquisition Sub or any other wholly-owned Subsidiary of Buyer, immediately prior to the Effective Time, if any, by virtue of the Merger, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

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(d)                                 At the Effective Time, each share of common stock, par value $.01 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Seller, Acquisition Sub, Buyer or the holders of any of the securities of these entities, be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

(e)                                  At the Effective Time, the subscription agreements entered into by and between the Seller and each of the Stockholders pursuant to which the Stockholders agreed to acquire shares of common stock of Seller upon contribution calls made by Seller (the “Subscription Agreements”) shall terminate and cease to have any force or effect without any further action by Seller or the Stockholders; provided, that the confidentiality obligations of the Stockholders contained in the Subscription Agreements shall continue in full force and effect following the Effective Time in accordance with their terms.

1.7.                            No Dissenter’s Rights.  The Stockholders are not entitled to appraisal or dissenters’ rights pursuant to Title 3, Subtitle 2 of the MGCL.

1.8.                            Adjustment to Closing Cash Payment.

(a)                                  Prior to the Closing Date, Seller shall in good faith prepare an estimate of the Pro-Rated Adjustment (the “Estimated Pro-Rated Adjustment”).  Not later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth the calculation of the Estimated Pro-Rated Adjustment in reasonable detail, together with supporting information.  The Estimated Pro-Rated Adjustment shall be subject to Buyer’s reasonable approval.  As provided in Section 1.6 hereof, the Closing Cash Payment shall be adjusted, dollar for dollar, up or down, as appropriate, by the product of (A) the Estimated Pro-Rated Adjustment, multiplied by (B) 76.1233% (which percentage, as adjusted by the following sentence, is referred to herein as the “Seller Pro Rata Percentage”).  The parties agree that the adjustment based on Adjusted Working Capital described in Section 1.8(b) is not intended to be duplicative of the adjustment based on the Pro-Rated Adjustment and, accordingly, the effects of the Pro-Rated Items and other items including in the calculation of the Pro-Rated Adjustment are not to be taken into account in calculating the Adjusted Working Capital.

(b)                                 Prior to the Closing Date, Seller shall in good faith prepare an estimated combined consolidated balance sheet of Seller, the Fund and the other Seller Subsidiaries, as of the close of business on the Closing Date (the “Estimated Closing Date Balance Sheet”).  The Estimated Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied on a fair value basis, and otherwise consistent with the methodology used to prepare the Most Recent Balance Sheets and shall also include a calculation of Adjusted Working Capital, which shall be subject to Buyer’s reasonable approval.  Not later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer the Estimated Closing Date Balance Sheet.  As provided in Section 1.6 hereof, the Closing Cash Payment shall be adjusted, dollar for dollar, up or down, as appropriate, by the product of (A) the amount that the Adjusted Working Capital set forth on the Estimated Closing Date Balance Sheet (the “Estimated Closing Adjusted Working Capital”) exceeds or is less than $0.00 (the “Base Adjusted Working Capital”), multiplied by (B)  the Seller Pro Rata Percentage.  Additionally, the Closing Cash Payment shall be adjusted, dollar for dollar, up or down, as

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appropriate, by the product of (A) the amount, if any, by which the Total Debt set forth on the Estimated Closing Date Balance Sheet (the “Estimated Total Debt”) exceeds or is less than Four Hundred Sixteen Million Two Hundred Sixty-Nine Thousand Seven Hundred and Fifty Dollars ($416,269,750) (the “Base Total Debt”), multiplied by (B) the Seller Pro Rata Percentage.

(c)                                  As soon as practical after the Closing Date, Buyer shall review Seller’s, the Fund’s and the other Seller Subsidiaries’ books and records and also shall review the Estimated Closing Date Balance Sheet in accordance with GAAP consistently applied on a fair value basis, and otherwise consistent with the methodology used to prepare the Most Recent Balance Sheets and the provisions of this Section 1.8, and following such review, Buyer shall make any adjustments necessary thereto consistent with the provisions of this Section 1.8 (the Estimated Closing Date Balance Sheet, as so adjusted, shall be called the “Post-Closing Balance Sheet”).  Buyer shall, within sixty (60) days after the Closing Date, deliver the Post-Closing Balance Sheet to the Seller Representative, together with worksheets which detail any adjustments and the basis of any such adjustments and any other information that the Seller Representative may reasonably request in order to verify or evaluate such adjustments.  If Buyer fails to deliver the Post-Closing Balance Sheet to the Seller Representative within such sixty (60) day period, then the Estimated Closing Date Balance Sheet shall be deemed to be the Post-Closing Balance Sheet.  The Post-Closing Balance Sheet, and the Adjusted Working Capital and Total Debt at the Closing reflected thereon, shall be binding upon the parties upon approval (or deemed approval) of such Post-Closing Balance Sheet by the Seller Representative and Buyer.  The Seller Representative shall be deemed to have approved the Post-Closing Balance Sheet and the Adjusted Working Capital and Total Debt at the Closing reflected thereon unless the Seller Representative has delivered a written statement specifying any disagreement therewith within fifteen (15) days following its receipt of the Post-Closing Balance Sheet.  If the Seller Representative does not agree with the Post-Closing Balance Sheet and the calculation of Adjusted Working Capital or Total Debt at the Closing stated thereon, and Buyer and the Seller Representative cannot mutually agree on the same, then within fifteen (15) days following receipt by the Seller Representative of the Post-Closing Balance Sheet Buyer and the Seller Representative shall select a nationally recognized independent accounting firm mutually satisfactory to Buyer and the Seller Representative to resolve such dispute (the “Neutral Auditor”).  The Neutral Auditor shall review the Post-Closing Balance Sheet and, as soon as possible after its appointment, shall make any adjustments necessary thereto, and upon completion of such review, such Post-Closing Balance Sheet (and the calculation of the Adjusted Working Capital and Total Debt at the Closing stated thereon) as determined by the Neutral Auditor shall be binding upon (and deemed approved by) the parties.  The Adjusted Working Capital at the Closing stated on the version of the Post-Closing Balance Sheet that is ultimately binding on the parties pursuant to this Section 1.8(c) shall be referred to as the “Closing Adjusted Working Capital.”  The Total Debt at the Closing stated on the version of the Post-Closing Balance Sheet that is ultimately binding on the parties pursuant to this Section 1.8(c) shall be referred to as the “Closing Total Debt.”  If such a review is conducted by the Neutral Auditor, then the party (i.e., Buyer, on the one hand, or the Stockholders as represented by the Seller Representative, on the other hand) whose last proposed offer for the settlement of the items in dispute prior to the selection of the Neutral Auditor, taken as a whole, was farther away from the final determination by the Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses of the Neutral Auditor associated with such review; provided that the sole and

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exclusive source for any amounts owed by the Stockholders shall be the Post-Closing Adjustment Escrow Amount, to the extent available.

(d)                                 After Buyer has completed 2005 year-end reconciliations with the tenants under the Seller Space Leases, but in no event later than March 31, 2006, Buyer shall prepare and present to the Seller Representative for its approval a calculation of the re-proration of the Pro-Rated Items (excluding leasing commissions, tenant improvement costs and capital improvements required under leases that are allocated according to Sections 1.8(g)(v) and 1.8(g)(vi)), based upon the actual amount of such items incurred or received by the parties for the year or other applicable fiscal period, together with such supporting documentation as reasonably requested by the Seller Representative.  Any disagreement shall be resolved by the Neutral Auditor in a manner consistent with Section 1.8(c).  The re-proration that is ultimately agreed to or binding on the parties is the “Closing Pro-Rated Adjustment”.  To the extent that the Closing Pro-Rated Adjustment is different from the Estimated Pro-Rated Adjustment (excluding in each case leasing commissions, tenant improvement costs and capital improvements required under leases that are all allocated according to Sections 1.8(g)(v) and 1.8(g)(vi)), then, within three (3) Business Days following the determination of the Closing Pro-Rated Adjustment, Buyer and the Seller Representative shall appropriately adjust for such difference either (i) if there is an adjustment in favor of Buyer, by jointly authorizing and directing the Escrow Agent to pay to Buyer within three (3) Business Days following delivery of such authorization an amount equal to the product of (A) the difference between such amounts, multiplied by (B) the Seller Pro Rata Percentage, and (ii) if there is an adjustment in favor of the Stockholders, by Buyer paying to the Seller Representative, for payment to the Stockholders, the product of (A) the difference between such amounts, multiplied by (B) the Seller Pro Rata Percentage, by wire transfer of immediately available funds.

(e)                                  Within three (3) Business Days following the determination of the Closing Adjusted Working Capital in accordance with Section 1.8(c), (i) in the event the Closing Adjusted Working Capital minus the Closing Total Debt, is less than the Estimated Closing Adjusted Working Capital minus the Estimated Total Debt, Buyer and the Seller Representative shall jointly authorize and direct the Escrow Agent to pay to Buyer within three (3) Business Days following delivery of such authorization an amount equal to the product of (A) the difference between such amounts, multiplied by (B) the Seller Pro Rata Percentage, and (ii) in the event the Closing Adjusted Working Capital minus the Closing Total Debt, is greater than the Estimated Closing Adjusted Working Capital minus the Estimated Total Debt, Buyer shall pay to the Seller Representative, for payment to the Stockholders, the product of (A) the difference between such amounts, multiplied by (B) the Seller Pro Rata Percentage, by wire transfer of immediately available funds.

(f)                                    Buyer shall use its reasonable efforts for twelve (12) months after the Closing Date to collect any Uncollected Tenant Payments.  Buyer shall not be obligated to thereafter pursue any such past due amounts.  Buyer will be obligated to promptly pay to the Seller Representative, for payment to the Stockholders, an amount equal to the product of (A) any Uncollected Tenant Payments not accounted for in the calculation of the Closing Pro Rated Adjustment and (B) the Seller Pro Rata Percentage, only to the extent that such Uncollected Tenant Payments are subsequently collected.

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(g)                                 As used in this Section 1.8:

(i)                                     “Adjusted Working Capital” means Current Assets minus Current Liabilities, as adjusted to net out the effect of the Pro-Rated Items and the other items included in the calculation of the Pro-Rated Adjustment.

(ii)                                  “Current Assets” means and includes all accounts receivable (excluding Uncollected Tenant Payments), cash, cash equivalents (including the face amount plus any accrued interest on the certificates of deposit of the Seller Subsidiary that owns the Baltimore Property with SunTrust Bank, which certificates of deposit secure a letter of credit in the amount of $201,937.50 issued by such bank to secure such Seller Subsidiary’s obligations to make municipal improvements related to the Baltimore Property) and such other current assets of Seller, the Fund and the other Seller Subsidiaries as reasonably approved by Buyer, in each case as determined in accordance with GAAP consistently applied on a fair value basis.

(iii)                               “Current Liabilities” means and includes all accounts payable, accrued expenses, expenses of the Seller and Seller Subsidiaries under Section 9.9, accrued but unpaid taxes, deferred revenues and all other liabilities of Seller, the Fund and the other Seller Subsidiaries, in each case as determined in accordance with GAAP consistently applied on a fair value basis.  Current Liabilities shall not include any portion of Total Debt.

(iv)                              “Pro-Rated Adjustment” shall equal (A) the sum of (x), with respect only to the post-Closing determination of the Closing Pro-Prorated Adjustment under Section 1.8(d), all income of Seller, the Fund and the other Seller Subsidiaries on a combined consolidated basis attributable to the Pro-Rated Items for periods prior to the Closing Date that is collected after the Closing Date, plus (y) all expenses of Seller, the Fund and the other Seller Subsidiaries on a combined basis attributable to the Pro-Rated Items for periods on or after the Closing Date that have been paid as of the Closing Date, minus (B) the sum of (x) all income of Seller, the Fund and the other Seller Subsidiaries on a combined consolidated basis attributable to the Pro-Rated Items for periods on or after the Closing Date that has been collected as of the Closing Date, plus (y) all expenses of Seller, the Fund and the other Seller Subsidiaries on a combined consolidated basis attributable to the Pro-Rated Items for periods prior to the Closing Date that have not been paid as of the Closing Date.  Income and expenses attributed to the Pro-Rated Items will be allocated among these time periods as follows, except as otherwise specified herein with respect to a Pro-Rated Item: (A) income and expenses relating to the Pro-Rated Items with respect to periods beginning prior to the Closing Date and ending on or after the Closing Date will be allocated based on the number of days in the applicable period (e.g., collected rent for the month in which the Closing occurs will be prorated based on the number of days in the month) and (B) all other income and expenses will be allocated to the period to which it relates (e.g., collected rent for a month beginning after the Closing Date shall be credited in full to that time period).

(v)                                 The Pro-Rated Adjustment will be: (A) increased by the unamortized cost (evenly amortized over the initial rent term) of leasing commissions,

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tenant improvement allowances and tenant improvement commitments (including any required capital improvements) borne by the lessor with respect to Seller Space Leases entered into on or after May 20, 2005 and new leases executed in accordance with Sections 4.1(w) and (x) and any other new lease executed that does not require notice to or approval of Buyer, in each case that have been paid on or before the Closing Date, but only to the extent that such costs are consistent with the leasing parameters attached hereto as Schedule 1.8(g)(v) (the “Leasing Parameters”) unless otherwise reasonably approved by Buyer, (B) decreased by the amount of any leasing commissions, tenant improvement allowances and tenant improvement commitments (including any required capital improvements) borne by the lessor with respect to those leases described on Exhibit K that have been executed as of Closing but have not been paid on or before the Closing Date, (C) decreased by the amount of any leasing commissions, tenant improvement allowances and tenant improvement commitments (including any required capital improvements) with respect to the current terms of the Seller Space Leases entered into prior to May 20, 2005 that have not been paid on or before the Closing Date, (D) to the extent that any lease described on Exhibit K has not been executed as of Closing, decreased by the sum of (1) the product of the monthly rent and the number of months shown on such Exhibit K with respect to such lease, (2) the amount under the heading “Leasing Commissions” shown on Exhibit K with respect to such lease and (3) the amount under the heading “Tenant Improvement Costs” shown on Exhibit K with respect to such lease, (E) decreased by the amount of any unpaid leasing commissions, tenant improvement allowances and tenant improvement commitments (including any required capital improvements) borne by the lessor with respect to new leases executed in accordance with Sections 4.1(w) and (x) or that do not require notice to or approval of Buyer, in each case which are not consistent with the Leasing Parameters and not otherwise approved by Buyer, (F) decreased by $898,000 relating to free rent provided to tenants at the Baltimore Property and certain other Seller Properties and (G) decreased by any delay damages or rent credit paid or incurred by the landlord (less any recovery from the applicable contractor) under the Verizon (Baltimore Property) lease or Excel (Columbus Development) lease on Exhibit K attached hereto.

(vi)                              The Estimated Pro Rata Adjustment shall include an estimate of the costs of the items under clauses (v)(A) through (v)(E) above and the estimated amount that will be required to be paid to complete the development of the Baltimore Property and the Columbus Development described in Exhibit L (including, without limitation, fees payable under applicable development agreements).  Such estimated amounts shall include a reasonable contingency amount to the extent that completion costs are not fixed or capped.  The final Pro-Rated Adjustment of the items under this Section 1.8(g)(vi) shall be made when all such items have been completed and paid for.  The Buyer and the Seller Representative shall jointly authorize and direct the Escrow Agent to promptly pay to Buyer or the Seller Representative, as the case may be, out of the escrow established under the Escrow Agreement, the amount by which the aggregate Estimated Pro Rated Adjustment for such items, is less than, or greater than, the final aggregate Pro-Rated Adjustment for such items.

(vii)                           The “Pro-Rated Items” shall consist of the following:

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(A)                              All real and personal property taxes and installments of special assessments with respect to Seller Properties through the year in which the Closing occurs on an accrual basis (regardless of whether such taxes and special assessments are then due and payable or delinquent).  If any such taxes or assessments for the fiscal year during which the Closing Date occurs are not finally determined, then the tax or assessment figures for the immediately prior fiscal year shall be used.  To the extent that any real property taxes assessed with respect to the fiscal year in which the Closing occurs have not been finally determined by the applicable Government Entity on or before February 1, 2006, then the Seller Representative and Buyer shall act reasonably and in good faith to agree on an estimated amount of such real property taxes, which agreed-upon estimate shall be used for the re-proportion of the Pro-Rated Items and the Closing Pro-Rated Adjustment.  If the Seller Representative and Buyer do not reach agreement on such estimated real property taxes on or before February 15, 2006 despite such good faith reasonable efforts, then such estimated taxes shall be finally determined by a mutually agreed upon real property tax consulting firm with experience in the applicable jurisdiction and, if the Seller Representative and Buyer do not agree on such consulting firm prior to February 20, 2006, then such consulting firm shall be selected by the national head of the real property tax consulting group (or comparable position) at Ernst & Young.  Such consulting firm shall be required to complete such determination on or before March 31, 2006 provided, that if such real property taxes are determined in the meantime then such real property taxes will be used.  The determination of such consulting firm shall be final and binding on the Seller Representative and Buyer, and the costs of such consulting firm (and Ernst & Young, if applicable) shall be paid 50% by each of the Seller Representative on behalf of the Stockholders and Buyer.

(B)                                All amounts owed or accrued with respect to, or under the documents governing, any Indebtedness (other than repayments of principal).

(C)                                All amounts owed or accrued with respect to electricity, gas, water, sewer or other utility usage at the Seller Properties.  Seller will use reasonable efforts to cause all meters for electricity, gas, water, sewer or other utility usage at the Seller Properties to be read on the Closing Date.  The utility charges based on the most recent bills shall be used for the purposes of calculating the Estimated Pro-Rated Closing Adjustment.  Seller shall provide notice to Buyer five (5) days prior to the Closing Date setting forth (i) whether utility meters will be read as of the Closing Date and (ii) a copy of the most recent bills for the utility charges at the Seller Properties.

(D)                               Collected rents for the current period and security deposits (the full amount thereof with interest earned thereon required to be paid to

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the applicable tenant and not so paid, if any); prepaid rentals; insurance costs to the extent that Buyer does not elect to require Seller to terminate its insurance coverage on the Seller Properties as of Closing; common area maintenance charges; promotional charges; service charges; tax charges; and all other incidental expenses and charges paid by current, former or prospective tenants at the Seller Properties, in each case only to the extent collected for the current period and any future periods.

(E)                                 All rents and related charges for the current and prior rental periods (including common area maintenance charges, annual adjustments thereto, annual tenant reconciliations and annual percentage rent payments) that are collected after the Closing Date, less any reasonable third party out-of-pocket expenses of collection thereof (“Uncollected Tenant Payments”).  For the avoidance of doubt, Uncollected Tenant Payments shall not be pro-rated unless and until they are collected, and in such case, only with respect to the post-Closing determination of the Closing Pro-Rated Adjustment under Section 1.8(d).  All Uncollected Tenant Payments shall be first applied to amounts due and payable for rental periods accruing after the Closing Date.

(viii)                        “Total Debt” means the principal amount as of Closing of the total Indebtedness of Seller, the Fund and the other Seller Subsidiaries, including the existing mortgage debt encumbering the Seller Properties and including the Indebtedness of the Fund and the General Partner (and guarantied by Seller) pursuant to a Credit Agreement dated as of July 17, 2003 entered into with JPMorgan Chase Bank as Administrative Agent and the other agents and lenders identified therein and secured by the capital subscriptions to the Seller and the Fund, as amended (the “Subscription Facility”).  Prior to the Closing, Seller shall give notice to the lenders under the Subscription Facility of the termination of the Subscription Facility on the Closing Date, conditioned upon the Closing.  Buyer shall cause all amounts outstanding under the Subscription Facility to be fully repaid and shall take all necessary actions to cause the Subscription Facility to be terminated on the Closing Date.  Total Debt shall include all prepayment penalties owed with respect to the repayment of outstanding borrowings under the Subscription Facility; provided, that if Buyer delays the Closing Date pursuant to the penultimate sentence of Section 1.2, Seller shall, at Buyer’s option and from time to time until the delayed Closing Date, either (x) convert or continue any loan under the Subscription Facility as a base rate loan, in which case Buyer shall be responsible for paying the difference between the 30-day LIBOR rate and the base rate on such loan from the previously scheduled Closing Date to the delayed Closing Date, or (y) convert or continue any such loan as a 30-day LIBOR rate loan, in which case Buyer shall be responsible for paying any breakage costs with respect to such LIBOR rate loan as a result of the payment of such LIBOR rate loan on the delayed Closing Date.

1.9.                            Deposit; Escrow Agreement.

(a)                                  Prior to 2:00 p.m. (Boston time) on the next Business Day following the date hereof, Buyer shall deliver to Fidelity National Title, as escrow agent (the “Escrow Agent”),

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a sum equal to Seven Million, Five Hundred Thousand Dollars ($7,500,000) as a deposit (together with any interest earned thereon while held in escrow, the “Signing Deposit”).  The Signing Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account pursuant to and in accordance with the escrow agreement in the form of Exhibit C attached hereto and executed on the next Business Day following the date hereof (the “Deposit Escrow Agreement”).  If Buyer has not terminated this Agreement on or before the expiration of the Due Diligence Period, prior to 2:00 p.m. (Boston time) on the next Business Day following the expiration of the Due Diligence Period, Buyer shall deliver to Escrow Agent an additional cash deposit in an amount sufficient to increase the Signing Deposit to a total equal to Twenty-Five Million Dollars ($25,000,000).  At the Closing, an amount of the Signing Deposit equal to the full amount of the Indemnification Escrow Amount shall be retained by the Escrow Agent as the Indemnification Escrow Amount pursuant to Section 1.9(b), an amount of the Signing Deposit equal to the full amount of the Post-Closing Adjustment Escrow Amount shall be retained by the Escrow Agent as the Post-Closing Adjustment Escrow Amount pursuant to Section 1.9(b), and the remainder of the Signing Deposit shall be deposited with the Seller Representative to be paid to the Stockholders and shall be credited against the Merger Consideration pursuant to Section 1.6.  If this Agreement is terminated prior to the Closing pursuant to Article VIII or Section 5.2, the Signing Deposit will be handled as set forth in such provisions.

(b)                                 Section 1.8 provides for possible post-closing adjustments of the Closing Cash Payment and Article VII provides that Buyer is entitled to indemnification from and against certain Losses.  At the Closing, the Seller Representative, Buyer and the Escrow Agent shall enter into an escrow agreement in the form of Exhibit D attached hereto (the “Escrow Agreement”) providing for the formation of two escrow funds.  At the Closing, Buyer shall deposit cash with an aggregate value equal to the product of (A) an amount to be mutually agreed upon by Buyer and Seller in accordance with Section 5.12, multiplied by (B) the Seller Pro Rata Percentage (all of which will be funded by the Signing Deposit) into escrow pursuant to the terms of the Escrow Agreement, which, in addition to the Indemnification Escrow Amount, shall secure and serve as the sole and exclusive remedy for satisfying Buyer’s rights to payments under Section 1.8 (such product together with any interest earned thereon while held in escrow is hereinafter referred to as the “Post-Closing Adjustment Escrow Amount”) and the product of (A) Five Million Dollars ($5,000,000) multiplied by (B) the Seller Pro Rata Percentage (all of which will be funded by the Signing Deposit) into escrow pursuant to the terms of the Escrow Agreement, which shall secure and serve as the sole and exclusive remedy for satisfying Buyer’s rights to indemnification payments under Article VII of this Agreement and, in addition to the Post-Closing Adjustment Escrow Amount, for satisfying Buyer’s rights under Section 1.8 (such product together with any interest earned thereon while held in escrow is hereinafter referred to as the “Indemnification Escrow Amount”).

(c)                                  The Buyer and the Seller shall treat the Escrow Agreement and the contingent consideration payable pursuant to Sections 1.8, 1.13(a)(iii), 1.13(a)(iv), 1.13(b), 1.14(b) and 1.15 as causing the Merger to constitute a contingent payment sale reportable under the installment sale method as provided in United States Treasury Regulation Section 15A.453-1(c).  Consistent with the foregoing, for all relevant tax purposes the parties hereto shall treat Buyer as the owner of the Signing Deposit, the Post-Closing Adjustment Escrow Amount, the Indemnification Escrow Amount and the contingent consideration payable pursuant to Sections 1.8, 1.13(a)(iii), 1.13(a)(iv), 1.13(b), 1.14(b) and 1.15, and shall not treat any amount deposited

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in the Signing Deposit, the Post-Closing Adjustment Escrow Amount and the Indemnification Escrow Amount or owing pursuant to Sections 1.8, 1.13(a)(iii), 1.13(a)(iv), 1.13(b), 1.14(b) and 1.15 as having been actually or constructively paid to the Stockholders until such amount is released or paid to the Stockholders pursuant to the terms of the Deposit Escrow Agreement, the Escrow Agreement or the relevant Section of this Agreement, as applicable.  Nothing in this Section 1.9(c) is intended or shall be construed as limiting any Stockholder’s right to elect not to report on the installment method pursuant to Treasury Regulation Section 15A. 453-1(d).

1.10.                     Seller Representative.

(a)                                  The General Partner shall serve as the representative of the Stockholders with respect to matters arising in connection with the post-closing adjustments set forth in Section 1.8, the indemnification rights and obligations set forth in Article VII, matters arising under or relating to the Escrow Agreement and matters arising under Section 1.13(a)(iv) and all other matters arising under or related to this Agreement (in such capacity, the “Seller Representative”).  The approval of the Merger by the Stockholders shall constitute approval of each Stockholder individually (regardless of whether such Stockholder votes in favor of the approval of the Merger) to the same extent as if such Stockholder were a party to this Agreement of all terms and provisions of this Agreement and of the Escrow Agreement and of all of the arrangements related thereto, including, without limitation, the placement of the Indemnification Escrow Amount and Post-Closing Adjustment Escrow Amount into escrow and the appointment of the Seller Representative pursuant to this Section 1.10(a).

(b)                                 The Seller Representative shall have all of the rights and shall perform all of the obligations of the Seller Representative as set forth in the Escrow Agreement and this Agreement, and shall have the exclusive right, power and authority, on behalf of the Stockholders, (w) to take any actions the Seller Representative may deem necessary or proper on behalf of the Stockholders in connection with the post-closing adjustments pursuant to Section 1.8, (x) to pursue, defend, and settle any indemnification claims made pursuant to Article VII, and to do all things and to take all other actions the Seller Representative may consider necessary or proper to resolve any indemnification claims after the Effective Time, (y) to consent to the sale of the Helen Street Property without retaining an interest in the Helen Street Rent Escrow or Helen Street Improvements Escrow, and (z) give and receive all notices, make all decisions and take all other actions on behalf of the Stockholders in connection with this Agreement.

(c)                                  All decisions and actions by the Seller Representative pursuant to its authority granted herein shall be binding upon each Stockholder and no Stockholder shall have any right to object, dissent, protest or otherwise contest the same.  Buyer shall be entitled to deal with and rely conclusively on the Seller Representative as provided herein as if, and with the same effect as if, the Seller Representative constituted all Stockholders and Buyer shall not be under any obligation to involve itself with the Seller Representative’s performance for the benefit of the Stockholders or the Stockholders’ relationship among themselves.  Notwithstanding any provision herein to the contrary, the Seller Representative’s power and authority to act on behalf of the Stockholders shall be limited to the extent required under applicable Law.

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(d)                                 The Seller Representative shall have full power and authority on behalf of each Stockholder to take any and all actions, execute any and all instruments, and execute or waive any and all rights and obligations of each Stockholder in connection with the matters covered by Section 1.8, Article VII and Section 1.13(a)(iv) and all other matters arising under or relating to this Agreement. The Seller Representative may be changed by the holders of a majority in interest of the Stockholders from time to time upon not less than 10 days’ prior written notice to Buyer.  The Seller Representative may resign upon thirty (30) days’ notice to Buyer and the Stockholders.  Notwithstanding the prior two sentences, the Seller Representative at all times shall be the same Person as the Interest Holders’ Representative (as defined in the Put/Call Agreement).  No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for his or her services in such capacity.  Notices or communications to or from the Seller Representative shall constitute notice to or from each of the Stockholders. The Seller Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of Seller’s former officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Seller Representative shall treat confidentially and not disclose the Seller Rent Roll and any other lease information related to the Seller Properties to anyone (except on a need to know basis to individuals who agree to treat such information confidentially or in connection with any arbitration or other dispute resolution proceeding).

1.11.                     Payment Procedures.

(a)                                  Payments.  Buyer shall make payment of all amounts to be paid by Buyer to the Stockholders under this Agreement, to the Seller Representative for distribution to the Stockholders.  Buyer’s sole obligation with respect to payment of the Merger Consideration shall be to pay the Merger Consideration in accordance with this Agreement to the Seller Representative, and the Stockholders shall look solely to the Seller Representative for payment of the Merger Consideration.

(b)                                 Payment Fund.  At the Closing, Buyer will deposit with the Seller Representative, for the benefit of the holders of shares of Seller Common Shares, for exchange in accordance with this Section 1.11, the aggregate Closing Cash Payment (such total deposited cash being hereinafter referred to as the “Payment Fund”).  The Seller Representative shall make payments of the Closing Cash Payment out of the Payment Fund in accordance with this Agreement.  The Payment Fund shall not be used for any other purpose.

(c)                                  Rights as Stockholders; Stock Transfers.  At the Effective Time, holders of Seller Common Shares shall cease to be, and shall have no rights as, stockholders of Seller other than to receive the Merger Consideration under this Article I.  After the Effective Time, there shall be no transfers on the stock transfer books of Seller of Seller Common Shares.

(d)                                 Exchange Procedures.  As soon as possible after the Effective Time (but in any event within three (3) Business Days), the Seller Representative shall mail to each holder of record of outstanding shares of Seller Common Shares (the “Outstanding Shares”) immediately prior to the Effective Time, whose shares were converted into the right to receive the amount of Merger Consideration pursuant to Section 1.6: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Outstanding Shares shall pass only

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upon delivery of the letter of transmittal to the Seller Representative, and which letter shall be in such form and have such other provisions as Buyer may reasonably specify) and (ii) instructions for the exchange of the Outstanding Shares for the amount of Merger Consideration to which the holder thereof is entitled.  Upon receipt by the Seller Representative of the letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Seller Representative or Buyer, (i) the holder of such Outstanding Shares shall be entitled to receive in exchange therefor the amount of Merger Consideration payable in respect thereof pursuant to the provisions of this Article I, and (ii) the Seller Representative will within one (1) Business Day pay to the holder of such Outstanding Shares the amount of the Closing Cash Payment payable in respect thereof.  In the event of a transfer of ownership of Seller Common Shares that is not registered in the transfer records of Seller, payment may be made to a Person other than the Person in whose name the Seller Common Shares so surrendered is registered, if the record owner of such Seller Common Shares delivers an affidavit, in such form as the Seller Representative may reasonably request (including an indemnity against any claim that may be made against it or Buyer with respect to such Seller Common Shares), that such Seller Common Shares have been properly transferred to the Person requesting payment.  The Person requesting payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of Outstanding Shares or establish to the satisfaction of Buyer that such tax has been paid or is not applicable.  No interest shall be paid or accrue on any cash payable upon surrender of any Outstanding Shares.

(e)                                  No Further Ownership Rights In Seller Common Shares.  The Closing Cash Payment amounts paid in accordance with the terms of this Section 1.11 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Seller Common Shares, other than rights to receive any funds pursuant to the Escrow Agreement or pursuant to any other provision of this Article I.

(f)                                    Undistributed Merger Consideration.  Any portion of the Merger Consideration which remains undistributed to the holders of the Outstanding Shares for twelve (12) months after the Effective Time shall be delivered to Buyer and any holders of Seller Common Shares immediately prior to the Effective Time who have not theretofore complied with this Section 1.11 shall thereafter look only to Buyer for payment of the Merger Consideration, subject to applicable abandoned property, escheat or other similar laws.

(g)                                 No Liability.  None of Buyer, Acquisition Sub, the Surviving Corporation, Seller or the Seller Representative, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

(h)                                 Withholding Rights.  The Surviving Corporation or the Seller Representative, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Seller Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Corporation or the Seller Representative,

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such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Seller Common Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Seller Representative.

1.12.                     Time of the Essence.  The parties hereto acknowledge and agree that, subject only to the express adjournment rights contained herein, time is of the essence in consummating the Merger and the delivery of the Merger Consideration.

1.13.                     Disposition of Certain Properties

(a)                                  Helen Street Property.

(i)                                     With respect to the property at 200 Helen Street in South Plainfield, New Jersey indirectly owned by a Seller Subsidiary (the “Helen Street Property”), at the Fund’s option, the Helen Street Property may be transferred out of the Fund (to an affiliate of the Fund or any other Person, in the sole discretion of the Fund except as otherwise provided below) prior to the Closing, in which case the Closing Cash Payment will be reduced by Forty-One Million, Seven Hundred Twenty-One Thousand Dollars ($41,721,000) (the “Helen Street Value”) multiplied by the Seller Pro Rata Percentage.  Notwithstanding the foregoing, such Seller Subsidiary may sell the Helen Street Property prior to Closing only to a third party which purchases the Helen Street Property for its (or its affiliates’) own use and where neither the Fund nor any Seller Subsidiary has marketed Helen Street Property to such purchaser.  Buyer shall have a reasonable opportunity to review and comment on any material transfer agreement relating to such transfer.

(ii)                                  Prior to the Closing, the Fund may continue to entertain unsolicited offers to buy the Helen Street Property and may negotiate a contract for such purchase as long as the prospective purchaser intends to purchase the Helen Street Property for its (or its affiliates’) own use.  Buyer shall have a reasonable opportunity to review and comment on such contract.  If the Fund (or its wholly owned Subsidiary that directly owns the Helen Street Property) enters into such a binding contract for an all-cash sales price on an arms-length basis, containing customary terms and conditions, for the sale of the Helen Street Property prior to Closing, but does not transfer the Helen Street Property out of the Fund prior to the Closing, then once such transaction is consummated the Buyer will pay, or cause to be paid, to the Seller Representative, for payment to the Stockholders the product of (A) the sale proceeds received by Buyer (or its Subsidiaries) upon the sale of the Helen Street Property (net of third party transaction costs borne by Buyer or its Subsidiaries, including without limitation any taxes due upon such sale and payable by Seller or the applicable Seller Subsidiary (excluding, for the purposes of clarity, any income taxes that may be payable by Seller or any Seller Subsidiary or any of their respective Stockholders, other than any such income taxes payable upon applicability of the exception set forth in Section 5.5(c) hereof under which Buyer could be entitled to treat such income as income from a prohibited transaction as defined in Section 857(b)(6) of the Code) and any prepayment premium due on the Indebtedness Documents encumbering the Helen Street Property, all as estimated in good faith by Buyer and approved by the Seller Representative, which approval will not be

15

unreasonably withheld) in excess of the Helen Street Value, multiplied by (B) the Seller Pro Rata Percentage.  Otherwise, after the Closing, Buyer will entertain unsolicited offers to purchase the Helen Street Property from prospective purchasers that intend to use the Helen Street Property for their (or their affiliates’) own use for net sale proceeds (net of third party transaction costs borne by Buyer or its Subsidiaries, including without limitation any taxes due upon such sale and payable by Seller or the applicable Seller Subsidiary (excluding, for the purposes of clarity, any income taxes that may be payable by Seller or any Seller Subsidiary or any of their respective Stockholders, other than any such income taxes payable upon applicability of the exception set forth in Section 5.5(c) hereof under which Buyer could be entitled to treat such income as income from a prohibited transaction as defined in Section 857(b)(6) of the Code) and any prepayment premium due on the Indebtedness Documents encumbering the Helen Street Property, all as estimated in good faith by Buyer and approved by the Seller Representative, which approval will not be unreasonably withheld) of greater than the Helen Street Value.  In order to eliminate or mitigate the prepayment premium payable under the applicable Indebtedness Documents in connection with the sale of the Helen Street Property, prior to Closing the Fund may, and after Closing Buyer shall use reasonable efforts to, substitute other unencumbered Seller Properties for the Helen Street Property as security under such Indebtedness Documents.

(iii)                               If a binding contract for the sale of the Helen Street Property consistent with the foregoing is made within six months after the Closing and such transaction is consummated (during or after such 6 month period), then Buyer will pay, or cause to be paid, to the Seller Representative, for payment to the Stockholders an aggregate amount of cash equal to the product of (A) one-half of the sale proceeds received by Buyer (or its Subsidiaries) upon the sale of the Helen Street Property (net of third party transaction costs borne by Buyer or its Subsidiaries, including without limitation any taxes due upon such sale and payable by Buyer or the applicable Subsidiary (excluding, for the purposes of clarity, any income taxes that may be payable by Buyer or any Subsidiary or any of their respective subsidiaries, other than any such income taxes payable upon applicability of the exception set forth in Section 5.5(c) hereof under which Buyer could be entitled to treat such income as income from a prohibited transaction as defined in Section 857(b)(6) of the Code), all as estimated in good faith by Buyer and approved by the Seller Representative, which approval will not be unreasonably withheld) in excess of the Helen Street Value multiplied by (B) the Seller Pro Rata Percentage (such product being hereinafter referred to as, the “Helen Street Excess Sale Amount”).  Buyer shall pay, or cause to be paid, to the Seller Representative, for payment to the Stockholders, within three (3) Business Days after the closing of the sale of the Helen Street Property, the Helen Street Excess Sale Amount.

(iv)                              In the event that the Helen Street Property is transferred out of the Fund prior to the Closing, then the Fund may also dispose of its rights (and any rights of its Subsidiaries) to receive any amounts from the two escrows established by 200 Helen Street, LLC, the prior owner of the Helen Street Property, and the Seller Subsidiary that owns the Helen Street Property (A) intended to cover rent (which escrow has an approximate current balance of $2,400,000) (the “Helen Street Rent Escrow”) and (B) intended to reimburse the Fund (or its Subsidiaries) for the cost of certain improvements

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(which escrow has an approximate current balance of $200,000) (the “Helen Street Improvements Escrow”).  If the Helen Street Property is not transferred out of the Fund prior to Closing and there is a final judgment in or settlement of the litigation involving the Helen Street Rent Escrow and/or the Helen Street Improvements Escrow within three years following the Closing, then the following shall apply:

(A)                              If the full amount of the Helen Street Rent Escrow is recovered by the Fund, then an amount equal to the product of (X) $43,243.16 for the month of April 2005 and $206,643.76 for each month thereafter until the Closing multiplied by (Y) the Seller Pro Rata Percentage shall be paid to the Seller Representative for payment to the Stockholders in the same manner as the Helen Street Excess Sale Amount, and the balance of the Helen Street Rent Escrow so recovered shall be retained by the Fund except to the extent provided in the Partnership Agreement.

(B)                                If less than all of the Helen Rent Street Escrow is recovered by the Fund pursuant to such final judgment or settlement, then the amount so recovered shall be divided between the Seller Representative (for payment to the Stockholders) and the Fund in the same proportion that they would have divided the recovery of the full Helen Street Rent Escrow pursuant to (A) above (except to the extent provided in the Partnership Agreement).

(C)                                There shall be paid to the Seller Representative for payment to the Stockholders in the same manner as the Helen Street Excess Sale Amount an amount equal to the product of (X) the amount recovered from the Helen Street Improvements Escrow multiplied by (Y) the Seller Pro Rata Percentage, and the balance shall be paid pursuant to the Partnership Agreement.

Notwithstanding the foregoing, all out-of-pocket expenses (excluding any internal allocated costs) incurred by Buyer after the Closing in connection with the litigation or settlement of the Helen Street Rent Escrow (which are not otherwise paid or reimbursed to Buyer from a third party) shall be deducted from the Helen Street Rent Escrow prior to any payments made in accordance with the foregoing.  Unless otherwise agreed to by the Seller Representative (acting on behalf of the Stockholders), if the Helen Street Property is sold after the Closing, Buyer will, as a condition to such sale, require the purchaser to agree to submit any payments it receives upon a final judgment in or settlement of the litigation involving the Helen Street Rent Escrow or the Helen Street Improvements Escrow to Buyer so that Buyer may pay such amounts to the Seller Representative or pursuant to the Put/Call Agreement as set forth above.

(b)                                 Baltimore Property.  With respect to the Seller Property owned by a Seller Subsidiary and upon which such Seller Subsidiary is developing building improvements comprising approximately 139,424 net rentable square feet (the “Baltimore Property”), if the Baltimore Property is sold within twelve months after the Closing, Buyer will pay, or cause to be

17

paid, to the Seller Representative, for payment to the Stockholders, an aggregate amount of cash equal to the product of (A) the sum of (i) the first Three Hundred Thousand Dollars ($300,000) of the sale proceeds received by Buyer (or its Subsidiaries) upon the sale of the Baltimore Property (net of third party transaction costs, including without limitation any taxes due upon such sale, all as estimated in good faith by Buyer and approved by the Seller Representative, which approval will not be unreasonably withheld) in excess of Thirty Million Seven Hundred Thousand Dollars ($30,700,000), plus (ii) fifty percent (50%) of such excess sale proceeds that are in excess of Six Hundred Thousand Dollars ($600,000), multiplied by (B) the Seller Pro Rata Percentage (such product hereinafter being referred to as the “Baltimore Property Excess Sale Amount”).  Buyer shall pay, or cause to be paid, to Seller Representative, for payment to the Stockholders, within three (3) Business Days after the closing of the sale of the Baltimore Property, the Baltimore Property Excess Sale Amount.  If the tenant at the Baltimore Property commences payment of rent prior to June 1, 2006, then Buyer shall pay, or cause to be paid, to the Seller Representative, for payment to the Stockholders, promptly upon receipt, an amount equal to the product of (A) fifty percent (50%) of the base rent collected from such tenant with respect to the period prior to June 1, 2006, multiplied by (B) the Seller Pro Rata Percentage.

(c)                                  Taxable REIT Subsidiary Election.  Buyer may make, or require Seller to make or cause to be made, an election under Section 856(l) of the Code, effective as of the Closing Date, to treat the Seller Subsidiary owning the Baltimore Property for federal income tax purposes as a “taxable REIT subsidiary” and Seller shall cooperate in connection with making such election.

1.14.                     Certain Pending Property Acquisitions.

(a)                                  If Buyer has elected to delay the Closing Date pursuant to Section 1.2 and, during such delay, the Fund is required to make a non-refundable deposit (or has a refundable deposit previously made converted into a non-refundable deposit) under a contract to purchase an additional property, which property has been reasonably approved for purchase by Buyer in accordance with the standard set forth on Schedule 1.14(a) hereto, then Buyer will have the right to require either that (i) the Fund keep such contract in place and, to the extent applicable, purchase such property prior to Closing in accordance with such contract, in which case the Closing Cash Payment shall be increased by an aggregate amount equal to the product of (A) all reasonable, third party out-of-pocket costs (including, without limitation, legal expenses) expended by the Fund in connection with such purchase and funded deposits to the extent not included in adjustments pursuant to Section 1.8, multiplied by (B) the Seller Pro Rata Percentage, or (ii) forfeit such deposit, in which case the Closing Cash Payment shall be increased by an aggregate amount equal to the product of (A) all deposits so forfeited up to an aggregate cap of $750,000, multiplied by (B) the Seller Pro Rata Percentage.

(b)                                 If the Fund keeps a contract to purchase an additional property in place pursuant to clause (i) of the first sentence of Section 1.14(a), then the Fund (and any Subsidiary also entering into such contract) will enter into a side letter agreement with Cabot Properties, Inc. in the form of Exhibit E, pursuant to which Cabot Properties, Inc. or its designated affiliate will have the right to purchase such property within 60 days after the later of the Closing Date or the date on which the Fund (or one of its Subsidiaries) closes on such property.

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(c)                                  Cabot has entered into a purchase and sale agreement on behalf of the Fund for the purchase of the property known as 212th Street, Seattle, Washington (the “Seattle Property”), for a purchase price of $9,025,000, a true and complete copy of which purchase and sale agreement has been provided by Seller to Buyer.  If the Fund or a Seller Subsidiary has not closed on the acquisition of the Seattle Property prior to Closing, then (i) the purchase and sale agreement for the Seattle Property shall be assigned to the Fund as of Closing and the Fund shall assume all obligations of Cabot under such purchase and sale agreement pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Seller and Buyer, (ii) the Closing Cash Payment shall be decreased by the product of (A) $12,932,000 multiplied by (B) the Seller Pro Rata Percentage and (iii) Cabot’s rights with respect to the deposit funded by Cabot pursuant to such purchase and sale agreement shall be transferred to the Fund and the amount of such deposit shall be included in the Current Assets of Seller in the determination of Estimated Closing Adjusted Working Capital and Closing Adjusted Working Capital to the extent not otherwise accounted for in the prorations and adjustments pursuant to Section 1.8.  Upon the closing of the purchase of the Seattle Property by the Fund or a Seller Subsidiary or other affiliate of Buyer after Closing, Buyer shall pay to the Seller Representative, for payment to the Stockholders, within three (3) Business Days after such closing, an amount in cash equal to the product of (A) $3,907,000, less any transfer taxes, title insurance premiums and other third party out-of-pocket costs reasonably borne by the Fund or the Seller Subsidiary or such affiliate of Buyer in connection with such closing, multiplied by (B) the Seller Pro Rata Percentage.

1.15.                     Post-Closing Execution of Exhibit K Leases.  To the extent that any lease described on Exhibit K that was not fully executed as of Closing is subsequently executed by the applicable tenant and the Fund or applicable Seller Subsidiary or other transferee affiliate of Buyer on substantially the same terms as set forth in Exhibit K for such lease and the payment of rent under such lease commences within the number of months set forth in Exhibit K for such lease, then Buyer shall pay, or cause to be paid, to the Seller Representative, for payment to the Stockholders, within three (3) Business Days after payment of rent commences an amount in cash equal to the product of (A) the monthly rent shown on Exhibit K for such lease, multiplied by (B) the difference between (i) the number of months set forth for such lease on Exhibit K and (ii) the number of months (or portions of months) that have expired since the Closing prior to the commencement of payment of rent, multiplied by (C) the Seller Pro Rata Percentage.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer and Acquisition Sub as follows:

2.1.                            Organization, Standing and Power of Seller.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Maryland.  Seller has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.  Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect.  Seller has delivered to Buyer complete and correct copies of the Articles of Incorporation of Seller (the “Seller Charter”) and the Amended and Restated Bylaws

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of Seller (“Seller Bylaws”), in each case, as amended or supplemented.  The Seller Charter and Seller Bylaws are each in full force and effect.

2.2.                            Seller Subsidiaries.

(a)                                  Schedule 2.2(a) sets forth (i) each Subsidiary of Seller (the “Seller Subsidiaries”), (ii) the ownership and voting interest therein of Seller, (iii) the identity and ownership and voting interest of each of the other owners, partners, members, managers, officers, directors and trustees of such Seller Subsidiary, (iv) each property owned or leased by such Subsidiary, and (v) if not wholly owned by such Subsidiary, the identity and voting and ownership interest of each of the other owners of such property.  As used in this Agreement, “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) 50% or more of the outstanding capital stock or other voting or equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity; provided that, with respect to Seller, the Fund shall be a Subsidiary.  As used herein, “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(b)                                 Except as set forth in Schedule 2.2(b), (i) all of the outstanding shares of capital stock of each Seller Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Seller or by another Seller Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever, other than with respect to Taxes not yet due and payable (collectively, “Liens”) and (ii) all equity and voting interests in each Seller Subsidiary that is a partnership, joint venture, limited liability company, trust or other legal entity (other than a corporation) which are owned by Seller and/or by another Seller Subsidiary are owned free and clear of all Liens and Seller or such other Seller Subsidiary is a properly admitted partner, member or similar Person of such entity.  Each Seller Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Seller Subsidiary that is a partnership, limited liability company, trust or other legal entity (other than a corporation) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.  Each Seller Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Seller Material Adverse Effect and in each jurisdiction where a property owned by such Seller Subsidiary is located.  Complete and correct copies of the charter, bylaws, organization documents and partnership, joint venture, limited liability company agreements or similar governing documents of each Seller Subsidiary, as amended, have been previously delivered or made available to Buyer.  All such documents are in full force and effect.

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2.3.                            Capital Structure.

(a)                                  The authorized shares of capital stock of Seller consist of 1,000,000 shares of common stock, $0.01 par value per share, 209,337 of which are issued and outstanding and 1,000,000 shares of excess stock, $0.01 par value per share, none of which are issued or outstanding.  There are no shares of capital stock of Seller held in the treasury of the Seller and no shares of capital stock of Seller are currently reserved for issuance for any purpose or upon the occurrence of any event or condition.

(b)                                 All outstanding shares of Seller’s capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no bonds, debentures, notes, other indebtedness or other securities of Seller having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Stockholders may vote.

(c)                                  Except as set forth in Schedule 2.3(c), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Seller or any Seller Subsidiary is a party or by which such entity is bound, obligating Seller or any Seller Subsidiary to issue, deliver, vote, acquire, transfer or sell, or cause to be issued, delivered, voted, acquired, transferred or sold, shares of capital stock (or securities convertible into or exchangeable for any such shares), securities or other ownership or voting interests of Seller or any Seller Subsidiary or to admit any other Person as a partner, member, trustee or similar Person with respect to any Seller Subsidiary or otherwise relating to the management or operation of Seller or a Seller Subsidiary or obligating Seller or any Seller Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Seller or a Seller Subsidiary).

(d)                                 All dividends or distributions on Seller Common Shares or partnership interests in the Fund that have been declared have been paid in full.

(e)                                  Neither the Seller or the Fund has entered into any registration rights agreements pursuant to which Seller or the Fund is obligated to register any securities under the Securities Act of 1933, as amended.

(f)                                    Except as set forth in Schedule 2.3(f), no Person has ever been a stockholder, partner or member, or owned any securities or other voting or ownership interest, including without limitation, options, warrants or other rights, in the Fund or any other Seller Subsidiaries.  Neither Seller, the Fund nor any other Seller Subsidiary has succeeded to the liabilities of any other Person by operation of law pursuant to a purchase of assets, securities or other voting or ownership interests, merger, consolidation or similar transaction.

(g)                                 The minute book and stockholder, partner, member and ownership records of each of the Seller, the Fund and the other Seller Subsidiaries have been made provided by Seller to Buyer and are true, correct and complete in all material respects.

(h)                                 Except as set forth in Schedule 2.3(h), neither Seller, the Fund nor any other Seller Subsidiary owns or has ever owned any assets other than the Seller Properties or

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shares of capital stock, partnership interests, membership interests, other securities or other voting or ownership interests of the Seller, the Fund or any Seller Subsidiaries.

(i)                                     All capital stock, voting and ownership interests and other securities in Seller and the Seller Subsidiaries have been issued in compliance in all material respects with all applicable Laws.

2.4.                            Other Interests.  Except for interests in the Seller Subsidiaries, neither Seller nor any Seller Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities).

2.5.                            Authority; Noncontravention; Consents.

(a)                                  Seller has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite stockholder approval of the Merger, to consummate the transactions contemplated by this Agreement to which Seller is a party.  The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations under this Agreement to which Seller is a party have been duly authorized by all necessary action on the part of Seller, except for and subject to stockholder approval.  This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

(b)                                 Except as set forth in Schedule 2.5(b) and except as may result from any facts or circumstances relating solely to Buyer (including, without limitation, its sources of financing), and assuming that all consents, approvals, authorizations and other actions set forth on Schedule 2.5(b) have been obtained and all filings and notifications set forth on Schedule 2.5(b) have been made, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated by this Agreement to which Seller is a party and compliance by Seller with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under or result in the creation of any Lien upon any of the properties or assets of Seller or any Seller Subsidiary under:

(i)                                     the Seller Charter or the Seller Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any Seller Subsidiary, each as amended or supplemented;

(ii)                                  any Indebtedness Document, material reciprocal easement agreement, material Seller Space Lease or other material agreement, instrument, permit, concession, franchise or license applicable to Seller or any Seller Subsidiary or their respective properties or assets; or

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(iii)                               subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) that is material and applicable to Seller or any Seller Subsidiary, or their respective properties or assets.

No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to Seller or any Seller Subsidiary in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement, except for (i) the acceptance for record of the Articles of Merger by the Department, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Schedule 2.5(b), and (iii) such filings as may be required, if any, under (x) Laws requiring transfer, recordation or gains tax filings or (y) federal, state or local environmental Laws.

2.6.                            Financial Statements; Undisclosed Liabilities.

(a)                                  The Seller has delivered to Buyer (i) an unaudited balance sheet of the Seller and, on a consolidated basis, an audited balance sheet of the Fund and the other Seller Subsidiaries as of December 31, 2004, and related statements of operations, statements of partners’ and stockholders’ equity, and statements of cash flows, each as of the year ended December 31, 2004, and (ii) unaudited balance sheets of the Seller and, on a consolidated basis, the Fund and the other Seller Subsidiaries as of March 31, 2005 (the “Most Recent Balance Sheets”), and related statements of operations, statements of partners’ and stockholders’ equity, and statements of cash flows, each as of the three months ended March 31, 2005, all of which are attached hereto as Schedule 2.6(a) (collectively, the “Financial Statements”).

(b)                                 The Financial Statements have been prepared in accordance with GAAP consistently applied on a fair value basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects, in accordance with the applicable requirements of GAAP consistently applied on a fair value basis, the financial positions of Seller and the Fund, as of the dates thereof and the results of operations and cash flows for the period then ended.  Except as set forth in Schedule 2.6(b), Seller has no Subsidiaries which are not consolidated with the Fund for accounting purposes.  Except as set forth on Schedule 2.6(b), the Seller has no material liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) (“Liabilities”), except for (i) liabilities stated or adequately reserved against on the Most Recent Balance Sheets, (ii) liabilities that arose in the ordinary course of business after the date of the Most Recent Balance Sheets substantially consistent with past practice, and (iii) liabilities under the Seller’s or any Seller Subsidiary’s existing contracts and agreements disclosed pursuant to Section 2.15 hereof but not required to be disclosed pursuant to GAAP.

2.7.                            Absence of Certain Changes or Events.  Except as disclosed in Schedule 2.7, since the date of the Most Recent Balance Sheets, Seller and the Seller Subsidiaries have conducted their business only in the ordinary course consistent with past practices (including the acquisition of properties and issuance of securities) and there has not been:

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(a)                                  any Seller Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time will result in a Seller Material Adverse Effect;

(b)                                 except for distributions in June 2005 of $13.15 per Seller Common Share, in each case with customary record and payment dates, all of which have been paid, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) or redemption or other acquisition with respect to the Seller Common Shares or the partnership interests in the Fund;

(c)                                  any split, combination or reclassification of the Seller Common Shares or any ownership or voting interest in any Seller Subsidiary or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Seller or an ownership or voting interest in, any Seller Subsidiary;

(d)                                 any damage to, destruction or loss of any asset or property of Seller or the Seller Subsidiaries in excess of $50,000, whether or not covered by insurance;

(e)                                  any material change in accounting methods, principles or practices by Seller or any Seller Subsidiary, except insofar as may have been required by a change in GAAP consistently applied on a fair value basis;

(f)                                    any waiver, release or cancellation of any material claims against third parties or material debts owing to it, or any rights which have any material value,

(g)                                 any material transaction with affiliates of Seller or any Seller Subsidiary (including Cabot);

(h)                                 any transfer, acquisition, or encumbrance of any real estate or other material assets;

(i)                                     any material Tax election or settlement or compromise of any material federal, state, local or foreign Tax liability, or waiver or extension of the statute of limitations in respect of any such material Taxes;

(j)                                     any settlement or compromise of any material suits or claims of liability against the Seller, any Seller Subsidiary or any of their respective directors, officers, managers, partners, trustees, employees or agents in their capacity as such;

(k)                                  any termination or material modification of any Seller Space Lease or material Contract;

(l)                                     any amendment to the Seller Charter or Seller Bylaws, or any amendment to the organizational documents of any Seller Subsidiary; or

(m)                               incurrence or guaranty of a material amount of Indebtedness or other liability by Seller or any Seller Subsidiary.

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2.8.                            Litigation.  Except as disclosed in Schedule 2.8, there is no suit, action or proceeding pending (in which service of process has been received by Seller or a Seller Subsidiary) or, to the Knowledge of Seller, threatened in writing, against or affecting Seller or any Seller Subsidiary or any of their respective assets or properties involving a claim in excess of $50,000, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Seller or any Seller Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.  None of the Seller, the Fund or any other Seller Subsidiary has entered into any agreement to settle or compromise any suit, action or proceeding that is or was pending or threatened against it which has involved any obligation other than the payment of money that has been paid or for which the Seller, the Fund or any other Seller Subsidiary has any continuing material obligation after the date hereof.

2.9.                            Properties.

(a)                                  The properties identified in Schedule 2.2(a) (the “Seller Properties”) are all of the real estate properties owned or ground leased by Seller and the Seller Subsidiaries.  Schedule 2.9(a) lists each of the Seller Properties which are under development as of the date of this Agreement and describes generally the status of such development as of the date hereof.

(b)                                 Seller has previously delivered or made available to Buyer copies of all owner’s policies of title insurance (collectively the “Title Policies”) issued insuring the Seller’s or the applicable Seller Subsidiary’s interest in the Seller Properties which are identified on Schedule 2.2(a).

(c)                                  Except as provided in Schedule 2.9(c) neither Seller nor any Seller Subsidiary has received written notice (i) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Seller Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Seller Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Seller Properties has not been obtained and is not in full force and effect or (ii) of any currently outstanding violation in any material respect of any Law with respect to, or of any material restriction, covenant or similar material agreement affecting, any of the Seller Properties.

(d)                                 Except as provided in Schedule 2.9(d), neither Seller nor any Seller Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Seller Properties or (ii) any zoning, building or similar Law, code, ordinance, order or regulation is or will be violated in any material respect by the continued maintenance, operation or use of any buildings or other improvements on any of the Seller Properties or by the continued maintenance, operation or use of the parking areas.

(e)                                  The rent roll previously provided by Seller to Buyer (the “Seller Rent Roll”) lists each Seller Space Lease in effect as of April 29, 2005.  “Seller Space Lease” means each lease, license or other right of occupancy affecting or relating to a property in which Seller

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(or any Seller Subsidiary) is the landlord, either pursuant to the terms of the lease agreement or as successor to any prior landlord, but excluding any Ground Lease.  The Seller Rent Roll is in the form customarily used by Seller in its ordinary course of business.  Except as set forth on Schedule 2.9(e), neither Seller or any Seller Subsidiary, on the one hand, nor, to the Knowledge of Seller, any other party, on the other hand, is in material default under any Seller Space Lease.  Except as set forth on Schedule 2.9(e), all improvements required to be constructed by the applicable Seller Subsidiary under each Seller Space Lease has been completed and the applicable tenant has accepted its space.  The foregoing representations regarding defaults and improvements of Seller or any Seller Subsidiary under Seller Space Leases shall be of no force or effect to the extent that an estoppel certificate subsequently received by Buyer from the applicable tenant stipulates as to the absence of defaults or the completion of improvements and the acceptance of space, as applicable.  There are no leases (other than Ground Leases) entered into by Seller or any Seller Subsidiary (or any predecessor owner of a Seller Property) in force for the Seller Properties other than the Seller Space Leases.  The Seller Space Leases made available to Buyer are true, correct and complete copies of all the existing Seller Space Leases.  Except as set forth in Schedule 2.9(e), no tenant has paid any rent more than thirty (30) days in advance (other than payment of security deposits consistent with the Seller Space Leases).

(f)                                    Except for leasing commissions, tenant improvement allowances and tenant improvement commitments (including capital improvements required under leases) incurred prior to the date hereof for which Seller is responsible as a Pro-Rated Item or incurred in connection with new leases entered into pursuant to Section 4.1(w) or (x), there are no rental, lease, or other commissions now due and payable or which will become due or payable with respect to the current term of any of the Seller Space Leases or, except as provided in the leasing agreements set forth in Schedule 2.9(e), in connection with any renewals or extensions of such terms, and no unpaid or pending tenant improvement costs or other concessions now due or payable in connection with any of the Seller Space Leases or which will become due or payable.

(g)                                 Seller has delivered or made available to Buyer during the Due Diligence Period true, correct and complete copies of all supply, maintenance and service agreements relating to the management, maintenance, and operation of the Seller Properties other than contracts which can be terminated within thirty (30) days without penalty or premium (collectively, the “Service Contracts”).  To Seller’s Knowledge, there is no existing material default under any Service Contracts.  Schedule 2.9(g) lists each Service Contract which provides for payments by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 in any one year period, or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000 in any one year period, and any other Service Contract which is not terminable by Seller or the applicable Seller Subsidiary on thirty (30) days notice or less without penalty.

(h)                                 Schedule 2.9(h) lists all ground leases (each a “Ground Lease”) to which any of the Seller Properties are subject.  Neither Seller or any Seller Subsidiary, on the one hand, nor, to the Knowledge of Seller, any other party, on the other hand, is in material default under any Ground Lease.   The copies of the Ground Leases made available to Buyer are true, correct and complete copies of Ground Leases.

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(i)                                     Neither Seller, the Fund nor any Seller Subsidiary has sold or otherwise disposed of any real estate properties other than that certain property known as 2800 Peterson Place, Atlanta, Georgia (the “Atlanta Property”), which was sold to a user of such property pursuant to an unsolicited offer to purchase.

2.10.                     Environmental Matters.  Seller has previously delivered or made available to Buyer complete copies of all final versions of environmental investigations and testing or analysis made by or on behalf of Seller or any of the Seller Subsidiaries that are in the possession of any of them with respect to the environmental condition of the Seller Properties (the “Environmental Reports”).  Except as set forth in the Environmental Reports and Schedule 2.10, neither Seller nor any Seller Subsidiary has made any report or disclosure to any Governmental Entity relating to any hazardous materials contamination.

2.11.                     Employee Benefits.

(a)                                  None of Seller, any of the Seller Subsidiaries, or any ERISA Affiliate of Seller or any Seller Subsidiary, maintains, sponsors, is a party to, participates in, has a commitment to create or has any liability or contingent liability with respect to:

(i)                                     any employee benefit plan or employee welfare benefit plan (as those terms are defined in section 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

(ii)                                  any retirement or deferred compensation plan, incentive compensation plan, stock plan, retention plan or agreement, unemployment compensation plan, vacation pay, change in control, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any fringe benefit arrangements for any current or former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan (as defined in section 3(3) of ERISA); or

(iii)                               any employment agreement or consulting agreement with an individual.

For purposes of this Section 2.11, the term “ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the Code.  Neither Seller nor any of the Seller Subsidiaries has any employees.

(b)                                 Equity participation in the Seller and in each Seller Subsidiary by benefit plan investors is not significant (as such terms are defined in 29 C.F.R. Section 2510.3-101 (the “Plan Assets Regulation”)).  At all time since the Seller’s formation, the assets of the Seller and the Seller Subsidiaries have not been treated as plan assets (as such term is defined in the Plan Assets Regulation).

2.12.                     Taxes.  Notwithstanding anything to the contrary in this Article II, Section 2.12 shall be the sole representation and warranty of the Seller with respect to Taxes.  The

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representations and warranties contained in Sections of Article II other than this Section 2.12 shall be deemed to exclude any representation or warranty insofar as such representation or warranty relates to Taxes.

(a)                                  Each of Seller and the Seller Subsidiaries (A) has timely filed all material Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate, correct and complete in all material respects, and (B) has paid (or Seller has paid on its behalf) all material Taxes as required to be paid by it, on or before the date hereof.  Neither Seller nor any Seller Subsidiary is the subject of any audit, examination or other proceeding in respect of U.S. federal income Taxes, and neither Seller nor any Seller Subsidiary has received written notice that any such audit, examination or other proceeding is being considered by any Tax authority.  No deficiencies for any material Taxes have been asserted or assessed (or, to the Knowledge of Seller, proposed) against Seller or any of the Seller Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.  Each of the Seller and the Seller Subsidiaries has withheld all material Taxes required to be withheld by it, and has paid over to the relevant Tax authority within the time period prescribed by Law any Taxes withheld as required by applicable law or regulation.  There are no Liens for Taxes on the assets or properties of the Seller or the Seller Subsidiaries, except Liens for Taxes not yet due.  Neither the Seller nor any of the Seller Subsidiaries is bound by or has any obligation under any Tax sharing or Tax indemnification agreement or any liability for the Taxes of any person (other than Seller and the Seller Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor or otherwise.  As used in this Agreement, “Taxes” shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

(b)                                 Seller (i) for the taxable years commencing with the taxable year ended December 31, 2003 to and including the taxable year ended December 31, 2004 has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2004 to the date of this representation, and intends to continue to operate, in such a manner as to permit it to continue to qualify as a REIT, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and no such challenge is pending or, to Seller’s Knowledge, has been threatened.  No Seller Subsidiary is or has at any time been a corporation (or an entity that would, under applicable federal income tax principles, be classified as an association or a publicly traded partnership taxable as a corporation).  Seller does not hold any asset the disposition of which would subject the Seller to tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code or any elections made thereunder.  Seller is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

(c)                                  As of the date of this representation, Seller does not have any earnings and profits attributable to any “non-REIT year” (within the meaning of Section 857 of the Code) of the Seller or any other corporation.

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(d)                                 Seller and the Seller Subsidiaries have disclosed to the Internal Revenue Service (the “IRS”) all positions taken on its U.S. federal income Tax returns which could give rise to a substantial understatement of Tax under Section 6662 or Section 6662A of the Code.

(e)                                  None of the Seller Properties were acquired by the Seller or the applicable Seller Subsidiary primarily for sale to customers in the ordinary course of a trade or business within the meaning of Section 1221(a)(1) of the Code.

(f)                                    Solely for purposes of the indemnification provided in Section 7.2 of this Agreement, the representations and warranties contained in this Section 2.12 shall be deemed to have been made without any qualification therein as to materiality.  The incurrence by the Seller or any Seller Subsidiary of any Taxes shall not be considered a breach of any representation or warranty contained in this Section 2.12 to the extent that (i) such Taxes were taken into account in the Post-Closing Balance Sheet; or (ii) such Taxes would not have been incurred but for any action taken or omitted to be taken by the Buyer, the Seller or any Seller Subsidiary on the Closing Date but after the Effective Time or after the Closing Date, including but not limited to any breach by the Buyer of any of its covenants contained in Section 5.5 of this Agreement.

2.13.                     Broker.  No broker, investment banker, financial advisor, finder or other Person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby pursuant to arrangements made by or on behalf of Seller or any Seller Subsidiary or an affiliate of any of them (including Cabot).

2.14.                     Compliance with Laws.  Neither Seller nor any of the Seller Subsidiaries has received any written notice that it is in violation of or has failed to comply with any Law applicable to its business or operations and, to the Seller’s Knowledge, neither Seller nor any Seller Subsidiary is in violation of or has failed to comply with any Law applicable to its business or operations in any material respect; provided, however, that nothing in this Section 2.14 is intended to address the compliance of the Seller Properties with respect to any such matters, which compliance is addressed in Section 2.9(c).

2.15.                     Contracts; Debt Instruments.

(a)                                  Neither Seller nor any Seller Subsidiary is in monetary default or material nonmonetary default under any Indebtedness Documents, and neither Seller nor any Seller Subsidiary has received written notice that Seller or any Seller Subsidiary is in violation of or in default any other material contract, agreement, arrangement or understanding to which it is a party or by which it or any of the Seller Properties or other material assets is bound (“Contract”; the term “Contract” as used in this Agreement shall not be deemed to include Service Contracts, which are addressed in Section 2.9).  The foregoing representation regarding monetary or material nonmonetary defaults of Seller or any Seller Subsidiary under any Indebtedness Documents shall be of no force or effect to the extent that an estoppel certificate subsequently received by Buyer from the applicable lender stipulates as to the absence of such defaults.

(b)                                 Schedule 2.15(b) sets forth a list of each loan or credit agreement, note, bond, mortgage, indenture, and any other agreement or instrument pursuant to which any Indebtedness of Seller or any of the Seller Subsidiaries, other than Indebtedness payable to Seller

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or a Seller Subsidiary, is outstanding or may be incurred (“Indebtedness Documents”).  For purposes of this Section 2.15, “Indebtedness” shall mean (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (v) guarantees of any Indebtedness of any other Person, (vi) all obligations evidenced by bonds, debentures, notes or other similar instruments, (vii) all obligations issued or assumed as the deferred purchase price of property or services, and (viii) all monetary obligations of others secured by a Lien on property or assets of Seller, the Fund or another Seller Subsidiary, whether or not the obligations secured thereby have been assumed.

(c)                                  To the extent not set forth in response to the requirements of Section 2.15(b), Schedule 2.15(c) sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Seller or any Seller Subsidiary is a party or an obligor with respect thereto.

(d)                                 Except as set forth in Schedule 2.15(d), neither Seller nor any Seller Subsidiary is a party to any material agreement relating to the management of any Seller Property by any Person.

(e)                                  Neither Seller nor any of the Seller Subsidiaries is a party to any agreement pursuant to which Seller or any Seller Subsidiary manages or provides services with respect to any real properties other than Seller Properties.

(f)                                    Seller has delivered to Buyer prior to the date of this Agreement a true, correct and complete copy of its current capital budget relating to budgeted construction for the Baltimore Property.  Schedule 2.15(f) lists all material agreements entered into by Seller or the applicable Seller Subsidiary relating to the development or construction of the Baltimore Property or the Columbus Development which are currently in effect.

(g)                                 Schedule 2.15(g) lists all agreements entered into by Seller or any Seller Subsidiary providing for the sale of, or option to sell, any Seller Properties, or any voting or ownership interest in any entity, or the purchase of, or option to purchase, by Seller or any Seller Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate or other material assets, or any voting or ownership interest in any entity.

(h)                                 Except as set forth in Schedule 2.15(h), neither Seller nor any Seller Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement whereby it sold any real estate or any material asset previously owned, directly or indirectly, by Seller or any Seller Subsidiary, or (B) to pay any additional purchase price for any of the Seller Properties, or any equity or ownership interest in any entity.

(i)                                     Except as set forth in Schedule 2.15(i), neither Seller nor any of the Seller Subsidiaries is party to any Contract which (i) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 in any one year period or provides for

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the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000, or (ii) is not terminable on thirty days notice or less without penalty;

(j)                                     Except as set forth in Schedule 2.15(j), neither Seller nor any of the Seller Subsidiaries is party to any Contract of any kind with any employee, manager, partner, officer or director or affiliate (including Cabot) of the Seller or any Seller Subsidiary;

(k)                                  Except as set forth in Schedule 2.15(k), neither Seller nor any of the Seller Subsidiaries is party to any Contract involving any restrictions with respect to the geographical area of operations or scope or type of business of the Seller or any Seller Subsidiary;

(l)                                     Except as set forth in Schedule 2.15(l) and except as set forth in Indebtedness Documents, neither Seller nor any of the Seller Subsidiaries is party to any power of attorney or agency agreement or arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Seller or any Seller Subsidiary or the Seller or any Seller Subsidiary is granted the authority to act for or on behalf of any Person;

(m)                               True and correct copies of the Contracts listed in the Schedules set forth in this Section 2.15 have been provided to Buyer.

2.16.                     Bank Accounts.  Schedule 2.16 sets forth an accurate and complete list of the names and locations of each bank or other financial institution at which the Seller or any Seller Subsidiary has an account (giving the account numbers) or safe deposit box which will not be closed at or prior to Closing and the names of all Persons authorized to draw thereon or have access thereto, and the names of all Persons, if any, now holding powers of attorney or comparable delegation of authority from the Seller or any Seller Subsidiary and a summary statement thereof.

2.17.                     Insurance.

(a)                                  Schedule 2.17(a) contains an accurate and complete list of all policies of fire, liability, medical, workers’ compensation, title and other forms of insurance owned, held by or applicable to the Seller, any Seller Subsidiary or any of their respective assets or businesses, including all occurrence-based policies applicable to the Seller, any Seller Subsidiary or their respective assets or businesses for all periods prior to the Closing Date, and Seller has heretofore delivered or made available to Buyer accurate and complete copies of all such policies.  All premiums with respect thereto covering all periods up to and including the Closing Date have been paid.  To Seller’s Knowledge, all such policies are valid, in full force and effect and enforceable, and no notice of cancellation or termination has been received with respect to any such policy.  To Seller’s Knowledge, such policies are sufficient for compliance with (i) all material requirements of Law and (ii) all material agreements to which the Seller or any Seller Subsidiary is a party.  Except as set forth in Schedule 2.17(a), neither the Seller nor any Seller Subsidiary has been refused any insurance with respect to its assets or operations.

(b)                                 Schedule 2.17(b) contains an accurate and complete list of all claims in excess of $50,000 which have been made by the Seller or any Seller Subsidiary since December 31, 2002 under any workers’ compensation, general liability, property or other insurance policy applicable to the Seller, any Seller Subsidiary or any of their respective assets or businesses.

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Such claim information includes the following information with respect to each accident, loss or other event: (a) the identity of the claimant; (b) the date of the occurrence; (c) the status as of the report date; and (d) the amount claimed.

2.18.                     Capital Improvements.  Schedule 2.18 describes all the capital improvements or purchases or other capital expenditures which the Seller or any Seller Subsidiary has committed to or contracted for and which have not been completed and the cost and expense reasonably estimated to complete such work and purchases.

2.19.                     State Takeover Statutes.  Seller has taken all action necessary to exempt the transactions contemplated by this Agreement between Buyer and Seller and its affiliates from the operation of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation applicable to such transactions (each a “Takeover Statute”).

2.20.                     Disclaimer; Seller’s Knowledge; Disclosure; Material Adverse Effect.

(a)                                  Seller does not make, and has not made, any representations or warranties relating to it, the Seller Subsidiaries, the Seller Properties, or the operations or businesses of the Seller and the Seller Subsidiaries or the businesses or operations conducted on, at or with respect to the Seller Properties, or otherwise in connection with the transactions contemplated hereby, other than those expressly made by Seller in Sections 2.1 through 2.19 and the certificates delivered pursuant to Section 6.2.  Other than as expressly set forth in this Agreement and the certificates delivered pursuant to Section 6.2, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of any Seller Property, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of such Seller Property, and the suitability thereof and of any Seller Property for any and all activities and uses that the Buyer may elect to conduct thereon, and the existence of any hazardous materials thereon, (ii) the compliance of any Seller Property with any law, rule, regulation or ordinance to which the Seller Property or the owner thereof is or may be subject, (iii) the condition of title to the Seller Property or the nature and extent of any right of way, lease, license, reservation or contract, (iv) the profitability or losses or expenses relating to any Seller Property and the businesses conducted in connection therewith, (v) the value of any Seller Property, (vi) the existence, quality, nature or adequacy of any utility servicing any Seller Property, (vii) the physical condition of any Seller Property, (viii) whether any Lease will be in force or effect as to any tenant on the Closing Date or that any tenant thereunder will have performed all of its obligations thereunder through the Closing Date, and (ix) the legal or tax consequences of this Agreement or the transactions contemplated hereby.

(b)                                 Without limiting the generality of the foregoing, except only as expressly set forth in those representations and warranties made in Sections 2.1 through 2.19 hereof and the certificates delivered pursuant to Section 6.2, (i) Seller has not made, and shall not be deemed to have made, any representations or warranties in any presentation of the businesses (including without limitation any management presentation or property or facility tour) in connection with the transactions contemplated hereby, and (ii) no statement made in any such presentation (including without limitation any management presentation or property or facility

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tour) shall be deemed a representation or warranty hereunder or otherwise.  It is understood that any cost estimates, projections or other predictions, any data, any financial information, document, reports, sales brochure or other literature, maps or sketches, financial information or statements, or presentations (including without limitation any management presentation or property or facility tour), or any memoranda or offering materials are not and shall not be deemed to be or to include representations or warranties of Seller, and the Buyer acknowledges that it has not relied and is not relying on any such estimates, projections, predictions, data, financial information, memoranda, offering materials or presentations (including without limitation any management presentation or property or facility, tour) except only as expressly set forth in those representations and warranties made in Sections 2.1 through 2.19 hereof and the certificates delivered pursuant to Section 6.2.  No Person (other than the General Partner) has been authorized by the Seller to make any representation or warranty relating to the Seller, the Seller Subsidiaries, the Seller Properties, the businesses of the Seller and the Seller Subsidiaries, or the businesses or operations conducted on, at or with respect to the Seller Properties, or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller.

(c)                                  Whenever a representation or warranty made by Seller herein refers to the “Knowledge” of Seller, or to the “Seller’s Knowledge,” the accuracy of such representation shall be based solely on the actual (and not implied) knowledge of Robert E. Patterson, Franz Colloredo-Mansfeld, Andrew D. Ebbott, Mark A. Bechard and Howard B. Hodgson, Jr. (each a “Seller Knowledge Party”), and shall not be construed to refer to the knowledge of any other officer, agent, partner, member, manager or employee of Seller or of any affiliate of Seller or to impose or have imposed upon any Seller Knowledge Party any duty to investigate the matters to which such knowledge, or the absence thereof, pertains.  Whenever a representation provides that Seller has not received notice of a fact or event or words of similar import, the accuracy of such representation shall be based solely on the actual receipt by Seller Knowledge Party of such notice or on the receipt of such notice by another employee of Seller or an affiliate of Seller where a Seller Knowledge Party has actual knowledge that such notice has been received by such other employee of Seller or an affiliate of Seller.

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, any information disclosed on one Schedule shall be deemed to be disclosed on all Schedules provided that the information so disclosed is disclosed with the requisite degree of specificity in order to qualify, supplement or disclose for the purposes of, such other Schedule.  Certain information set forth on the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to Seller.  From time to time prior to the Closing, Seller shall amend or supplement the Schedules to this Article II attached to this Agreement with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described on such Schedules or that is necessary to complete or correct any information in any representation or warranty contained in this Article II; provided that no such amendment or supplement shall cure any breach of a representation, warranty, covenant or other term hereof, subject to Section 6.2(a).

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(e)                                  “Seller Material Adverse Effect” means any change or effect that is (individually or in the aggregate with any other changes therein or effects thereof) materially adverse to the business, assets, liabilities, operations, cash flows or financial condition of Seller and the Seller Subsidiaries, taken as a whole, other than any such changes or effects resulting from any of the following: (i) general changes in the economy or financial markets of the United States or any other region outside of the United States, (ii) changes in general (national, regional or local) economic, regulatory or political conditions (including terrorist acts) or changes in the real estate industry or industrial real estate properties generally, (iii) changes in Law or GAAP consistently applied on a fair value basis, or (iv) this Agreement, the transactions contemplated hereby, or any announcement or indication thereof, or any actions taken by Buyer hereunder or in contemplation hereof, or any actions that Seller was required to take hereunder, or any direct contact of Buyer or any of its representatives with any of the tenants or joint venture partners, or potential tenants or joint venture partners of Seller or the Seller Subsidiaries).

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER AND ACQUISITION SUB

Buyer and Acquisition Sub hereby represent and warrant to Seller as follows:

3.1.                            Organization, Standing and Power of Buyer and Acquisition Sub.

(a)                                  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.  Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Buyer Material Adverse Effect.

(b)                                 Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted.  Acquisition Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Buyer Material Adverse Effect.  Acquisition Sub is an entity that was formed for the purpose of entering into the transactions contemplated by this Agreement and prior to the Closing the only holders of equity interests in Acquisition Sub will be Dividend Capital Operating Partnership LP, a 99% subsidiary of Buyer and, at Buyer’s election, up to 125 Persons in connection with maintaining Acquisition Sub’s, and after the Closing, the Seller’s qualification as a REIT.  Acquisition Sub has not conducted any business and held any assets other than directly in connection with such purpose.

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3.2.                            Authority; Noncontravention; Consents.

(a)                                  Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Buyer is a party.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement to which Buyer is a party have been duly authorized by all necessary action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

(b)                                 Acquisition Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Acquisition Sub is a party.  The execution and delivery of this Agreement by Acquisition Sub and the consummation by Acquisition Sub of the transactions contemplated by this Agreement to which Acquisition Sub is a party have been duly authorized by all necessary action on the part of Acquisition Sub.  This Agreement has been duly executed and delivered by Acquisition Sub and constitutes a legal, valid and binding obligation of Acquisition Sub, enforceable against Acquisition Sub in accordance with and subject to its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

(c)                                  Except as set forth in Schedule 3.2(c) and except as may result from any facts or circumstances relating solely to Seller and Seller Subsidiaries, and assuming that all consents, approvals, authorizations and other actions set forth on Schedule 3.2(c) have been obtained and all filings and notifications set forth therein have been made, the execution and delivery of this Agreement by Buyer and the Acquisition Sub do not, and the consummation of the transactions contemplated by this Agreement and compliance by Buyer or Acquisition Sub with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or Acquisition Sub under:

(i)                                     the Articles of Incorporation of Buyer or Acquisition Sub or the Bylaws of Buyer or Acquisition Sub, each as amended or supplemented;

(ii)                                  any loan or credit agreement, note, bond, mortgage, indenture, material reciprocal easement agreement, material lease or other material agreement, instrument, permit, concession, franchise or license applicable to Buyer or the Acquisition Sub or their respective properties or assets; or

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(iii)                               subject to the governmental filings and other matters referred to in the following sentence, any Laws that are material and applicable to Buyer or Acquisition Sub or their respective properties or assets.

No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to Buyer or Acquisition Sub in connection with the execution and delivery of this Agreement by Buyer and Acquisition Sub or the consummation by Buyer and Acquisition Sub of the transactions contemplated by this Agreement, except for (i) the acceptance for record of the Articles of Merger by the Department, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth in Schedule 3.2(c) and (iii) such filings as may be required under (x) Laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental Laws or (z) the “blue sky” laws of various states, to the extent applicable.

3.3.                            Litigation.  Except as disclosed in Schedule 3.3, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Buyer or a Buyer Subsidiary) or, to the Knowledge of Buyer, threatened in writing, against or affecting Buyer or any Buyer Subsidiary involving a claim in excess of $50,000 which, if adversely determined, individually or in the aggregate, would reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Buyer or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

3.4.                            Broker.  No broker, investment banker, financial advisor, finder or other person, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby pursuant to arrangements made by or on behalf of Buyer, Acquisition Sub or any Subsidiary or an affiliate of any of them.

3.5.                            State Takeover Statutes.  Buyer has taken all action necessary to exempt the transactions between Buyer and Seller and its affiliates from the operation of any Takeover Statute.  Buyer is not an “interested stockholder” of Seller or to Buyer’s Knowledge, an “affiliate of an interested stockholder” of Seller within the meaning of Section 3-601 of the MGCL.

3.6.                            Financing.  Buyer and Acquisition Sub expect to obtain by Closing, commitments for bridge financing sufficient to pay the Merger Consideration and all other amounts payable in connection with the transactions contemplated by this Agreement.

3.7.                            Disclaimer; Buyer’s Knowledge; Disclosure; Material Adverse Effect.

(a)                                  Neither Buyer nor Acquisition Sub make, or have made, any representations or warranties relating to it, its Subsidiaries, or the operations or businesses of Buyer and its Subsidiaries or otherwise in connection with the transactions contemplated hereby, other than those expressly made by Buyer in this Agreement.

(b)                                 Whenever a representation or warranty made by Buyer herein refers to the “Knowledge” of Buyer, or to the “Buyer’s Knowledge,” the accuracy of such representation

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shall be based solely on the actual (and not implied) knowledge of Thomas Wattles, James D. Cochran, Teresa Corral and Matthew Murphy (each a “Buyer Knowledge Party”),and shall not be construed to refer to the knowledge of any other officer, agent, partner, member, manager or employee of Buyer or of any affiliate of Buyer or to impose or have imposed upon any Buyer Knowledge Party any duty to investigate the matters to which such knowledge, or the absence thereof, pertains.  Whenever a representation provides that Buyer has not received notice of a fact or event or words of similar import, the accuracy of such representation shall be based solely on the actual receipt by Buyer Knowledge Party of such notice or on the receipt of such notice by another employee of Buyer or an affiliate of Buyer where a Buyer Knowledge Party has actual knowledge that such notice has been received by such other employee of Buyer or an affiliate of Buyer.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, any information disclosed on one Schedule shall be deemed to be disclosed on all Schedules provided that the information so disclosed is disclosed with the requisite degree of specificity in order to qualify, supplement or disclose for the purposes of, such other Schedule.  Certain information set forth on the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Buyer in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to Buyer.  From time to time prior to the Closing, Buyer shall amend or supplement the Schedules attached to this Agreement with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described on such Schedules or that is necessary to complete or correct any information in any representation or warranty contained in this Article III; provided that no such amendment or supplement shall cure any breach of a representation, warranty, covenant or other term hereto, subject to Section 6.3(a).

(d)                                 “Buyer Material Adverse Effect” means any change or effect that is (individually or in the aggregate with any other changes therein or effects thereof) materially adverse to the business, assets, liabilities, operations, cash flows or financial condition of Buyer and the Buyer Subsidiaries, taken as a whole, other than any such changes or effects resulting from any of the following: (i) general changes in the economy or financial markets of the United States or any other region outside of the United States, (ii) changes in general (national, regional or local) economic, regulatory or political conditions (including terrorist acts) or changes in the real estate industry or industrial real estate properties generally, (iii) changes in Law or GAAP consistently applied on a fair value basis, or (iv) this Agreement, the transactions contemplated hereby, or any announcement or indication thereof, or any actions taken by Buyer hereunder or in contemplation hereof, or any actions that Buyer was required to take hereunder, or any direct contact of Buyer or any of its representatives with any of the tenants or joint venture partners, or potential tenants or joint venture partners of Buyer or the Buyer Subsidiaries).

ARTICLE IV - COVENANTS

4.1.                            Conduct of Seller’s Business Pending Merger.  During the period from the date of this Agreement to the Effective Time, except as consented to in writing by Buyer or as

37

expressly contemplated in this Agreement, Seller shall and shall cause each of the Seller Subsidiaries to:

(a)                                  conduct its business in the ordinary course and in substantially the same manner as heretofore conducted;

(b)                                 preserve intact its business organizations and goodwill and use reasonable best efforts to keep available the services of its officers and employees;

(c)                                  confer on a regular basis with one or more representatives of Buyer to report operational matters of materiality and, subject to Section 4.2, any proposals to engage in material transactions;

(d)                                 promptly notify Buyer of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, or the normal course of its businesses or in the operation of the Seller Properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

(e)                                  maintain its books and records in accordance with GAAP consistently applied on a fair value basis and not change in any material manner any of its methods, principles or practices of accounting in effect at the date of the Most Recent Balance Sheets, except as may be required by applicable law or GAAP;

(f)                                    duly and timely file all material reports, Tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law;

(g)                                 not make or rescind any election relative to Taxes (unless required by law or necessary to preserve Seller’s status as a REIT) or settle or compromise any material federal, state, local or foreign Tax liability, or waive or extend the statute of limitations in respect of any such material Taxes;

(h)                                 continue to operate in such a manner as to allow the Seller to continue to qualify as a REIT;

(i)                                     make the capital expenditures for tenant improvements and pay the leasing commissions required under the leases listed on Exhibit K and not incur or enter into any commitment or contractual obligation (each, a “Commitment”) to incur additional Indebtedness (secured or unsecured) except for working capital under the Subscription Facility and Commitments for Indebtedness described on Schedule 4.1(i);

(j)                                     not enter into, cancel or modify in any material respect any Ground Lease (or guaranty thereof) or any reciprocal easement agreement or similar agreement affecting a Seller Property;

(k)                                  not amend the Seller Charter or the Seller Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, certificate of formation, certificate of

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limited partnership, partnership agreement, operating or limited liability company agreement or joint venture agreement or comparable charter or organization document of any Seller Subsidiary;

(l)                                     make no change in the number of shares of capital stock, membership interests or partnership interests of the Seller and the Seller Subsidiaries that are issued and outstanding as of the date hereof;

(m)                               grant no options or other right or commitment relating to Seller’s or any Seller Subsidiary’s shares of capital stock, membership interests or partnership interests or any security convertible into shares of capital stock, membership interests or partnership interests of Seller or any Seller Subsidiary, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors;

(n)                                 not directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or partnership interests or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or partnership interests of Seller or any Seller Subsidiary;

(o)                                 not sell, mortgage, subject to Lien or otherwise dispose of any of the Seller Properties, except pursuant to Section 1.13 or is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule 2.15(b) or Schedule 4.1(i);

(p)                                 not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in connection with a transaction that is permitted by Schedule 4.1(p) or that is made in the ordinary course of business and is not material, individually or in the aggregate;

(q)                                 not make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances and capital contributions to Seller Subsidiaries in existence on the date hereof;

(r)                                    not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent combined financial statements (or the notes thereto) of Seller and the Fund furnished to Buyer or incurred in the ordinary course of business consistent with past practice;

(s)                                  not guarantee the indebtedness of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(t)                                    not enter into any Commitment with any officer, director or affiliate (including Cabot) of Seller or any of the Seller Subsidiaries or any material Commitment with any consultant;

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(u)                                 not increase the compensation of, or enter into or amend any employment agreement with, any of the Seller’s officers or directors and not hire any employees or adopt any employee benefit plans, programs or arrangements;

(v)                                 not sell, transfer or otherwise dispose of any of its ownership or voting interests in, or resign as member, manager or partner of, any of the Seller Subsidiaries;

(w)                               prior to the expiration of the Due Diligence Period, not to enter into or amend (A) any lease of greater than 25,000 square feet, (B) any new lease for space in any real property acquired or pending acquisition pursuant to Section 1.14 that does not provide for rent, lease structure, term, escalations, tenant improvements, and lease commissions at least as favorable to Buyer as the Leasing Parameters or otherwise approved by Buyer in connection with its approval of such acquisition, (C) any contracts for any Property involving (or reasonably expected to involve) the payment of more than $50,000 in any one year period or (D) except as provided in Section 1.14 any agreement committing the Fund, the Seller or any Seller Subsidiary to any purchase of any additional properties, in each case without prior written notice to Buyer;

(x)                                   after the Due Diligence Period, not enter into or amend, terminate, waive any default under, grant concessions regarding, or incur any new obligation for leasing commissions in connection with, any leases or material contracts for the Seller Properties;

(y)                                 after the Due Diligence Period, not enter into any contracts for the acquisition of, or purchase any additional properties or other material assets;

(z)                                   continue to carry its existing insurance through the Closing, and not allow any termination, cancellation or material breach of such insurance policies or agreements to occur or exist, unless Buyer enters into comparable insurance policies or agreements at or prior to any such termination or cancellation;

(aa)                            not take any action that would cause any of the representations or warranties of Seller contained herein to become inaccurate in any material respect or any of the covenants of Seller to be breached in any material respect;

(bb)                          not admit any Person as a member or partner of any Seller Subsidiary;

(cc)                            not declare, set aside or pay any non-cash dividend or non-cash distribution in respect of, or redeem or otherwise acquire, capital stock, partnership interests, membership interests or other securities or voting or ownership interests;

(dd)                          not merge, consolidate, convert or otherwise change entity form; or

(ee)                            not permit equity participation in the Seller and in each Seller Subsidiary by benefit plan investors to become significant (as such terms are defined in the Plan Assets Regulation).

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4.2.                            No Solicitation.

(a)                                  Seller agrees that it shall not, and shall not authorize or permit any Seller Subsidiaries or any of its, or its Subsidiaries’, general partners, directors, officers, managers, employees, agents or representatives including Cabot Properties, Inc., Cabot Properties, L.P. and General Partner (collectively, “Cabot”) (collectively, “Agents”) to, directly or indirectly, solicit, initiate, knowingly encourage, knowingly take any action to facilitate, or furnish or disclose nonpublic information in furtherance of, any inquiries or the making of any offer or proposal regarding any Acquisition Transaction, or participate in any discussions or negotiations with, or provide any information to, any Person (other than Buyer and its affiliates or representatives) concerning any Acquisition Transaction, or enter into any agreement, arrangement or understanding for any Acquisition Transaction or requiring it, in connection with an Acquisition Transaction, to abandon, terminate or fail to consummate the Merger or any of the other transactions contemplated hereby, or make or authorize any statement, recommendation or solicitation in support of any Acquisition Transaction.

(b)                                 Seller immediately will cease, and shall cause its Agents and Subsidiaries and its Subsidiaries’ Agents to cease, all existing activities, discussions and negotiations with any individual or entity conducted heretofore with respect to any proposal for an Acquisition Transaction, and Seller shall enforce, and shall not waive, any of the provisions of any confidentiality agreement by and between any such individual or entity and Seller or any of the Seller Subsidiaries or their affiliates or Agents and shall cause all its affiliates and Agents to assign such confidentiality agreements to Seller prior to Closing.

(c)                                  From and after the execution of this Agreement, Seller shall advise Buyer within the Notice Period of the receipt, directly or indirectly, of any inquiries, discussions, or proposals relating to an Acquisition Transaction, or its receipt of any request for information from any regulatory or governmental authority with respect to an Acquisition Transaction, and promptly furnish to Buyer a copy of any such request for information or written proposal in addition to a copy of any information (to the extent not already provided to Buyer) provided to any third-party relating thereto.  For purposes of this Section 4.2, the term “Notice Period” shall mean (x) with respect to written inquiries or proposals or other written materials, written notice as promptly as practicable and in no event later than twenty-four (24) hours after receipt thereof and (y) with respect to oral inquiries, discussions, negotiations or proposals, oral notice as promptly as practicable and in no event later than twenty-four (24) hours after receipt thereof, followed by written notice in no event later than one (1) Business Day after receipt of such oral inquiries, discussions, negotiations or proposals.  For purposes of this Section 4.2, the term “Acquisition Transaction” means (i) a merger, tender offer, recapitalization, or consolidation, or any similar transaction, involving Seller or any of its Subsidiaries, (ii) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets of Seller or all or a substantial portion of the assets of any of its Subsidiaries, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of securities of Seller or any of its Subsidiaries, or (iv) any substantially similar transaction; provided, however, that the term “Acquisition Transaction”

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shall not include the Merger or the other transactions contemplated hereby or herein or by any of the other related documents.

ARTICLE V - ADDITIONAL COVENANTS

5.1.                            Preparation of Proxy Statement; Seller Stockholders Meeting.

(a)                                  Subject to the provisions of Section 4.2 hereof, (i) Seller will take all action necessary in accordance with applicable Law and the Seller Charter and Bylaws to convene a special meeting of the Stockholders (the “Stockholders Meeting”) as promptly as practicable following the expiration of the Due Diligence Period, but in any event within fifteen (15) days thereafter, for the purpose of obtaining approval of the Merger and this Agreement by the affirmative vote of at least majority of the Seller Common Shares outstanding and entitled to vote (the “Stockholder Approval”), (ii) the Board of Directors of Seller will recommend and declare advisable that the Stockholders approve the Merger and this Agreement and Seller shall include such recommendation in the proxy solicitation material distributed to the Stockholders; (iii) prior to the Effective Time, neither the Board of Directors of Seller nor any committee thereof shall withdraw or modify the approval or recommendation or declaration of advisability by such Board of Directors; (iv) Seller shall prepare and mail appropriate proxy solicitation materials to the Stockholders within five days after the expiration of the Due Diligence Period and use its commercially reasonable efforts to take all such other actions necessary or desirable to obtain such approval; and (v) except to the extent required by law, Seller shall not (x) change or otherwise take any action after the mailing of the proxy solicitation materials that would result in a change of the date specified in such materials for the Stockholders Meeting or (y) otherwise take any action that would postpone or delay the Stockholders Meeting; provided, however, that Seller may adjourn the Stockholders Meeting in the event a quorum is not present or proxies representing sufficient votes to approve the Merger and this Agreement have not been received by the time of the Stockholders Meeting, such adjournment not to exceed ten days, and during which time Seller shall use commercially reasonable efforts to obtain a quorum and the requisite vote for approval of the Merger and this Agreement.  Seller will provide Buyer with the reasonable opportunity to review and provide comments on drafts of any proxy solicitation materials (or other materials relating to the Stockholders Meeting) before they are sent to the Stockholders.

5.2.                            Due Diligence Period.

(a)                                  Seller shall, and shall cause each of the Seller Subsidiaries to, afford to Buyer and Acquisition Sub and to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer and Acquisition Sub, reasonable access during normal business hours prior to the Effective Time to all their respective properties, books, contracts, and records and, during such period, Seller shall, and shall cause each of the Seller Subsidiaries to, furnish promptly to the other parties such information within their possession or control concerning Seller’s and the Seller Subsidiaries’ business and properties as such other party may reasonably request, including formation documents, tax records and other additional customarily requested corporate due diligence items for Seller, the Fund and the other Seller Subsidiaries; Seller Space Leases, updated tenant financial statements, rent rolls, operating statements, CAM reconciliations and other contracts; the latest property tax bills and value

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renditions; environmental reports concerning the Seller Properties; material governmental permits, licenses or approvals; site plans; any soils reports on the Seller Properties; certificates of insurance and material notices from insurance carriers; plans and specifications; materials related to the qualification of Seller as a REIT under the Code and materials related to litigation, condemnation or other proceedings affecting the Seller Properties, but not including any building condition reports or roofing reports.  Notwithstanding the foregoing or any other provision of this Agreement, the parties hereto agree that (A) any investigation by Buyer shall not unreasonably interfere with any of the businesses or operations of Seller, the Fund or their Subsidiaries, (B) Buyer shall, upon reasonable request, be able to meet with management of Seller and the Fund and with lenders to the Fund and tenants of the Seller Properties in coordination with management of Seller and the Fund, and (C) all requests by Buyer and Acquisition Sub for access or information pursuant to this Section 5.2 shall be submitted or directed exclusively to Mark Bechard, Phone:  617-723-4681 (or such other person hereafter designated in writing by Seller).

(b)                                 Subject to the rights of the tenants of the Seller Properties, Buyer, its agents and representatives shall have the right to inspect the Seller Properties and make tests thereon, including Phase I environmental testing, for the purpose of satisfying itself regarding the physical condition of the Seller Properties and their suitability for Buyer’s intended use thereof.  No Phase II testing will be done without the Fund’s written permission, which the Fund may withhold in its sole discretion.  Upon the completion of any such inspection or test, Buyer shall restore a Property in all material respects to its condition prior to such inspection or test.  Access to the Seller Properties shall be during normal business hours upon at least twenty-four (24) hours’ prior notice to Howard Hodgson, Phone: 617-723-5791, or such other person designated by the Fund in writing.  Buyer shall provide to such representative of the Fund in advance the name of the firm and scope of work for each consultant, contractor or agent who will be conducting due diligence at any Property, and the Fund shall have the right to have a representative present at any such inspection or test as long as such requirement does not materially delay such inspection or test. All such inspections shall be at Buyer’s sole expense (subject to reimbursement pursuant to Section 8.3 to the extent applicable) and shall be in accordance with applicable Laws, including, without limitation, Laws relating to worker safety and the proper disposal of discarded materials.

(c)                                  Each of Buyer and Acquisition Sub agrees to indemnify Seller and each Seller Subsidiary from and against any and all Losses arising out of or resulting from the entry on any property and/or the conduct of any due diligence (as opposed to any item discovered through such due diligence), by Buyer, Acquisition Sub or any of their respective affiliates, associates, partners, employees, directors, officers, agents, counsel, auditors, investment bankers, representatives and advisors, except to the extent caused by the gross negligence or willful misconduct of Seller or its affiliates.  Prior to entering any Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer, its agents and representatives with liability insurance limits of not less than $2,000,000 combined single limit for personal injury and property damage and name the Fund as an additional insured and which are with such insurance companies, provide such coverages and carry such other limits as the Fund shall reasonably require, and (ii) provide the Fund with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

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(d)                                 Buyer will have a due diligence period (the “Due Diligence Period”) ending on July 6, 2005 to be satisfied in all respects with its due diligence review of Seller and the Seller Subsidiaries, the physical condition of the Seller Properties, the condition of title to the Seller Properties (including obtaining such updated title reports or title insurance commitments and updated surveys as Buyer deems appropriate) and the Seller Properties’ suitability for Buyer’s intended investment.  If Buyer is not satisfied with its due diligence review in its sole discretion, it may elect, on or before the expiration of the Due Diligence Period, to terminate this Agreement and recover the Signing Deposit.  If Buyer does not so terminate this Agreement, then the Signing Deposit (including the additional amounts to be deposited upon the expiration of the Due Diligence Period) will become subject to the provisions of Article VIII in connection with the termination of this Agreement.

(e)                                  Prior to the execution and delivery of this Agreement, Seller delivered or provided access to the Buyer or its counsel, for each Seller Property, copies of the most recent title insurance policy (each, an “Existing Policy”) and the recorded documents for each exception to title listed in each such Existing Policy; and the most recent survey (each, an “Existing Survey”).  The Buyer has ordered from the Fidelity National Title Insurance Company (“Title Company”) title insurance commitment(s) (the “Title Commitments”) obligating the Title Company to issue for each Seller Property an Owner’s Title Policy (or leasehold policy, with respect to the Seller Propert(ies) subject to Ground Leases (collectively, the “Owner’s Title Policies”), in the amount of the Merger Consideration reasonably allocated by Buyer to each Seller Property (“Agreed Value” as to each Seller Property), together with all endorsements and affirmative coverage provided, issued or committed to be issued in connection with the Existing Policies (to the extent still available under applicable Laws) and any additional endorsements and coverage reasonably required by Buyer, including without limitation, a non-imputation endorsement and a creditor’s rights endorsement reasonably satisfactory to Buyer and, as are available in the applicable jurisdiction (collectively, the “Extended Coverage”).  The Title Company shall be permitted to provide primary coverage up to an insured amount agreeable to Buyer for all Seller Properties; however, Buyer shall have the right to require re-insurance from such national underwriters identified by Buyer as needed, requested or as required by Buyer.  Notwithstanding anything to the contrary contained in this Agreement, any additional premiums incurred as a result of any re-insurance requested by Buyer shall be at Buyer’s expense. The premium for the Owner’s Title Policies shall be substantially consistent with the quotation therefore received by the Buyer and provided to the Seller.

(f)                                    Buyer and Seller hereby agree that, as to each Seller Property, the items set forth in Exhibit F shall be deemed acceptable to Buyer and all such items shall constitute “Permitted Exceptions” hereunder.

(g)                                 The Seller covenants and agrees that at or prior to Closing, the Seller shall: (i) pay in full and cause to be canceled and discharged, all mechanics’ and contractors’ liens which encumber any Seller Property as of the Closing Date work performed during Seller’s or any Seller Subsidiary’s period ownership, other than such liens which only encumber a Tenant’s leasehold estate or are reimbursable by or otherwise the responsibility of a tenant under a Seller Space Lease or lease executed pursuant to Section 4.1(w) or (x); (ii) pay all liens or encumbrances against such Seller Property or any personal property that is used in connection therewith which evidence monetary obligations of Seller or any Subsidiary (excluding liens

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securing the Total Debt) including liens for past due taxes and assessments; (iii) cause to be released any loan security documents of any Seller or any Subsidiary which encumbers any Seller Property or personal property, except for the loan documents evidencing and securing the Total Debt; and (iv) pay (by bonding or otherwise) and obtain the release of all judgments against Seller or any Seller Subsidiary on such Seller Property or personal property that is used in connection therewith.  The liens, judgments and encumbrances referred to in this Section 5.2(g) must be satisfied by Seller prior to or at Closing, and if not so satisfied, shall be satisfied at Closing out of the Closing Cash Payment without adjustment to the Merger Consideration.  Seller may satisfy its obligation to clear title with respect to any item described above that it contests in good faith if, without retention of any liability by the Seller or the Fund after the Closing Date, Seller either:  (a) takes such actions as are reasonably necessary to remove, satisfy or cure (of record or otherwise, as appropriate) such objection; (b) cause the Title Company to remove such objection as an exception to title in the Owner’s Title Policy issued at Closing or affirmatively insure against the same (which insurance shall be reasonably satisfactory to Buyer in form and substance), in either case without any additional cost or liability to Buyer and without retention of any liability by the Seller, the Fund and any Seller Subsidiary.  To the extent that funds are needed to cure any such exception, Seller shall have the right to cause any portion of the Closing Cash Payment being paid at Closing to be delivered to the Title Company to cure same.. If title to any Seller Property becomes encumbered by any lis pendens or similar attachment which is being disputed in good faith by Seller or any Seller Subsidiary, then Seller and Buyer shall act reasonably and in good faith to reach a mutually satisfactory resolution with respect to such Seller Property.

5.3.                            Confidentiality.  Prior to the Closing the parties will maintain the confidentiality of and not disclose the terms or existence of this Agreement, the exhibits hereto, the other documentation relating hereto and thereto, the transactions contemplated by such documentation, including, without limitation, the Merger and the Put/Call Transaction, the materials supplied pursuant to Section 5.2 and the results of the reviews and tests pursuant to Section 5.2, except that (a) Buyer may disclose the terms thereof to its consultants and advisors, and further may disclose such terms as are necessary or required to be disclosed in connection with its due diligence investigations or by applicable Law or rules of any securities exchange applicable to Buyer or its affiliates and (b) Seller may disclose the terms thereof to its consultants and advisors, the Stockholders, limited partners of the Fund, prospective investors in a follow-on real estate fund formed by Cabot or its affiliates (“Prospective Investors”) and Seller’s lenders, and further may disclose such terms as are necessary or required to be disclosed under applicable Law.  In addition, Buyer may disclose the terms hereof to its investors and lenders.  Buyer may not disclose any such information prior to the Closing to its consultants, advisors, investors and lenders unless they inform such Persons of the confidentiality of such information until the Closing.  Seller may not disclose any such information prior to the Closing to its consultants, advisors or lenders, the Stockholders, Prospective Investors and the limited partners of the Fund unless they inform such Persons of the confidentially of such information until the Closing.  After the Closing, Seller shall use its reasonable best efforts to cause each of the Stockholders and each of their respective affiliates to, maintain all the information regarding the Seller Rent Roll and other lease information related to the Seller Properties, in strict confidence in accordance with the procedures it uses to protect its own information of a similar nature and not disclose any such information to any Person or use any such information for any purpose; provided, that such restrictions shall not apply to (a) any such information which is or becomes

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publicly available after the Closing through no fault of the Stockholders or any of their affiliates, (b) any information which after the Closing is legitimately received by the Stockholders from a third party (provided such third party is not known by the Stockholders to be bound by an obligation of confidentiality) and (c) any disclosure required by Law or any Governmental Authority, so long as notice of such disclosure is given to Buyer promptly upon the Stockholders becoming aware of such requirement but in any event prior to making such disclosure, and the Stockholders cooperate with Buyer as Buyer may reasonably request to resist such disclosure.

5.4.                            Reasonable Best Efforts; Further Action.

(a)                                  Subject to the terms and conditions herein provided: (i) Seller shall use all reasonable best efforts (without, however, any obligation to incur any costs, liability or other obligation in excess of de minimis amounts) to obtain in writing all consents, approvals and authorizations required with respect to Seller’s obligations to effect the Merger, and Buyer shall use all reasonable best efforts (without, however, any obligation to incur any costs, liability or other obligation in excess of de minimus amounts) to obtain in writing all consents, approvals and authorizations required with respect to Buyer’s obligations to effect the Merger; and (ii) each of the parties shall use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.  In fulfilling the foregoing obligations, Buyer shall provide to third parties from whom Seller is seeking a consent such financial statements and other financial information as such third parties may reasonably request and shall execute such certificates as reasonably requested by such third parties.

(b)                                 If at any time after the Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary or desirable action.

5.5.                            Certain Tax Matters

(a)                                  Buyer covenants and agrees with Seller that (i) for all relevant tax purposes Buyer and Seller will treat the Merger as a purchase by Buyer from the Stockholders of all of the outstanding stock of the Seller, (ii) Buyer will not make an election pursuant to Section 338(g) of the Code with respect to Seller or any Seller Subsidiary and (iii) Buyer will treat Seller as a “domestically controlled qualified investment entity” as defined in Section 897(h) of the Code, and will not withhold any amount of Tax pursuant to Section 1445 of the Code from the consideration payable pursuant to this Agreement unless Buyer reasonably determines that such withholding is required.

(b)                                 Buyer covenants and agrees that from and after the Closing it will, or will cause Seller to take all actions, or forbear from taking all actions, as are necessary to ensure that Seller will be classified as a REIT for the taxable year of such entity that includes the Closing Date, and will not take nor allow Seller to take, any action which is inconsistent with such REIT qualification.

(c)                                  The Seller hereby appoints the General Partner as the “Seller Tax Representative.”  The Buyer shall cause the Seller to prepare or cause to be prepared on a timely

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basis at Buyer’s own expense any Tax returns required to be filed by or on behalf of the Seller or any Seller Subsidiary after the Closing Date.  The Seller Tax Representative shall provide such assistance and cooperation as is reasonably requested by Buyer in the preparation of any Tax returns for periods ending prior to the Closing Date which have not been filed as of such date and for periods beginning before but ending after the Closing Date (each of the foregoing, a “Straddle Period”), provided such request shall not be unduly burdensome on the Seller Tax Representative.  The Buyer shall not and shall not permit the Seller or any Seller Subsidiary (including the Fund) to take any position on any Straddle Period return that is inconsistent with (i) the past practice of Seller or the applicable Seller Subsidiary without the consent of the Seller Tax Representative, which consent may be withheld in the discretion of the Seller Tax Representative provided the Seller has received advice of counsel that there is a reasonable basis for the position reflected on such return or (ii) Seller’s status as a REIT for any Straddle Period.  Furthermore, Buyer shall not treat any income of Seller or any Seller Subsidiary from the sale of the Helen Street Property or the Atlanta Property as income from a prohibited transaction as defined in Section 857(b)(6) of the Code, unless Buyer (acting in good faith) notifies the Seller Tax Representative at least forty-five (45) days prior to the anticipated filing date of the applicable tax return that Buyer believes, based on the written advice of a nationally reputable law firm with experience in REITs or a “Big Four” accounting firm, that there is no reasonable basis for the position that such sale did not give rise to income from a prohibited transaction.  If Buyer intends to treat any income of Seller or any Seller Subsidiary from the sale of the Helen Street Property or the Atlanta Property as income from a prohibited transaction as defined in Section 857(b)(6) of the Code, then Buyer shall notify the Seller Tax Representative of the factual basis for such determination and shall provide the Seller Representative with a copy of the written advice described in the foregoing sentence, in each case at least forty-five days prior to the anticipated filing date of the applicable tax return.  Buyer shall provide copies of any Straddle Period returns to the Seller Tax Representative for review and approval at least forty-five (45) days prior to the due date thereof.  If the Seller Tax Representative objects to the treatment of any item reflected on such Tax return, the parties shall attempt to resolve such dispute in good faith and if no resolution is reached, will submit the matter to an independent accounting or law firm for a determination of which party’s position is supported by the greater weight of authority.  Such determination shall be binding on both parties.  Buyer shall not, and shall not permit Seller, to amend any Seller or any Seller Subsidiary tax return with respect to any taxable period prior to or including the Closing Date without the consent of the Seller Tax Representative.

(d)                                 Notwithstanding anything to the contrary in this Agreement, prior to the Closing Date, Seller shall declare and pay a dividend to its stockholders in cash in an amount equal to its estimated “real estate investment trust taxable income” (as such term is used in Section 857(a) of the Code and reflecting any dividends previously paid during the tax year that would be expected to give rise to a dividends paid deduction for such tax year, but before reduction for the dividend contemplated by this sentence) for the portion of the tax year of Seller up to but excluding the Closing Date, as if the Business Day immediately preceding the Closing Date were the end of the taxable year of the Seller and each Seller Subsidiary; provided that no such distribution shall be made if it would cause a violation of any Indebtedness Document or other contractual restriction on the distribution of funds (such distributions, the “Pre-Closing Distributions”).  Prior to the Closing Date, the Seller Representative shall in good faith estimate the Seller’s real estate trust taxable income based on reasonably anticipated taxable income of

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the Seller and the Seller Subsidiaries for the period up to but excluding the Closing Date.  Buyer shall have a reasonable opportunity to review and reasonably approve such estimate prior to the Closing Date.

5.6.                            Public Announcements.  Prior to the Closing, neither party will issue any press release or other written public statements which address in any manner the transactions contemplated by this Agreement, the Put/Call Agreement or any related documentation, except as may be required by applicable Law or court process or the rules of any securities exchange applicable to such party.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement , the Put/Call Agreement and the related documentation will be in the form mutually agreed to by Buyer and Seller prior to the execution of this Agreement.

5.7.                            Resignations.  At or prior to Closing, Seller shall cause its directors and officers and the directors, officers and individual managers, of each of the Seller Subsidiaries to submit their resignations from such positions and execute and deliver a release in the form of Exhibit G hereto, effective as of the Effective Time and shall remove all signatories from its bank and securities accounts and safe deposit boxes.

5.8.                            Novation of Purchase Agreements.  At or prior to the Closing, Seller shall, and shall cause the Fund and the other Seller Subsidiaries to, transfer all letters of intent and agreements for the purchase of additional properties to which Seller, the Fund or any of the other Seller Subsidiaries is a party, except for those described in clause (i) of the first sentence of Section 1.14(a), to Persons other than Seller, the Fund or any other Seller Subsidiary and, with respect to each such letter or intent and agreement, shall obtain a novation from the sellers of such additional properties releasing Seller, the Fund and any other Seller Subsidiaries party to such letter of intent or agreement from all liability thereunder.

5.9.                            Use of Name.  Within five (5) Business Days after the Closing, Buyer agrees to change the name of Seller and the Seller Subsidiaries, if applicable, to remove the word “Cabot” from their names.  Additionally, Buyer agrees that Seller and the Seller Subsidiaries may transfer, without recourse, any rights to the trade name “Cabot” that any of them may possess to any other Person at any time prior to or effective upon the Closing.

5.10.                     Interim Financial Statements.  Prior to the Closing, Seller shall use commercially reasonable efforts to provide to Buyer, as soon as practicable after June 30, 2005, unaudited balance sheets of the Seller and, on a consolidated basis, the Fund and the other Seller Subsidiaries as of June 30, 2005, and related statements of operations, statements of partners’ and stockholders’ equity, and statements of cash flows, each for the six months ended June 30, 2005.

5.11.                     Termination of Certain Agreements; Insurance.  Seller shall, and shall cause the Fund and other Seller Subsidiaries to, at Closing, without any cost to, payment by or liability of the Seller or any Seller Subsidiary, terminate, rescind, cancel and render void and of no effect any and all property management agreements between Seller or any Seller Subsidiary on the one hand and any of their affiliates including Cabot (other than Seller or any Seller Subsidiary) on the other hand.  Seller shall, and shall cause the Fund and other Seller Subsidiaries to, at or prior

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to Closing, without any cost to, payment by or liability of Seller or any Seller Subsidiary, terminate, rescind, cancel and render void and of no effect any and all deferred compensation plans and agreements covering any directors, officers, managers of limited liability companies, employees or agents of Seller or any Seller Subsidiary.  Unless Seller receives notice from Buyer at least two (2) Business Days prior to Closing requesting that Seller cancel any insurance maintained by Seller and the Seller Subsidiaries, then Seller shall not cancel such insurance as of Closing and such insurance shall remain in effect after Closing.  If Buyer gives such notice requesting Seller to cancel such insurance as of Closing, then Buyer shall pay to the Seller Representative, for payment to the Stockholders, (i) the refund of the premiums paid for such insurance for the period after Closing and (ii) any cancellation fee, reduction of premium refund, or similar amount charged by the insurer for the cancellation of such insurance.  Such amounts shall be paid by Buyer to the Seller Representative within three (3) Business Days after its receipt of the amount described in clause (i).

5.12.                     Post-Closing Adjustment Escrow.  Buyer and the Seller shall act reasonably and in good faith to agree on the Post-Closing Adjustment Escrow Amount no later than June 24, 2005.  Seller shall provide Buyer with its initial proposal for the Post-Closing Adjustment Escrow Amount by no later than the opening of business on June 22, 2005.  If, despite such good faith reasonable efforts, Buyer and Seller are unable to agree on the Post-Closing Adjustment Escrow Amount by June 24, 2005, then either Buyer or Seller may select the real estate consulting division of a nationally recognized independent accounting firm mutually satisfactory to Buyer and the Seller to resolve such dispute (the “Adjustment Neutral Auditor”).  No later than one business day following such selection, Buyer and the Seller Representative shall each deliver to the Adjustment Neutral Auditor, with a copy to the other party, their respective determination (each an “Escrow Amount Opinion”) of the Post-Closing Adjustment Escrow Amount, together with such supporting documentation as they may desire to provide.  If one party fails to deliver its Escrow Amount Opinion within such time period but the other party has timely delivered its Escrow Amount Opinion, then the Post-Closing Adjustment Escrow Amount shall automatically and conclusively be deemed to be the amount set forth in the Escrow Amount Opinion so timely delivered by such other party.  If both parties have timely delivered their Escrow Amount Opinions to the Adjustment Neutral Auditor, then the Adjustment Neutral Auditor shall make its own determination of the Post-Closing Adjustment Escrow Amount by no later than July 5, 2005 and such Post-Closing Adjustment Escrow as determined by the Adjustment Neutral Auditor shall be binding upon (and deemed approved by) Buyer and Seller.  If such a review is conducted by the Adjustment Neutral Auditor, then the party (i.e., Buyer, on the one hand, or the Seller on the other hand) whose Escrow Amount Opinion was farthest away from the final determination by the Adjustment Neutral Auditor pursuant to the preceding sentence, shall pay all fees and expenses of the Adjustment Neutral Auditor associated with such review.

5.13.                     Capital Contributions.  Following the Effective Time, Buyer shall cause the Surviving Corporation to not call any uncalled capital commitments of the Stockholders pursuant to the Stockholders’ Subscription Agreements, which Subscription Agreements (but for confidentiality obligations) shall be terminated at the Effective Time pursuant to Section 1.6(e).

5.14.                     Mortgage Loan Application.  Seller shall provide Buyer with a reasonable opportunity to review and comment on the principal proposed Indebtedness Documents relating

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to the pending mortgage loan application made by the Fund with Jackson National Life Insurance Company identified on Schedule 2.5(b). The final terms of such loan, if it is closed and funded, shall be substantially consistent with the existing application therefor and, to the extent consistent with the existing application, shall be substantially consistent with the terms of the Seller Subsidiaries’ existing loan with Jackson National Life Insurance Company unless otherwise approved by Buyer in its reasonable discretion.

ARTICLE VI - CONDITIONS

6.1.                            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur at the Closing shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, by each of the parties hereto, to the extent permitted by applicable law:

(a)                                  Stockholder Approval.  This Merger and this Agreement shall have been approved by the holders of at least a majority of the outstanding Seller Common Shares entitled to vote thereon.

(b)                                 Escrow Agreement.  The Escrow Agreement shall have been validly executed and delivered by the Escrow Agent.

(c)                                  No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

6.2.                            Conditions to Obligations of Buyer and Acquisition Sub.  The obligations of Buyer and Acquisition Sub to effect the Merger and to consummate the other transactions contemplated to occur at the Closing are further subject to the following conditions, any one or more of which may be waived by Buyer and Acquisition Sub, as applicable:

(a)                                  Representations and Warranties.  Each of the representations and warranties of Seller contained in this Agreement that are qualified as to materiality, material adverse effect or similar language shall be true and correct in all respects and all other representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date), in all cases without giving effect to any amendments or supplements to the Schedules, provided, however, that for purposes of this Section 6.2(a), such representations and warranties shall be deemed to be true and correct if such representations and warranties were true and correct as of the date hereof and the failure of such representations and warranties to be true and correct as of the Closing Date (i) is not the result of a breach by Seller of any covenant or agreement in this Agreement to be performed or complied with by Seller and (ii) does not in the aggregate result in Losses that exceed the Seller Minimum Amount, after deducting any

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insurance proceeds and any indemnity, contributions or other similar payment actually received from any third party with respect to such Losses.  In addition, such representations and warranties shall be deemed to be true and correct if the failure of such representations and warranties to be true and correct is the result of damage to any Seller Property by casualty after the date hereof or any condemnation (or threatened condemnation) by any Governmental Entity after the date hereof as long as any insurance or condemnation claims or proceeds in connection therewith are retained by the Fund following the Closing and so long as the representation and warranties provided in Section 2.17 are true and correct.  At Closing, Buyer shall have received a certificate (which certificate may be qualified as to knowledge to the same extent as the representations and warranties of Seller contained herein are so qualified) dated as of the Closing Date executed on behalf of Seller by the President or Chairman of Seller in such capacity, certifying to such effect.  For purposes of this Section 6.2(a), “Seller Minimum Amount” shall mean Ten Million Dollars ($10,000,000), provided that if Buyer delays the Closing Date pursuant to the penultimate sentence of Section 1.2, then the Seller Minimum Amount shall be increased by an additional amount equal to the product of (A) Ten Million Dollars ($10,000,000) and (B) a fraction, the numerator of which is the number of days so delayed and the denominator of which is thirty (30);

(b)                                 Covenants.  All covenants contained in this Agreement to be performed or complied with by Seller at or before the Closing shall have been performed or complied with in all material respects, and the Buyer shall have received a certificate dated as of the Closing Date executed on behalf of Seller by the President or Chairman of Seller in such capacity, certifying to such effect;

(c)                                  Material Adverse Effect.  Since the date of this Agreement, there shall have been no Seller Material Adverse Effect and Buyer shall have received a certificate of the President or Chairman of Seller, in such capacity, certifying to such effect;

(d)                                 Secretary’s Certificate.  The Buyer and Acquisition Sub shall have received a certificate from the Secretary of Seller, dated as of the Closing Date, certifying as to the incumbency of its officers or other signatories and the resolutions adopted by its Board of Directors and Stockholders relating to this Agreement and the Merger; and

(e)                                  Consents.  All consents and waivers (including, without limitation, waivers of rights of first refusal) from third parties set forth on Schedule 6.2(e) shall have been obtained.

(f)                                    Organizational Documents.  The Buyer and Acquisition Sub shall have received (i) copies of the bylaws, partnership agreement or limited liability company or operating agreement of each of the Seller, the Fund and the other Seller Subsidiaries certified by the Secretary or comparable Person of each of Seller, the Fund and the Seller Subsidiaries as of the Closing Date, (ii) copies of the Certificate or Articles of Incorporation, Limited Partnership or Formation or Organization of each of Seller, the Fund and the Seller Subsidiaries, certified by the Secretary of State of the state of its organization as of a recent date and by the secretary or comparable person of each of Seller, the Fund and the other Seller Subsidiaries as of the Closing Date, and (iii) certificates of good standing of each of the Seller, the Fund and the other Seller

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Subsidiaries, as of a recent date, from the Secretary of State of the state of its organization and each jurisdiction in which a Property owned by such Person is located;

(g)                                 Tenant Estoppel Certificates.  The Seller shall have delivered estoppel certificates from (i) tenants required pursuant to Schedule 6.2(g) and (ii) tenants under Seller Space Leases representing 55% of the aggregate rental income for the month of May 2005 for all of the tenants under the Seller Space Leases other than the tenants for which estoppels are required under Schedule 6.2(g) (and to the extent that estoppels are delivered by tenants listed on Schedule 6.2(g) that are not required pursuant to clause (i), Seller may apply such excess estoppels to the requirement under this clause (ii)).  In order to qualify as an estoppel certificate meeting the requirements of the foregoing condition, each estoppel certificate must (A) be in a form that is either (i) substantially in the form attached hereto as Exhibit H; (ii) substantially similar to that provided for under the applicable lease; (iii) customarily used by any national tenant (and previously accepted by Seller or Cabot); or (iv) contain the information required to be provided by the tenant under any specific Seller Space Lease if no form of estoppel certificate is stipulated; and (B) be consistent in all material respects with the representations and warranties of Seller with respect to the Seller Space Leases and not allege any facts, circumstances, conditions or events relating to the applicable Seller Space Lease that would constitute a default or event of default or breach of representation or warranty of Seller or the applicable Seller Subsidiary under this Agreement or the applicable Seller Space Lease.  Seller agrees to request a form of estoppel certificate from each tenant under a Seller Space Lease in the form attached hereto as Exhibit H.

(h)                                 Ground Lease Estoppels.  Seller shall have delivered estoppel certificates from lessors under all leases set forth on Schedule 6.2(h) under which Seller or a Seller Subsidiary is a tenant.  In order to qualify as an estoppel certificate meeting the requirements of the foregoing condition, each estoppel certificate shall (A) be in a form that is either:  (i) substantially in the Form attached hereto as Exhibit I, (ii) attached to the applicable Ground Lease; or (iii) contain the information required to be provided by lessor under any specific Ground Lease if no form of estoppel certificate is stipulated; and (B) shall not reflect any uncured default or information that is materially inconsistent with the representations and warranties of Seller in this Agreement.  Seller agrees to request a form of estoppel certificate from each lessor under a Ground Lease in the form attached hereto as Exhibit I.

(i)                                     Lender Estoppels.  Seller shall use commercially reasonable efforts to obtain estoppel certificates from each of the lenders of the Total Debt in the form attached as Exhibit J (or such other form as may be attached or stipulated in the applicable Indebtedness Documents), but the receipt of such estoppel certificates shall not be a condition precedent to Buyer’s or Acquisition Sub’s obligations under this Agreement notwithstanding anything to the contrary contained in this Agreement.

(j)                                     Officer’s Certificate Relating to REIT Status.  Buyer shall have received an officer’s certificate substantially in the form attached hereto as Exhibit N, dated as of the Closing Date and signed by a Seller Knowledge Party, and which may be relied upon by Buyer’s counsel for purposes of issuing an opinion regarding Seller’s status as a REIT under the Code.

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(k)                                  Title Affidavits.  Seller shall have delivered to the Title Company title affidavit(s) and other assurances in customary form (the “Title Affidavits”) with respect to each individual Seller Property executed by the General Partner or other Person reasonably satisfactory to the Title Company and without retention of any liability by the Seller, the Fund, any other Seller Subsidiary or any other entity in which Buyer will acquire an interest in this transaction, directly or indirectly, and in a form reasonably satisfactory to the Title Company and containing minimum representations and assurances which the Title Company shall reasonably require, sufficient to delete the mechanic’s lien exception (other than for work which is the responsibility of any tenant under a Seller Space Lease) and the parties in possession exception (and in its place identify only the specific tenants in possession pursuant to the Seller Space Leases or leases executed pursuant to Section 4.1(w) or (x) for the applicable Seller Property), to obtain the creditor’s rights endorsement and the non-imputation endorsement, and such other instruments, such as lien, waivers, no-change affidavits and mechanics’ lien and “gap” indemnities, as the Title Company shall reasonably require, in order to issue the Owner’s Title Policies, with the Extended Coverage, subject only to the Permitted Exceptions.

(l)                                     Put/Call Agreement.  Each of the General Partner and the Continuing Limited Partners shall have entered into the Put/Call Agreement, in the form attached hereto as Exhibit B.

(m)                               Second Amended and Restated Partnership Agreement.  Each of the Seller, the General Partner and the Continuing Limited Partners shall have entered into the Second Amended and Restated Limited Partnership Agreement of the Fund, in the form attached hereto as Exhibit M (the “Partnership Agreement”).

6.3.                            Conditions to Obligations of Seller.  The obligations of Seller to effect the Merger and to consummate the other transactions contemplated to occur at the Closing is further subject to the following conditions, any one or more of which may be waived by Seller:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Buyer and Acquisition Sub contained in this Agreement that are qualified as to materiality, material adverse effect or similar language shall be true and correct in all respects and all other representations and warranties of the Buyer and Acquisition Sub contained in this Agreement shall be true and correct in all material respects, in each case as of the date hereof and on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date), in all cases without giving effect to any amendment or supplement to the Schedules applicable to Buyer, provided, however, that for purposes of this Section 6.3(a), such representations and warranties shall be deemed to be true and correct if such representations and warranties were true and correct as of the date hereof and the failure of such representations and warranties to be true and correct (i) is not the result of a breach by Buyer of any covenant or agreement in this Agreement to be performed or complied with by Buyer and (ii) does not in the aggregate result in Losses actually suffered or incurred by Seller that exceed Ten Million Dollars ($10,000,000), after deducting any insurance proceeds and any indemnity, contributions or other similar payment actually received by Seller from any third party with respect to such Losses.  At Closing Seller shall have received a certificate (which

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certificate may be qualified as to knowledge to the same extent as the representations and warranties of Buyer and Acquisition Sub contained herein are so qualified) dated as of the Closing Date executed on behalf of Buyer and Acquisition Sub by the Chairman, President, Managing Director or a Vice President of each of Buyer and Acquisition Sub certifying, in such capacities, to such effect;

(b)                                 Covenants.  All covenants contained in this Agreement to be performed or complied with by the Buyer or Acquisition Sub at or before the Closing shall have been performed or complied with in all material respects, and Seller shall have received a certificate dated as of the Closing Date executed on behalf of each of Buyer and Acquisition Sub by the Chairman, President, Managing Director or a Vice President of Buyer and Acquisition Sub certifying, in such capacities, to such effect;

(c)                                  Secretary’s Certificates.  Seller shall have received a certificate from each of the secretary or an assistant secretary of the Buyer and Acquisition Sub, dated as of the Closing Date, certifying as to such entity’s respective organization documents, the incumbency of its respective officers or other signatories and the resolutions adopted by the Boards of Directors of Buyer and Acquisition Sub and the stockholders of Acquisition Sub relating to this Agreement and the Merger;

(d)                                 Consents.  All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties set forth on Schedule 6.3(d) shall have been obtained.

(e)                                  Side Letter Agreements.  The Fund (and certain Subsidiaries of the Fund) shall have entered into a side letter agreement with Cabot Properties, Inc. in the form attached hereto as Exhibit E, pursuant to which (i) the Fund granted Cabot Properties, Inc. an option to purchase either or both of the Coppel and GSW land parcels located in Dallas, Texas within 60 days after the Closing and (ii) Buyer agrees that if it elects not to cause the Fund or a Seller Subsidiary or other affiliate of Buyer to acquire the Seattle Property as a result of a failure of a purchaser closing condition under the purchase and sale agreement therefor, it will promptly notify Cabot of such election and, upon the request of Cabot, will cause such purchase and sale agreement to be assigned to Cabot or a designated affiliate of Cabot and Cabot or such affiliate shall assume all obligations of the purchasers under such purchase and sale agreement pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Cabot and Buyer, and in consideration therefor Cabot or its designated affiliate shall pay to Buyer an amount equal to the purchaser’s outstanding deposit under such purchase and sale agreement.  Buyer shall use commercially reasonable efforts to close on the acquisition of the Seattle Property, subject to the satisfaction of any closing condition in favor of the purchaser under the applicable purchase and sale agreement.  Additionally, the Fund shall have entered into all side letter agreements with Cabot Properties, Inc. required by Section 1.14(b).

(f)                                    Put/Call Agreement.  Buyer shall have entered into the Put/Call Agreement, in the form attached hereto as Exhibit B.

(g)                                 Second Amended and Restated Partnership Agreement.  Unless Buyer determines in its sole discretion that the Seller shall become the general partner of the Fund upon

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the Closing, an affiliate of Buyer shall have entered into the Second Amended and Restated Limited Partnership of the Fund, in the form attached hereto as Exhibit M, pursuant to which such affiliate shall be admitted as general partner of the Fund and shall replace the General Partner in that capacity.  In the event that Buyer determines that Seller shall become the general partner of the Fund upon the Closing, Cabot shall be entitled to cause Seller to execute the Second Amended and Restated Limited Partnership of the Fund in the form attached hereto as Exhibit M in that capacity.

ARTICLE VII - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1.                            Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, shall survive the Closing and shall remain in full force and effect for a period of 12 months after the Closing Date and each covenant and agreement of the parties hereto contained herein (other than those contained in Sections 1.10, 1.11, 5.3, 5.4 and 5.6 and Article VII) shall remain in full force and effect for a period until 12 months after the Closing Date.  The covenants and agreements of the parties contained in Sections 1.10, 1.11, 5.3, 5.4 and 5.6 and Article VII shall survive the Closing and shall remain in full force and effect until the end of the applicable statute of limitations.

7.2.                            Indemnification by the Stockholders.

(a)                                  The Stockholders (collectively, the “Seller Indemnifying Parties”) agree, subject to the other terms and conditions of this Agreement, to jointly and severally indemnify and defend Buyer and Acquisition Sub (each a “Buyer Indemnified Party”) against and hold them harmless to the extent of any and all losses, liabilities (including liabilities for Taxes), damages (including diminution in value and loss of rental income), claims, awards, judgments, costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”) actually suffered or incurred by such Buyer Indemnified Party arising out of, in connection with or resulting from (i) the breach of any representation or warranty of Seller or any Seller Subsidiary contained herein or in any document delivered by Seller or any Seller Subsidiary at or in connection with the Closing pursuant to Section 6.2, (ii) any breach of any covenant or agreement of Seller contained herein or in any document delivered by Seller or any Seller Subsidiary at or in connection with the Closing pursuant to Section 6.2, (iii) any breach of any representation, warranty, covenant or agreement by any party to the Put/Call Agreement other than Buyer or (iv) any Liabilities of Seller or any Seller Subsidiary arising or accruing prior to Closing; provided, however, that, in the case of either clause (i), (ii), (iii) or (iv) above no such Loss shall be indemnified hereunder if and to the extent that the underlying liability or claim also gave rise to a reduction in the Merger Consideration pursuant to Section 1.8 or a reduction in the Put Price or Call Price pursuant to the Put/Call Agreement, and provided, further, that in no event shall a Buyer Indemnified party be entitled to indemnification under this Section 7.2 more than once for the same Loss arising from the same state of facts.

(b)                                 The indemnification obligations of the Seller Indemnifying Parties pursuant to Section 7.2(a) shall be limited as follows:

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(i)                                     The Seller Indemnifying Parties shall have no obligation to provide any indemnification until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.2 (a) exceeds the product of (A) One Hundred Thousand Dollars ($100,000), multiplied by (B) the Seller Pro Rata Percentage (the “Threshold Amount”), and then only to the extent such aggregate amount exceeds such Threshold Amount.

(ii)                                  The Seller Indemnifying Parties shall not be obligated to indemnify the Buyer Indemnified Parties in the aggregate pursuant to Section 7.2(a) for any amount of otherwise indemnifiable Losses with respect to such parties in excess of the product of (A) Five Million Dollars ($5,000,000) multiplied by (B) the Seller Pro Rata Percentage (the “Seller Maximum Amount”) or from any source other than the Indemnification Escrow Amount.

(iii)                               No indemnification shall be payable to a Buyer Indemnified Party with respect to claims first asserted by such Buyer Indemnified Party pursuant to Section 7.2(a) after the date that is twelve (12) months after the Closing Date (the “Indemnification Cut-Off Date”).

(c)                                  Payments by the Seller Indemnifying Parties pursuant to Section 7.2(a) shall be further reduced by any insurance proceeds and any indemnity, contribution or other similar payment actually received by Buyer Indemnified Parties from any third party with respect thereto.

(d)                                 A Buyer Indemnified Party shall give the Seller Representative written notice (a “Claim Notice”) of any claim, assertion, event or proceeding by or in respect of a third party, or any other claim, as to which such Buyer Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within thirty (30) days of the time that such Buyer Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Seller Representative shall not affect rights to indemnification hereunder except to the extent that the Seller Indemnifying Parties are actually prejudiced by such failure.  Such Claim Notice shall contain (A) a description and the amount to the extent reasonably determinable (the “Claimed Amount”) of any Losses incurred or reasonably expected to be incurred, (B) a statement that it is entitled to indemnification under this Article VII for such Losses and a reasonable explanation of the basis therefor and (C) a demand for payment in the amount of such Losses.  The Buyer Indemnified Party must also deliver a copy of such Claim Notice to the Escrow Agent simultaneously with delivery of the Claim Notice to the Seller Representative.  Upon notice to Buyer, the Seller Representative shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding by or in respect of a third party where the quotient of (a) the remaining balance of the Seller Maximum Amount divided by (b) the Seller Pro Rata Percentage is equal to or greater than fifty percent (50%) of the Claimed Amount.  If the Seller Representative elects to assume the defense of any such claim, assertion, event or proceeding, the Buyer Indemnified Party may participate in such defense and in any event the Seller Representative shall keep the Buyer Indemnified Party advised as to the status of such suit or proceeding and defense thereof and shall consider in good faith recommendations made by the Buyer Indemnified Party with respect thereto, but in such case the expenses of the Buyer Indemnified Party shall be paid by the

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Buyer Indemnified Party.  A Buyer Indemnified Party shall provide and shall cause Seller to provide, as applicable, the Seller Representative and counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Seller Representative in the defense or settlement thereof and the Seller Indemnifying Parties shall reimburse the Buyer Indemnified Party for all of the reasonable out of pocket expenses of such Buyer Indemnified Party in connection therewith.  Unless and until the Seller Representative elects to defend or if, after commencing or undertaking any such defense, the Seller Representative fails to prosecute or withdraws from such defense, Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Seller Indemnifying Parties’ expense.  Notwithstanding the foregoing, neither the Buyer Indemnified Party, nor the Seller Indemnifying Parties or the Seller Representative, shall make any settlement or compromise of any such claim, assertion, event or proceeding without the consent of the other (which consent may not be unreasonably withheld or delayed).  Any settlement or compromise made or caused to be made by the Buyer Indemnified Party or the Seller Indemnifying Parties or the Seller Representative, as the case may be, of any such claim, assertion event, or proceeding shall also be binding upon the Seller Indemnifying Parties and the Seller Representative or the Buyer Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

(e)                                  No Buyer Indemnified Party shall be entitled to any indemnification hereunder with respect to any breach of any representation or warranty contained in Sections 2.9, 2.10 and 2.18 with respect to which a Buyer Knowledge Party had Knowledge, at any time prior to the expiration of the Due Diligence Period, of such breach, that such breach was threatened or of the events, circumstances or conditions constituting or resulting in such breach.  No Buyer Indemnified Party shall be entitled to indemnification hereunder for any Loss arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent that such liability is disclosed as a current liability on the Post-Closing Balance Sheet.

(f)                                    Within twenty (20) days after delivery of a Claim Notice by a Buyer Indemnified Party, the Seller Representative shall deliver to the Buyer Indemnified Party and the Escrow Agent a written response (the “Response”) in which the Seller Representative shall: (i) agree that the Buyer Indemnified Party is entitled to receive all of the Claimed Amount (in which case, the Escrow Agent promptly shall distribute to the Buyer an amount of cash out of the Indemnification Escrow Amount, to the extent available, equal to the Claimed Amount), (ii) agree that the Buyer Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case, the Escrow Agent shall distribute to the Buyer an amount of cash out of the Indemnification Escrow Amount, to the extent available, equal to the Agreed Amount) or (iii) dispute that the Buyer Indemnified Party is entitled to receive any of the Claimed Amount.  If the Seller Representative does not deliver a Response to the Buyer Indemnified Party and Escrow Agent with such 20 day period, the Seller Representative shall be deemed to have agreed that the Buyer Indemnified Party is entitled to receive all of the Claimed Amount.  If, in the Response, the Seller Representative disputes its liability for all or part of the Claimed Amount, the Seller Representative and the Buyer Indemnified Party shall follow the procedures set forth below for the resolution of such dispute (a “Dispute”).

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During the fifteen (15) day period following the delivery of a Response that reflects a Dispute, the Seller Representative and the Buyer Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Buyer Indemnified Party and the Seller Representative should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent.  The Escrow Agent shall be entitled to rely on any such memorandum as joint instructions and shall distribute the amount of cash specified in such memorandum out of the Indemnification Escrow Amount in accordance with the terms thereof.

(g)                                 Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Buyer or a Buyer Indemnified Party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(h)                                 Neither Seller nor the Seller Indemnifying Parties shall have any liability under any provision of this Agreement for any consequential (which shall not be deemed to include loss of rents), exemplary or punitive damages or any multiple of damages (except as damages awarded to a third party).

(i)                                     The Buyer hereby acknowledges and agrees that the Indemnification Escrow Amount shall serve as the sole and exclusive remedy for satisfaction of such Seller Indemnifying Parties’ obligations pursuant to this Section 7.2.

7.3.                            Indemnification by Buyer.

(a)                                  Buyer agrees, subject to the other terms and conditions of this Agreement, to indemnify the Stockholders and the officers and director of Seller prior to the Effective Time (each a “Stockholder Indemnified Party”) against and hold them harmless from all Losses actually suffered or incurred by such Stockholder Indemnified Party arising out of, in connection with or resulting from (i) the breach of any representation or warranty of Buyer contained herein or in any document delivered by Buyer or Acquisition Sub at or in connection with the Closing pursuant to Section 6.3, (ii) any breach of any covenant or agreement of Buyer contained herein or in any document delivered by Buyer or Acquisition Sub at or in connection with the Closing pursuant to Section 6.3, (iii) any breach of any representation, warranty, covenant of Buyer contained in the Put/Call Agreement; or (iv) in the case of the officers and directors of Seller only, any act or omission for which such officers or directors would be entitled to indemnification pursuant to the Seller Charter and Seller Bylaws immediately prior to the Effective Time that is taken by such officers or directors in his or her capacity as such prior to the Effective Time other than in connection with this Agreement and the transactions contemplated hereunder; provided, that in no event shall a Stockholder Indemnified Party be entitled to indemnification under this Section 7.3 more than once for the same Loss arising from the same state of facts.

(b)                                 The indemnification obligations of Buyer pursuant to Section 7.3(a) or otherwise in this Agreement shall not be effective until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.3(a) or otherwise in this Agreement exceeds the Threshold Amount, and then only to the extent such aggregate amount exceeds the Threshold Amount.  Buyer shall not be obligated to indemnify any Stockholder Indemnified

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Party pursuant to Section 7.3(a) or otherwise in this Agreement for any amount of indemnifiable Losses in excess of the product of (A) Five Million Dollars ($5,000,000) multiplied by (B) the Seller Pro Rata Percentage (the “Buyer Maximum Amount”).   No indemnification shall be payable to a Stockholder Indemnified Party with respect to claims first asserted by such Stockholder Indemnified Party pursuant to Section 7.3(a) after the Indemnification Cut-Off Date.

(c)                                  Payments by Buyer pursuant to Section 7.3(a) or otherwise in this Agreement shall be reduced by any insurance proceeds and any indemnity, contribution or other similar payment actually received by Stockholder Indemnified Parties with respect thereto.

(d)                                 A Stockholder Indemnified Party shall give Buyer a Claim Notice of any claim, assertion, event or proceeding by or in respect of a third party, or any other claim, as to which such Stockholder Indemnified Party may request indemnification hereunder as soon as is practicable and in any event within thirty (30) days of the time that such Stockholder Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify Buyer shall not affect rights to indemnification hereunder except to the extent that Buyer is actually prejudiced by such failure.  Upon notice to the Stockholder Indemnified Party, Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim, assertion, event or proceeding by or in respect of a third party where the quotient of (a) the remaining balance of the Buyer Maximum Account divided by (b) the Seller Pro Rata Percentage is less than fifty present (50%) of the Claimed Amount.  If Buyer elects to assume the defense of any such claim, assertion, event or proceeding, Buyer shall consult with the Stockholder Indemnified Party, the Stockholder Indemnified Party may participate in such defense, but in such case the expenses of the Stockholder Indemnified Party shall be paid by the Stockholder Indemnified Party.  The Stockholder Indemnified Party and the Seller Representative shall provide Buyer with reasonable access to its and its affiliates’ records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Buyer in the defense or settlement thereof, and Buyer shall reimburse the Stockholder Indemnified Party for all the reasonable out of pocket expenses of such Stockholder Indemnified Party in connection therewith.  Unless and until Buyer elects to defend or if, after commencing or undertaking any such defense, Buyer fails to prosecute or withdraws from such defense, the Stockholder Indemnified Party shall have the right to undertake the defense or settlement thereof, at Buyer’s expense.  Notwithstanding the foregoing, neither the Stockholder Indemnified Party nor Buyer shall make any settlement or compromise of any such claim, assertion, event or proceeding without the consent of the other (which consent may not be unreasonably withheld or delayed).  Any settlement or compromise made or caused to be made by the Stockholder Indemnified Party or the Buyer, as the case may be, of any such claim, assertion, event or proceeding shall also be binding upon the Buyer or the Stockholder Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

(e)                                  Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Stockholders, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

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(f)                                    Buyer shall not have any liability under any provision of this Agreement for any consequential, exemplary or punitive damages or any multiple of damages.

7.4.                            Treatment of Indemnity Payments.  All payments made by the Stockholders or Buyer, as the case may be, to or for the benefit of the other parties pursuant to this Article VII shall be treated as adjustments to the Merger Consideration for tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

7.5.                            Remedies Exclusive.

(a)                                  Buyer hereby acknowledges and agrees that prior to the Closing, Buyer shall have no right or remedy to take any action in respect of, and Seller, the Stockholders and the General Partner shall have no liability to Buyer in respect of, any breach by Seller, the Stockholders or the General Partner of any of their respective representations or warranties contained herein or a failure to comply with any of their covenants, conditions or agreements contained herein, except (i) to terminate this Agreement pursuant to Section 8.1 hereof, or (ii) seek specific performance or injunctive relief.

(b)                                 Seller hereby acknowledges and agrees that prior to the Closing, Seller shall have no right or remedy to take any action in respect of, and Buyer and the Acquisition Sub shall have no liability to Seller in respect of, any breach by Buyer or Acquisition Sub of any of their respective representations or warranties contained herein or a failure to comply with any of their covenants, conditions or agreements contained herein, except to terminate this Agreement pursuant to Section 8.1 hereof.

(c)                                  From and after the Closing, the rights of the parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article VII and the Put/Call Agreement, and, except as set forth in the last sentence of this Section 7.5(c), such indemnification rights shall be the sole and exclusive remedies of the parties, the Stockholders and the Seller Representative subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith other than specific performance and injunctive relief.  To the maximum extent permitted by law, the parties, the Stockholders and the Seller Representative hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws (including any right or remedy under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9602 et seq., or any other Environmental Law), at common law or otherwise.  Except as provided in this Agreement and the Put/Call Agreement, no claim, action or remedy shall be brought or maintained by any party (including the Stockholders and the Seller Representative) against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement, except to the extent that the same shall have been the result of fraud in the inducement by any party hereto.

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ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

8.1.                            Termination.  This Agreement may be terminated at any time prior to the Closing, whether before or after the Stockholder Approval is obtained:

(a)                                  by mutual written consent duly authorized Buyer and by the Board of Directors of Acquisition Sub and the Board of Directors of Seller;

(b)                                 by Buyer at any time prior to the expiration of the Due Diligence Period;

(c)                                  by Buyer at any time prior to the Closing but after the expiration of the Due Diligence Period;

(d)                                 by Buyer, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by the Termination Date;

(e)                                  by Buyer if the Merger and this Agreement have not been approved by the holders of at least a majority of the outstanding Seller Common Shares entitled to vote thereon by September 1, 2005;

(f)                                    by Seller, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Buyer or Acquisition Sub set forth in this Agreement, or if any representation or warranty of Buyer or Acquisition Sub shall become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by the Termination Date;

(g)                                 by either Buyer or Seller, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;

(h)                                 by either Buyer or Seller, if the Merger shall not have been consummated before October 15, 2005 (subject to extension by mutual agreement of Buyer and Seller, the “Termination Date”); provided, however, that a party may not terminate pursuant to this clause (h) if the terminating party shall have breached in any material respect its obligations under this Agreement or is in breach of any representation or warranty contained herein in any manner that shall have proximately contributed to the occurrence of the inability of the parties to consummate the Merger; or

(i)                                     by either Buyer or Seller if, upon a vote at a duly held Stockholders Meeting or any postponement adjournment thereof, the Stockholder Approval shall not have been obtained as contemplated by Section 5.1.

In the event of any termination pursuant to this Section 8.1 (other than pursuant to clause (a)), written notice shall be given by the terminating party to the other party.

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8.2.                            Effect of Termination.  In the event of termination of this Agreement by either Seller or Buyer pursuant to Section 8.1, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Buyer, Acquisition Sub or Seller, except (i) that Seller shall be entitled to receive the Signing Deposit (but not any interest or other income therefrom) from the Escrow Agent in the event of termination pursuant to Section 8.1(c) or 8.1(f), and in all other cases the Signing Deposit will be returned to Buyer, (ii) if applicable, Buyer shall be entitled to receive the Breakup Expenses pursuant to Section 8.3 and (iii) the obligations in Section 2.13, Section 3.4, Section 5.3, Section 5.6, Section 9.5 and Article VIII shall survive, and except to the extent that such termination results arises out of the gross negligence or willful breach of any provision of this Agreement by a party.  The payment of the Signing Deposit to Seller pursuant to clause (i) above is a condition to Seller’s willingness to enter into this Agreement and represents liquidated damages intended to reimburse Seller for incurring the damages, costs and expenses related to entering into this Agreement, is not a penalty and is in lieu of any other rights or remedies under this Agreement.

8.3.                            Expense Reimbursement.

(a)                                  If this Agreement shall be terminated pursuant to Section 8.1(d), 8.1(e) or 8.1(i), then Seller shall pay to Buyer (provided that Seller was not entitled to terminate this Agreement pursuant to Section 8.1(f) at the time of such termination) an amount equal to the Break-Up Expenses.

(b)                                 The Break-Up Expenses shall be paid by Seller to Buyer in immediately available funds within five (5) Business Days after the date the event giving rise to the obligation to make such payment occurred.  The “Break-Up Expenses” payable to Buyer shall be an amount equal to the lesser of (i) Three Million Dollars ($3,000,000), and (ii) Buyer’s actual out-of-pocket third party expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, title & survey, environmental, accounting and tax attorney fees and expenses incurred in structuring the transaction); provided that the aggregate amount of accounting and tax attorney fees and expenses incurred in structuring the transaction included in this clause (ii) may not exceed One-Hundred and Seventy-Five Thousand Dollars ($175,000).

(c)                                  Notwithstanding the foregoing, the aggregate amount of the Signing Deposit to be paid to Seller pursuant to this Article VIII shall be limited to the sum of (A) the maximum amount that can be paid to Seller without causing Seller to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income as defined in Section 856 of the Code, as determined by independent accountants to the Seller, as the case may be, and (B) in the event and to the extent Seller receives a tax opinion (including a so-called “reasoned opinion”) or a ruling from the IRS in either case to the effect that Seller’s receipt of the Signing Deposit should either constitute Qualifying Income or should be excluded from gross income of Seller, as the case may be, within the meaning of the REIT requirements or otherwise should not jeopardize Seller’s status as a REIT, the Signing Deposit, less the amount payable under clause (A) above.  The obligation of Buyer to pay any unpaid portion of the Signing Deposit shall terminate three years from the date of this Agreement.  In the event that the Seller is not able to receive the full Signing Deposit, the Buyer shall place the unpaid amount in escrow and shall not release any

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portion thereof to the Recipient unless and until the Seller receives either one of the following: (i) a letter from the independent accountants of Seller indicating the maximum amount that can be paid at that time to the Seller without causing it to fail to meet the REIT requirements or (ii) a tax opinion as to the matters described above, in either of which events the Buyer shall pay to the Seller the lesser of the unpaid Signing Deposit, or the maximum amount stated in the letter referred to in (i) above.

8.4.                            Amendment.  This Agreement may be amended by the parties in writing by Buyer and by action of the respective Board of Directors of Acquisition Sub and Seller at any time before or after the Stockholder Approval is obtained and prior to the filing of the Articles of Merger with the Department; provided, however, that, after the Stockholder Approval is obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of stockholders without obtaining such further approval.  The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to continue the status of Buyer or Seller as a REIT.

8.5.                            Extension; Waiver.  At any time prior to the Effective Time, the Buyer and Acquisition Sub, on one hand, and Seller, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX - GENERAL PROVISIONS

9.1.                            Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)                                  if to Buyer or Acquisition Sub, to:

Dividend Capital Trust Inc.

518 17th Street, 17th Floor

Denver, Colorado 80202

Attention:  Teresa Corral

Fax No.:  (303) 228-2201

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with a copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Attention:  Matthew A. Posthuma, Esq.

Fax No.:  (312) 701-7711

if to Seller, to:

Cabot Industrial Value Fund, Inc.

c/o Cabot Properties, Inc.

One Beacon Street, Suite 1700

Boston, Massachusetts 02108

Attention  Robert E. Patterson

Fax No.:  (617) 723-4200

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention  Christopher B. Barker, Esq.

Fax No.:  617-523-1231

if to the General Partner, to:

Cabot Industrial Value Fund Manager, LLC

c/o Cabot Properties, Inc.

One Beacon Street, Suite 1700

Boston, Massachusetts 02108

Attention  Robert E. Patterson

Fax No.  (617) 723-4200

with a copy to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Attention  Christopher B. Barker, Esq.

Fax No.  617-523-1231

All notices shall be deemed given only when actually received at the specified address or facsimile number.  Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

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9.2.                            Interpretation.  When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate, agreement or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

9.3.                            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

9.4.                            Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the exhibits to this Agreement and the other agreements entered into in connection with the Merger and the transactions contemplated by this Agreement and the exhibits to this Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral among the parties with respect to the subject matter of this Agreement, including the letter of intent dated May 20, 2005 between the Fund and Buyer, and (b) except as provided in Section 7.3 (“Third Party Provisions”) are not intended to confer upon any person other than the parties hereto and the intended parties to the exhibits to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

9.5.                            Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MARYLAND REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS.  EACH OF THE STOCKHOLDERS, THE SELLER REPRESENTATIVE, SELLER, BUYER AND ACQUISITION SUB HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE SOLE AND EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF MARYLAND (THE “MARYLAND COURTS”) FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE, OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED

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HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), WAIVES AN OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE MARYLAND COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY MARYLAND COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO (INCLUDING THE STOCKHOLDERS AND THE SELLER REPRESENTATIVE) AGREES (A) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF MARYLAND, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF MARYLAND AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS, AND (B) THAT SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE.  SERVICE MADE PURSUANT TO (A) OR (B) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF MARYLAND.  EACH OF THE STOCKHOLDERS, THE SELLER REPRESENTATIVE, SELLER, BUYER AND ACQUISITION SUB HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.6.                            Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Buyer may merge into any other Person, and the rights, interests and obligations of Buyer under this Agreement shall be assigned and delegated to such other Person by operation of law; provided that any such merger shall not adversely impact the consummation of the transactions contemplated by this Agreement.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.7.                            Enforcement.  The parties (including the Stockholders and the Seller Representative) agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (including the Stockholders and the Seller Representative) (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

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9.8.                            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.9.                            Expenses.

(a)                                  General.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.  All of the expenses of the Seller and the Seller Subsidiaries described in this Section 9.9 shall be paid at or before the Closing or shall be included in Current Liabilities for purposes of making the adjustments to Closing Cash Payment pursuant to Section 1.8.

(b)                                 Title Insurance and Surveys.  Seller will pay the cost of (i) CLTA standard owner’s title insurance coverage (i.e. base owner’s title insurance policy and title examination fees) for those Seller Properties located in California and (ii) ALTA standard owner’s title insurance coverage (i.e. base owner’s title insurance policy and title examination fees) for those Seller Properties located in Florida, Illinois, Texas and Washington.  Seller will also pay one half of the ALTA standard owner’s title insurance coverage (i.e. base owner’s title insurance policy and title examination fees) for those Seller Properties located in Ohio and Georgia.  Buyer will pay for all other title insurance, any endorsements, and any extended coverage.  Buyer will pay for the cost of (x) obtaining new surveys, and (y) any updates to either the existing surveys delivered by Seller or any new surveys obtained by Buyer.

(c)                                  Transfer Taxes and Recording Fees.  In the event that any real estate recording fees or Transfer Taxes become payable as a result of the Merger, Seller will be responsible for payment; provided, however, that Buyer acknowledges that Seller has determined that no Transfer Taxes are payable in any state other than Illinois and Washington.  Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any taxes or fees described in this Section 9.9(c).  “Transfer Taxes” shall mean any and all taxes, fees, charges or costs imposed by state, county or local authorities on the direct or indirect transfer of title to real property regardless of whether referred to as a tax or otherwise.

(d)                                 Loan Assumption Fees.  At or prior to the Closing, Seller will pay all fees and expenses charged by the holders of the Indebtedness for any loan assumption or transfer fees required as a result of the Merger.

(e)                                  Escrow Fees.  Seller and Buyer will each pay one-half of any escrow fees or closing fees incurred in connection with obtaining the title insurance described above.

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9.10.                     Execution by Officer of Seller.  This Agreement is executed on behalf of Seller by an officer of Seller, acting in his or her capacity as such officer, and not individually.  The Buyer, Acquisition Sub and each person dealing with Seller, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of Seller for satisfaction of any obligations of Seller prior to the Closing and to look solely to the Indemnification Escrow Amount and Post-Closing Adjustment Escrow Amount in accordance with the provisions of Article VII and Section 1.8 hereof following the Closing except in the event of fraud, and they further agree that no investor, partner, member, owner, advisor, manager, employee, officer, director, fiduciary or agent of Seller or any Seller Subsidiary shall have any personal liability hereunder or otherwise except in the event of fraud.

9.11.                     Execution by Officer of Buyer.  This Agreement is executed on behalf of Buyer by an officer of Buyer, acting in his or her capacity as such officer, and not individually.  The Seller and each person dealing with Buyer, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of Buyer for satisfaction of any obligations of Buyer except in the event of fraud, and they further agree that no investor, partner, member, owner, advisor, manager, employee, officer, director, fiduciary or agent of Buyer shall have any personal liability hereunder or otherwise except in the event of fraud.

9.12.                     Execution by Officer of Acquisition Sub.  This Agreement is executed on behalf of Acquisition Sub by an officer of Acquisition Sub, acting in his or her capacity as such officer, and not individually.  The Seller and each person dealing with Acquisition Sub, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of Acquisition Sub for satisfaction of any obligations of Acquisition Sub except in the event of fraud, and they further agree that no investor, partner, member, owner, advisor, manager, employee, officer, director, fiduciary or agent of Acquisition Sub shall have any personal liability hereunder or otherwise except in the event of fraud.

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Index of Defined Terms

Acquisition Sub	Preamble
Acquisition Transaction	§4.2(c)
Adjusted Working Capital	§1.8(g)
Adjustment Neutral Auditor	§5.12
Agents	§4.2(a)
Agreed Amount	§7.2(f)
Agreed Value	§5.2(e)
Agreement	Preamble
Articles of Merger	Recitals
Atlanta Property	§2.9(i)
Baltimore Property	§1.13(b)
Baltimore Property Excess Sale Amount	§1.13(b)
Base Total Debt	§1.8(b)
Base Adjusted Working Capital	§1.8(b)
Break-Up Expenses	§8.3(b)
Business Day	§1.2
Buyer	Preamble
Buyer Indemnified Party	§7.2(a)
Buyer Knowledge Party	§3.7(b)
Buyer Material Adverse Effect	§3.7(d)
Buyer’s Knowledge	§3.7(b)
Buyer’s Maximum Amount	§7.3(b)
Cabot	§4.2(a)
Claim Notice	§7.2(d)
Claimed Amount	§7.2(d)
Closing	§1.2
Closing Adjusted Working Capital	§1.8(c)
Closing Cash Payment	§1.6(a)
Closing Date	§1.2
Closing Pro-Rated Adjustment	§1.8(d)
Closing Total Debt	§1.8(c)
Code	§1.11(h)
Commitment	§4.1(i)
Contract	§2.15(a)
Continuing Limited Partners	Recitals
Current Assets	§1.8(g)
Current Liabilities	§1.8(g)
Department	§1.3
Deposit Escrow Agreement	§1.9(a)
Dispute	§7.2(f)
Due Diligence Period	§5.2(d)
Effective Time	§1.3
Environmental Reports	§2.10
ERISA	§2.11(a)

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ERISA Affiliate	§2.11(a)
Escrow Agent	§1.9(a)
Escrow Agreement	§1.9(b)
Escrow Amount Opinion	§5.12
Estimated Closing Adjusted Working Capital	§1.8(b)
Estimated Closing Date Balance Sheet	§1.8(b)
Estimated Pro-Rated Adjustment	§1.8(a)
Estimated Total Debt	§1.8(b)
Existing Policy	§5.2(e)
Existing Survey	§5.2(e)
Extended Coverage	§5.2(e)
Financial Statements	§2.6(a)
Fund	Preamble
GAAP	§1.8(b)
General Partner	Preamble
Governmental Entity	§2.5(b)
Ground Lease	§2.9(h)
Helen Street Excess Sale Amount	§1.13(a)
Helen Street Improvements Escrow	§1.13(a)
Helen Street Property	§1.13(a)
Helen Street Rent Escrow	§1.13(a)
Helen Street Value	§1.13(a)
Indebtedness	§2.15(b)
Indebtedness Documents	§2.15(b)
Indemnification Cut-Off Date	§7.2(b)
Indemnification Escrow Amount	§1.9(b)
IRS	§2.12(d)
Laws	§2.5(b)
Leasing Parameters	§1.8(g)
Liabilities	§2.6(b)
Liens	§2.2(b)
Losses	§7.2(a)
Maryland Courts	§9.5
Merger Consideration	§1.6(a)
Merger	§1.1
MGCL	§1.1
Most Recent Balance Sheets	§2.6(a)
Neutral Auditor	§1.8(c)
Notice Period	§4.2(c)
Outstanding Shares	§1.11(d)
Owner’s Title Policies	§5.2(e)
Partnership Agreement	§6.2(m)
Payment Fund	§1.11(b)
Permitted Exceptions	§5.2(f)
Person	§2.2(a)
Post-Closing Adjustment Escrow Amount	§1.9(b)

70

Post-Closing Balance Sheet	§1.8(c)
Pre-Closing Distributions	§5.5(d)
Pro-Rated Adjustment	§1.8(g)
Pro-Rated Items	§1.8(g)
Prospective Investors	§5.3
Put/Call Agreement	Recitals
Put/Call Transaction	Recitals
REIT	§2.12(b)
Response	§7.2(f)
Seattle Property	§1.14(c)
Seller	Preamble
Seller Bylaws	§2.1
Seller Charter	§2.1
Seller Common Shares	§1.6(a)
Seller Indemnifying Parties	§7.2(a)
Seller Knowledge Party	§2.20(c)
Seller Material Adverse Effect	§2.20(e)
Seller Maximum Amount	§7.2(b)
Seller Minimum Amount	§6.2(a)
Seller Payment Percentage	§1.6(a)
Seller Pro Rata Percentage	§1.8(a)
Seller Properties	§2.9(a)
Seller Rent Roll	§2.9(e)
Seller Representative	§1.10(a)
Seller Space Lease	§2.9(e)
Seller Subsidiaries	§2.2(a)
Seller Tax Representative	§5.5(c)
Seller’s Knowledge	§2.20(c)
Service Contracts	§2.9(g)
Signing Deposit	§1.9(a)
Stockholder Approval	§5.1(a)
Stockholder Indemnified Party	§7.3(a)
Stockholders Meeting	§5.1(a)
Stockholders	Recitals
Straddle Period	§5.5(c)
Subsidiary	§2.2(a)
Subscription Agreements	§1.6(e)
Subscription Facility	§1.8(g)
Surviving Corporation	§1.1
Takeover Statute	§2.19
Taxes	§2.12(a)
Termination Date	§8.1(h)
Third Party Provisions	§9.4
Threshold Amount	§7.2(b)
Title Affidavits	§6.2(k)
Title Commitments	§5.2(e)

71

Title Company	§5.2(e)
Title Policies	§2.9(b)
Total Debt	§1.8(g)
Transfer Taxes	§9.9(c)
Uncollected Tenant Payments	§1.8(g)

72

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

DIVIDEND CAPITAL TRUST INC.

By:
Name:
Title:

DCT ACQUISITION CORPORATION

By:
Name:
Title:

CABOT INDUSTRIAL VALUE FUND, INC.

By:
Name:
Title:

Solely with respect to Sections 1.8, 1.9, 1.10, 1.11, 1.13, 1.14, 1.15, 5.5(c), 5.5(d), 5.11 and 5.12 and Articles VII and IX of this Agreement:

CABOT INDUSTRIAL VALUE FUND MANAGER, LLC

By:
Name:
Title:

S-1

Exhibit A

Articles of Merger

ARTICLES OF MERGER

MERGING

DCT ACQUISITION CORPORATION

(a Corporation of the State of Maryland)

WITH AND INTO

CABOT INDUSTRIAL VALUE FUND, INC.

(a Corporation of the State of Maryland)

FIRST:  DCT Acquisition Corporation (the “Merging Corporation”), a corporation organized and existing under the laws of the State of Maryland, and Cabot Industrial Value Fund, Inc. (the “Surviving Corporation”), a corporation organized and existing under the laws of the State of Maryland, agree that the Merging Corporation shall be merged into the Surviving Corporation.  The terms and conditions of the merger and the mode carrying the same into effect are as herein set forth in these Articles of Merger.

SECOND:  The Surviving Corporation, a corporation organized and existing under the laws of the State of Maryland, shall survive the merger and shall continue under the name                            [name that does not contain the word “Cabot”].

THIRD:  The parties to these Articles of Merger are DCT Acquisition Corporation, a corporation organized and existing under the laws of the State of Maryland, and Cabot Industrial Value Fund, Inc., a corporation organized and existing under the laws of the State of Maryland.

FOURTH:  As a result of the merger, the charter of the Surviving Corporation will be amended and restated in its entirety to be as set forth in Exhibit A attached hereto.

FIFTH:  The total number of shares of capital stock of all classes that the Merging Corporation has the authority to issue is                              (          ) shares, all of which are designated as shares of common stock, par value $.01 per share, with an aggregate par value of                                    Dollars ($            ).

Immediately prior to the merger, the total number of shares of capital stock of all classes that the Surviving Corporation has the authority to issue is Two Million (2,000,000) shares, of which One Million (1,000,000) shares have been designated as common stock, par value $.01 per share, and One Million (1,000,000) shares have been designated as excess stock, par value $.01 per share.  The aggregate par value of all such shares of capital stock of the Surviving Corporation is Twenty Thousand Dollars ($20,000).  As a result of the merger, the total number of shares of capital stock of all classes that the Surviving Corporation will have the authority to issue will be                              (          ) shares, all of which are designated as shares of common stock, par value $.01 per share, with an aggregate par value of                                    Dollars ($            ).

SIXTH:  The manner and basis of converting or exchanging issued stock of the Merging Corporation into different stock or other consideration and the manner of dealing with any issued stock of the Merging Corporation not to be so converted or exchanged shall be as follows:

At the Effective Time (as hereinafter defined), each share of common stock, par value $.01 per share, of the Merging Corporation issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

SEVENTH:  The manner and basis of converting or exchanging issued stock of the Surviving Corporation into different stock or other consideration and the manner of dealing with any issued stock of the Surviving Corporation not to be so converted or exchanged shall be as follows:

At the Effective Time, each share of common stock, par value $.01 per share, of the Surviving Corporation issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares (as defined below)) and each share of excess stock, par value $.01 per share, of the Surviving Corporation, if any, issued and outstanding immediately prior to the Effective Time (collectively, such shares of common stock and excess stock are referred to herein as the “Surviving Corporation Shares”) shall be converted into the right to receive the cash Merger Consideration (as defined in the Agreement and Plan of Merger, dated as of June       , 2005, by and among the Merging Corporation, the Surviving Corporation, Dividend Capital Trust Inc. (“DCT”) and, solely with respect to certain sections thereof, Cabot Industrial Value Fund Manager, LLC, a Massachusetts limited liability company, [attached hereto as Exhibit B)].

Each Surviving Corporation Share held by DCT, the Merging Corporation or any other wholly-owned subsidiary of DCT, immediately prior to the Effective Time, if any, (the “Excluded Shares”) shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be made with respect thereto.

EIGHTH:  The principal office of the Merging Corporation, organized under the

3

laws of the State of Maryland, is located in Baltimore City, State of Maryland.

NINTH:  The Merging Corporation does not own any interest in land in the State of Maryland.

TENTH:  The principal office of the Surviving Corporation, organized under the laws of the State of Maryland, is located in Baltimore City, State of Maryland.

ELEVENTH:  The terms and conditions of the merger set forth in these Articles of Merger were advised, authorized, and approved by each corporation party to these Articles of Merger in the manner and by the vote required by such corporation’s charter and the laws of the place where each corporation is organized.

TWELFTH:  The Merger Agreement providing for the merger of the Merging Corporation and the Surviving Corporation was approved and adopted by (i) the board of directors of the Merging Corporation in accordance with Section 3-105 of the Maryland General Corporation Law (“MGCL”), (ii) the stockholders of the Merging Corporation in accordance with Section 3-105 of the MGCL, (iii) the board of directors of the Surviving Corporation in accordance with Section 3-105 of the MGCL, and (iv) the stockholders of the Surviving Corporation in accordance with Section 3-105 of the MGCL.

THIRTEENTH:  The merger will become effective upon the acceptance for record of these Articles of Merger with the Maryland State Department of Assessments and Taxation (the “Effective Time”).

[Signature Page Follows]

4

IN WITNESS WHEREOF, the Merging Corporation and the Surviving Corporation have caused these Articles of Merger to be signed in their respective corporate names and on their behalf by their respective presidents and witnessed or attested by their respective secretaries or assistant secretaries, all as of this        day of                     , 2005.

DCT ACQUISITION CORPORATION

By:
Name:
	Title:	[Vice] President

Attest:

Name:
Title: [Assistant] Secretary

CABOT INDUSTRIAL VALUE FUND, INC.

By:
	Name:	Franz Colloredo-Mansfield
	Title:	President

Attest:

Name: Mark Bechard
Title: Secretary

5

THE UNDERSIGNED, [Vice] President of DCT Acquisition Corporation, who executed on behalf of said corporation the foregoing Articles of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Merger to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and the facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

Name:

THE UNDERSIGNED, President of Cabot Industrial Value Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Merger, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Merger to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

Name:Franz Colloredo-Mansfield

6

Exhibit A to Articles of Merger

[Amended and Restated Articles of Incorporation of the Surviving Corporation]

Exhibit B to Articles of Merger

[Agreement and Plan of Merger]

Exhibit B

Put/Call Agreement

EXHIBIT C - Deposit Escrow Agreement

Fidelity National Title

8110 East Union Avenue

Suite 400

Denver CO 80237-2966

Attn: Valena L. Mulhern

Vice-President

Senior Commercial Escrow Officer

Facsimile: 720-489-7593

The amount of $7,500,000 is being deposited on the date hereof and up to an additional $17,500,000 may be deposited (collectively, the “Escrow Deposit”) in escrow with you as Escrow Agent by Dividend Capital Trust Inc. ( “DCT”) under that certain Agreement and Plan of Merger (the “Agreement”) dated June     , 2005 by and among DCT, DCT Acquisition Corporation and Cabot Industrial Value Fund, Inc. (“Cabot”).

As escrowee, you are hereby directed to hold, deal with and dispose of the Escrow Deposit in accordance with the following terms and conditions:

1.                                       You are to hold the Escrow Deposit until: (i) you are in receipt of a joint order by Cabot and DCT as to the disposition of the Escrow Deposit; or (ii) you are in receipt of a written demand (the “Demand”) from either Cabot or DCT for the payment of the Escrow Deposit or any portion thereof and have complied with paragraph 2 or 3 below, as applicable.

2.                                       If you receive a Demand from DCT on or before July 6, 2005, then you shall immediately comply with the Demand without the necessity of giving notice to Cabot and notwithstanding any contrary instruction you may receive from Cabot.

3.                                       Upon receipt of any Demand (other than a Demand from DCT on or before July 6, 2005 as provided above), you are directed to so notify the other party, enclosing a copy of the Demand.  If within five business days after the non-demanding party has received your notice of your receipt of the Demand, you have not received from the non-demanding party its notice of objection to the Demand, then you are to disburse the Escrow Deposit as requested by the Demand.  If within said five business day period you receive from the non-demanding party its notice of objection to the Demand, then you are to continue to hold the Escrow Deposit until you are in receipt of a joint order as aforesaid, but after sixty days you may deposit the Escrow Deposit with a court of competent jurisdiction.

4.                                       Notwithstanding the foregoing, as escrowee, you are hereby expressly authorized to regard and to comply with and obey any and all final, nonappealable orders, judgments or decrees entered or issued by any court, and in case you obey or comply with any such order, judgment or decree of any court, you shall not be liable to either of the parties hereto or any other person or entity by reason of such compliance.  In case of any suit or proceeding regarding these Escrow Instructions, to which you are or may at any time be a party, the undersigned Cabot and DCT agree that the non-prevailing party shall pay to you upon demand all reasonable costs and expenses incurred by you in connection herewith.

5.                                       Any escrow fee to be charged by you is to be borne equally by the undersigned Cabot and DCT.

6.                                       As escrowee, you shall invest the Escrow Deposit in an interest-bearing savings account, money market deposit account or short term U.S. Treasury Bills or similar cash equivalent securities, as DCT may direct.  Any interest and other income earned on the Escrow Deposit, after you deduct your customary investment charges, shall in all events be for DCT’s benefit.

7.                                       All notices or other communications hereunder shall be in writing and shall be personally delivered or sent by overnight courier (such as Federal Express), by facsimile transmission or by first class United States Mail, postage prepaid and registered or certified (return receipt requested) to the respective addresses for Cabot and DCT as provided in the Agreement and escrowee as provided above.

8.                                       This Escrow Agreement is being entered into to implement the Agreement and shall not (nor be deemed to) amend, modify or supersede the Agreement or act as a waiver of any rights, obligations or remedies set forth therein; provided, however, that you may rely solely upon these Escrow Instructions.

9.                                       These escrow instructions are supplemented by the General Provisions attached hereto as Exhibit A, to the extent they are not inconsistent with the foregoing.

10.                                 Subject to paragraph 11 of the General Provisions, this Escrow Agreement may not be assigned without the prior written consent of the other parties hereto.

Agreed and Acknowledged this          day of June, 2005.  This Escrow Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute one and the same agreement.

CABOT:

Cabot Industrial Value Fund, Inc.

By:
Name:
Title:

DCT:

Dividend Capital Trust Inc.

By:
Name:
Title:

ESCROW AGENT:

Fidelity National Title

By:
Valena L. Mulhern, Vice-President

EXHIBIT A

GENERAL PROVISIONS

1.               The Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by DCT and Cabot, and if it adversely affects any of the rights or obligations of the Escrow Agent, approved by the Escrow Agent.

2.               No assignment, transfer, conveyance, or hypothecation of any right, title or interest in and to the subject matter of this Agreement shall be binding upon the Escrow Agent unless written notice thereof shall be served upon the Escrow Agent and all fees, costs and expenses incident thereto shall have been paid and then only upon the Escrow Agent’s consent thereto in writing.

3.               Any notice required or desired to be given by the Escrow Agent to any party to this Agreement may be given by mailing the same addressed to such party at the most recent address of such party shown on the records of the Escrow Agent, and notice so mailed shall, for all purposes hereof, be as effectual as though served upon such party in person at the time of depositing such notice in the mail.

4.               The Escrow Agent may receive any payment called for hereunder after the due date thereof unless subsequent to the due date of such payment and prior to the receipt thereof the Escrow Agent shall have been instructed in writing to refuse any such payment.

5.               The Escrow Agent shall not be personally liable for any at it may do or omit to do hereunder as such agent, while acting without gross negligence or willful misconduct in good faith  and in the exercise of its own best judgment, and any act done or omitted by it pursuant to the advice of its own attorneys shall be conclusive evidence of such good faith.

6.               In consideration of the acceptance of this Agreement by the Escrow Agent, subject to paragraph 5 of this Exhibit A, the undersigned agree, jointly and severally, for themselves, their heirs, legal representatives, successors and assigns, to pay the Escrow Agent its charges hereunder and to indemnify and hold it harmless as to any liability incurred by it to any other person, firm or corporation by reason of its having accepted the same, or its carrying out any of the terms thereof, and to reimburse it for all its expenses, including, among other things, counsel fees and court costs incurred in connection herewith; and that the Escrow Agent shall have a first and prior lien upon all deposits made hereunder to secure the performance of said agreement of indemnity and payment of its charges without prior notice, from any funds deposited hereunder.  Each of DCT and Cabot shall have a right of contribution against the other in the event that it pays more than one half of the amounts due to the Escrow Agent under this paragraph.

7.               The Escrow Agent shall not be under any duty or obligation to ascertain the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver these instructions or any documents or papers or payments deposited or called for hereunder, and assumes no responsibility or liability  for the validity or sufficiency of these instructions or any documents or papers or payments deposited or called for hereunder, in each case as long as it is acting in good faith.

8.               The Escrow Agent shall not be liable for the outlawing of any rights under any Statute of Limitations or by reason of laches in respect to the Agreement or any documents or papers deposited herewith.

9.               In the event of any dispute between the parties hereto as to the facts of default, the validity or meaning of these instructions or any other fact or matter relating to the transactions between the parties, the Escrow Agent is instructed as follows:

(a)                                  That it shall be under no obligation to act, except under final, nonappealable process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such final, nonappealable process or court order or indemnification;

(b)                                 That it may in its sole and absolute discretion, deposit the property described herein or so much thereof as remains in its hands with a Maryland court, and interplead the parties hereto, and upon so depositing such property and filing its complaint in interpleader it shall be relieved of all liability under the terms thereof as to the property so deposited, and furthermore, the parties hereto for themselves, their heirs, legal representatives, successors and assigns do hereby submit themselves to the jurisdiction of said court and do hereby appoint the then Clerk or acting Clerk, of said Court as their agent for the service of all process in connection with such proceedings.  The institution of any such interpleader action shall not impair the rights of the Escrow Agent under Paragraph 7 above.

10.         If the subject matter of this Escrow consists in whole or in part of funds, the same shall not be commingled by the Escrow Agent with its own funds; provided, however, that anything contained in the Escrow Agreement of which these General Provisions are made a part, to the contrary notwithstanding, the Escrow Agent shall NOT IN ANY WAY BE LIABLE TO ANY OF THE OTHER PARTIES TO THE ESCROW AGREEMENT FOR THE LOSS OF ANY PRINCIPAL OR INTEREST COMPRISING THE ESCROWED FUNDS RESULTING FROM THE BUSINESS FAILURE OF ANY THIRD PARTY FINANCIAL INSTITUTION IN WHICH THE ESCROWED FUNDS WERE DEPOSITED, it is intended that the provisions hereof shall supersede any other terms, conditions, covenants or provisions contained in the Escrow Agreement which expressly or by implication are in conflict herewith.

11.         The Escrow Agent may resign by giving notice in writing to all parties of its intention to resign. The resignation shall be effective no sooner than thirty days from the receipt of the notice. The notice shall be sent certified mail, the return receipt requested, to the addresses set forth herein.  The parties hereto shall advise Escrow Agent in writing of the name of any new escrow agent selected.  If the parties hereto cannot agree as to a new escrow agent, or fail to designate a new escrow agent, Escrow Agent may treat this as a dispute and proceed under Paragraph 9.  If a new escrow agent is designated, then upon delivery of the items escrowed hereunder or so much thereof as remains in Escrow Agent’s hands to the escrow agent, Escrow Agent is relieved of all liability other than for its prior gross negligence or willful misconduct.

12.         Escrow Agent shall have the right to offset any amounts deposited hereunder against any monies, obligations, potential or actual liabilities now or hereafter due or owed to Escrow Agent hereunder by any party hereto.

Exhibit D

Escrow Agreement

[To be reasonably agreed to by Buyer and Seller promptly following the execution of the Agreement and Plan of Merger.]

EXHIBIT E - Side Letter Agreement for Acquisitions

                          , 2005(1)

Cabot Properties, Inc.
Sixty State Street
Boston, MA  02109

RE:                              (the “Property”)

Gentlemen:

We hereby agree to [assign] [convey] to you the [purchase and sale agreement for the purchase of the] Property on the following terms:

1.                                       You agree to pay to us $                                            (2) in cash by wire transfer of same day funds in consideration for our [conveyance of fee title to] [the assignment of the purchase and sale agreement for] the Property.

2.                                       The closing must occur no later than 60 days after the date of this letter.(3)

3.                                       [If assigning a purchase and sale agreement:  At closing, we will assign to you all of our rights under the purchase and sale agreement for the Property and you will assume all of the purchaser’s obligations under the purchase and sale agreement for the Property pursuant to a form of assignment and assumption agreement mutually acceptable to you and the undersigned.  If such purchase and sale agreement is not assignable to you, then we will take such actions as may be reasonably requested in order to provide you with the effective benefit of the rights of the purchaser under such purchase and sale agreement, both prior to and after closing; provided, however, that we shall not be required to incur any unreimbursed out-of-pocket expenses or liabilities in connection therewith.]  [If transferring a Property:  At Closing, we will assign to you all of our rights and remedies under the purchase and sale agreement whereby the undersigned or its subsidiary purchased the Property including, without limitation, all rights to bring claims pursuant to any representations, warranties, covenants and indemnities of the seller under such purchase and sale agreement.  We agree to reasonably cooperate in connection with any such claim including, without limitation, by filing claims in our name or in the name of the applicable subsidiary upon request and otherwise acting at your direction in

(1)               Date of the closing

(2)                                  For Seattle:                                    Deposits paid to date of closing by Fund
For Coppel:                                  Allocated purchase price under Merger Agreement:$
For GSW:                                            Allocated purchase price under Merger Agreement $$
For others:                                      If Buyer has delayed the closing and the Fund makes a non-refundable deposit under a P&S: the allocated values under the merger agreement or total deposits under the P&S or purchase price and acquisition costs, plus out of pocket costs since the date of the closing

(3)               Not applicable for Seattle.

connection with any such claim; provided, however, that we shall not be required to incur any unreimbursed out-of-pocket expenses or liabilities in connection therewith.]

4.                                       At closing, we will deliver to you a representation certificate providing the following:

•                  Except as disclosed in such certificate, we are not aware(4) of any default by any party under the applicable purchase and sale agreement since the date of this letter.

•                  Except as indicated in such certificate, we are not aware of any amendments to or terminations of any leases of the Property or any defaults by the landlord or the tenant under any lease since the date of this letter.

•                  Except as indicated in such certificate there have been no other agreements or amendments entered into with the seller of the Property since the date of this letter.

•                  Except as indicated in such certificate, there have been no suits, actions or proceedings instituted, nor to our knowledge, threatened in writing, against us as it relates to the Property or the purchase and sale agreement since the date of this letter.

The representations in such certificate will survive for six months after the closing.

5.                                       [If a property transfer:  At Closing we will deliver a special warranty deed (or comparable deed in the applicable jurisdiction containing covenants against the grantor’s acts) conveying marketable title to the property subject only to encumbrances in place prior to the date of this letter.  Any financing encumbering the Property  (other than financing assumed in connection with the purchase) will be fully paid and the discharge of any mortgage and other security instruments obtained as of Closing.  We will also deliver an assignment of all development rights, permits, zoning relief, or warranties related to the Property, but such assignment will be without representations or warranties (other than the benefit of representations and warranties as may be set forth in any purchase and sale agreement for the Property.)]

6.                                       We will otherwise reasonably cooperate in good faith with you in order to effect the [assignment] [conveyance] to you of the [purchase and sale agreement for the purchase of the] Property and to provide you with such information as you may reasonably request in connection therewith that is in our possession or control; provided, however, that we shall not be required to incur any unreimbursed out-of-pocket expenses or liabilities in connection therewith.

(4)                                  Reference to knowledge standard

Sincerely,

Cabot Industrial Value Fund, L.P.

By:	, its general partner

By:
Name:
Title:

Exhibit F

Permitted Exceptions

(i)                                     all unpaid personal property, real estate and excise taxes, and all water, sewer, utility, trash and other similar charges, in each case that are not yet due and payable as of the Closing Date, as applicable but may become or give rise to a lien on all or any portion of the Seller Properties (it being understood that such items may be subject to apportionment at the Closing as provided herein);

(ii)                                  the rights of the Tenants as tenants only pursuant to Seller Space Leases now in effect or which may be in effect on the Closing Date, as applicable with respect to the Seller Properties, which except as disclosed in the Title Commitments as of the expiration of the Due Diligence Period, do not contain any rights of first refusal or offer or options to purchase;

(iii)                               all matters created or caused by or on behalf of, or with the written consent of, Buyer;

(iv)                              any documents evidencing or securing the Total Debt;

(v)                                 each Schedule B item shown on or referenced in each Existing Policy or Title Commitment delivered to Buyer during the Due Diligence Period (excluding general exceptions which will be deleted pursuant to Title Affidavits consistent with Section 6.2(k));

(vi)                              all Laws including all environmental, building and zoning restrictions affecting the Seller Properties or the ownership, use or operation thereof;

(vii)                           any public record filings by mechanics, materialmen or other workmen or suppliers employed by any tenant at its own expense to provide services at any Seller Property (to the extent, if any, that such filings constitute a lien, encumbrance or other matter); and

(viii)                        if not included in clauses (i) through (vii) above, any easements, rights of way, restrictions, exceptions, reservations, conditions, limitations, covenants, adverse rights or interests, licenses, minor irregularities in title and other similar encumbrances disclosed in the Title Commitments or any update, which were not previously disclosed in the Existing Policy or Existing Survey, and do not in the aggregate materially impair the use of any Seller Property or the operation of the business conducted thereon by the applicable Seller Property owner or its tenants.

Exhibit G

Form of Release

RESIGNATION AND RELEASE

The undersigned,                            hereby agrees to the following:

1.                                       The undersigned hereby tenders his or her resignation as [a member of the board of directors] [and] [an officer] of Cabot Industrial Value Fund, Inc. (the “Company”), effective upon the closing of the transaction contemplated in the Agreement and Plan of Merger, dated as of June         , 2005 by and among Dividend Capital Trust Inc. (“DCT”), DCT Acquisition Corporation (“Acquisition Sub”), the Company and Cabot Industrial Value Fund Manager, LLC (the “Merger Agreement”).

2.                                       Except as expressly provided in Section 7.3 of the Merger Agreement, the undersigned hereby releases DCT, Acquisition Sub, the Company, Cabot Industrial Value Fund, L.P. and any affiliates thereof (the “Released Parties”) from any obligations to him or her in his or her capacity as a former [director] [and] [officer] of the Company and further releases the Released Parties from any claims he or she may have against the Released Parties which may have accrued during his or her tenure and in connection with his or her service as [a director] [and] [an officer] of the Company.

Dated as of this            day of                  , 2005 [Closing Date]

By:
Name:

Exhibit H

Estoppel Certificate

SELLER

Re:                               That certain Lease dated                                                 , 20    , by and between                                                , a                                                , as “Landlord”, and                                                                  , a                                                , as “Tenant” for a                                   (                                ) year term which commenced on                                , 19    , and will terminate on                                                , 20    , (the “Lease”) of the premises commonly referred to as Suite No.                                        (the “Leased Premises”) containing                                      square feet of the project commonly referred to as                                                                                                          (the “Project”).

Gentlemen:

Tenant hereby certifies that the above description of the Lease, the lease term and the description of the Leased Premises therein demised, is a true and correct description of the same and that the Lease constitutes the only agreement between Landlord and Tenant with respect to the Leased Premises.

Further, Tenant hereby certifies, acknowledges and agrees as follows:

1.                                       Tenant’s monthly base rent under the Lease is $                              .

2.                                       Tenant’s payment to Landlord for operating expenses (taxes, insurance, utilities and maintenance) under the Lease is currently $                               per                               .

3.                                       No rent has been paid by Tenant in advance under the Lease except for                                                         and Tenant has no claim of offset or credits against rentals under the Lease.

4.                                       A security deposit of $                             has been made with Landlord.

5.                                       There are no renewal options, purchase options, extension options or rights of first refusal regarding the property under the Lease except as follows:

                                                                                                                               .

6.                                       The following uncompleted tenant improvement work on the Leased Premises is required to be performed by [Tenant] [Landlord]:

                                                                                                                               .

7.                                       The Lease is in full force and effect; Tenant has accepted the Leased Premises, presently occupies the same, and is paying rent on a current basis; Tenant has no set-offs, claims, or defenses to the enforcement of the Lease; and there are no periods of free rental applicable to the term of the Lease.

8.                                       Tenant is not in default in the performance of the Lease, has not committed any breach of the Lease, no notice of default has been given to Tenant, and Tenant is not the subject of any federal or state, bankruptcy, insolvency or liquidation proceeding.

9.                                       Landlord is not in default in the performance of the Lease, has not committed and breach of the Lease, no notice of default has been given to Landlord, and Landlord has fulfilled all representations and warranties and all finish work on the Leased Premises required of Landlord.

The foregoing provisions may be relied on by and shall inure to the benefit of the addresses set forth above and their successors, assigns and mortgagees and shall be binding upon the undersigned and their successors and assigns.

Dated this day of , 2005.
Very truly yours,

By:

Its:

“Tenant”

10

Exhibit I

Form of Ground Lessor Estoppel Certificate

TO:                            [Seller]

and:                         [DCT]

The undersigned,                               (“Landlord”) under a certain lease agreement, a true copy of which, with all amendments thereto, is attached hereto as Exhibit A (“Lease”), does hereby certify as follows:

1.                                       The Lease is presently in effect and unmodified.

2.                                       The Lease term commenced on                               and continues through                              .  There are no purchase options or rights of first refusal regarding the property subject to the Lease, except as follows:                             .

3.                                       The Tenant is paying $                              per [month/quarter/year] as rent to Landlord under the Lease, which rent obligation is not past due or delinquent in any respect and has been paid through and including                              , 2005.

4.                                       Tenant is not in default under the Lease and Landlord does not claim any default by Tenant under the Lease.

The foregoing provisions may be relied on by and shall inure to the benefit of the addressees set forth above and their successors, assigns, and mortgagees and shall be binding upon the undersigned and their successors and assigns.

DATED:                               , 2005

LANDLORD:

By
(Name)
(Title)

Exhibit J

Form of Lender Estoppel Certificate

TO:                            [Seller]

and:                         [DCT]

Re:                               Loan (“Loan”) from                                (the “Lender”) to

The Lender hereby certifies to you the following:

1.                                       The Loan is evidenced by a Promissory Note dated                                in the original principal amount of $                               (the “Note”).

2.                                       All of the instruments executed and delivered in connection with the Loan are listed on Exhibit A attached hereto and incorporated herein (the “Loan Documents”).  The Loan Documents have not been amended or modified except as noted on Exhibit A.

3.                                       The Loan Documents encumber the real property known as                                     (the “Property”).

4.                                       As of                    , 2005, the outstanding principal balance under the Note is $                                                            .

5.                                       The last monthly installment of principal and interest in the amount of $                   was paid on                    , 2005.

6.                                       The final maturity date of the Note is                               ,               .

7.                                       No monetary event of default has occurred under the Loan Documents.  To Lender’s knowledge, no other default has occurred under the Loan Documents, and no event has occurred or condition exists that, with notice and/or the passage of time, would constitute an event of default under the Loan Documents.

8.                                       Lender does not hold any escrows in connection with the Loan or pursuant to the Loan Documents, except as follows:                                                 .

9                                          The undersigned is authorized to execute this Estoppel Certificate on behalf of Lender.

This certificate is signed as an instrument under seal as of                    , 2005.

By
Name:
Title:

Exhibit A to Lender Estoppel Certificate

List of Loan Documents

2

EXHIBIT K

Exhibit C leases from LOI that have been signed

Building	Tenant	Square Feet

170 Penny Road	Number One Parts, Inc.	15,120
6215 Regency Parkway	Importers Etc., Inc.	2,606
5300 W. 123rd Place	Midwest Detail	2,700
5300 W. 123rd Place	Labriola Bakery	5,400
730-770 South Wolf Road	Fashion Express	72,613
275 Wildwood Ave	Anixter	78,750
Baltimore Development	Verizon	139,424
Columbus Development	Exel	320,000
1225 Springlake Road	Avail	100,000
13737 N. Stemmons Parkway	Dymatize Enterprises	113,344
2270 Springlake Road	Nouveau	6,048
3208 Belt Line Road	Ra-Hel	1,640
6419 228th Street	Paterson Dental Supply	83,503
275 Wildwood Ave	Verizon	60,000

		1,001,148

Exhibit C leases from LOI that are month-to-month

Building	Tenant	Square Feet

6279 E. Slauson Avenue	To Give Life	1,251
6279 E. Slauson Avenue	Evans Dedicated Systems	3,267
6279 E. Slauson Avenue	S.U. Enterprises, Inc.	803
4400 Olympic Boulevard	DHL Airways, Inc.	9,252
		14,573

Exhibit C lease from LOI that has not been executed

				Tenant		Remt
			Monthly	Improvement	Leasing	Adjustments
Building	Tenant	Square Feet	Rent	Costs	Commission	Months

1132 Valwood Parkway	Conns	140,800	$ 46,112	$ 140,000	$ 205,000	7.5

EXHIBIT L

Columbus Development

The Columbus Development building is a 500,000 square foot cross-dock facility.  It is shell complete.  Currently the Fund is building out tenant improvements for Exel Logistics.  Exel leases 320,000 square feet and has an option to expand into the rest of the building.  The tenant improvement contract, which includes all the rail work, is approximately 33% complete and on schedule.

A list of significant contracts for the project follows:

1  Shell Construction Contract between CIVF I-OH1B02, LLC and Fed One Dublin LLC dated April 5, 2004.

2  TI Construction Contract between CIVF I-OH1B02, LLC and Fed One Dublin LLC dated May 18, 2005.

3  Lease Agreement between CIVF I-OH1B02, LLC and Exel Logistics dated May 11, 2005.

4  Exclusive Leasing Agreement between Cabot Properties, Inc. and Ruscilli Real Estate Services dated May 1, 2004.

5  Development Agreement between Cabot Properties, Inc. and CIVF I-OH1B02, LLC dated April 13, 2004.

Baltimore Property

The Baltimore Property is a 139,424 build-to-suit transaction for Verizon Wireless.  Verizon Wireless will operate a call center from this facility.  The shell building is 75% complete.  The scope of work for the tenant improvements is substantially complete and the work has commenced.   Seller expects the tenant improvement contract will be signed the week of June 20,2005.

A list of significant contracts for the project follows:

1  Declaration of Covenants, Conditions, and Restrictions between: Patapsco Valley Development Corp. and CIVF I – MD1M02 & MD1M03, LLC dated June 14, 2004.

2  Development Agreement – between CIVF I – MD1M02 & MD1M03, LLC and Seefried Industrial Properties, Inc. dated June 15, 2004.

3  Shell Construction Contract – between CIVF I – MD1M02 & MD1M03, LLC and Conlan Company dated September 8, 2004.

4  Lease Agreement – between CIVF I – MD1M02 & MD1M03, LLC and Cellco Partnership d/b/a Verizon Wireless dated April 4, 2005.

5  TI Construction Contract – between CIVF I – MD1M02 & MD1M03, LLC and Conlan Company – pending

6  Development Bond – CIVF I – MD1M02 & MD1M03, LLC (SunTrust Bank) and Howard County Maryland

$  67,312.50 for Department of Public Works

$134,625.00 for Water and Sewer Public Improvements

$201,937.50 Total

State	Seller Subsidiary	Seller ownership interest	Seller’s Properties

All of Seller’s subsidiaries are organized under the laws of the State of Delaware

	Cabot Industrial Value Fund, L.P.	95.15%

Cabot Industrial Value Fund, L.P. is the sole member and manager of each LLC (unless otherwise noted) and is the 99.9% limited partner of each Limited Partnership (CIVF I - TX GP, LLC is the 0.1% general partner)

CA	CIVF I - CA1M01& CA1W01, LLC		660 Twin Oaks Valley Rd
CA			664 Twin Oaks Valley Road
CA	CIVF I - CA1M02 & CA1M03, LLC		6289 E. Slauson Avenue
CA			6277-6285 E. Slauson Ave
CA			6279 E. Slauson Avenue
CA	CIVF I - CA1M04, LLC		250 Airport Circle
CA	CIVF I - CA1M05, LLC		451 Cota Street
FL	CIVF I - FL2W01, LLC		4031 NE 12 Terrace
GA	CIVF I - GA1M01, LLC		5125 Fulton Industrial Blvd.
GA	CIVF I - GA1M02, GA1M03 & GA1W08-GA1W10, LLC		5440 Oakbrook Parkway
GA			5715 Oakbrook Parkway
GA			5470 Oakbrook Parkway
GA			5675 Oakbrook Parkway
GA			5695 Oakbrook Parkway
GA	CIVF I - GA1M04 & GA1M05, LLC		6215 Fulton Industrial Road
GA			6255 Fulton Industrial Road
GA	CIVF I - GA1W01, LLC		170 Penney Road
GA	CIVF I - GA1W02-GA1W07, LLC		2780 Peterson Place
GA			2820 Peterson Place
GA			2827 Peterson Place
GA			2830-2840 Peterson Place
GA			2831-2837 Peterson Place
GA	CIVF I - GA1W13, GA1W12 & GA1W11, LLC		844 Livingston Court
GA			824 Livingston Court
GA			814 Livingston Court
GA	CIVF I - GA1W14, LLC		5025 South Royal Atlanta Drive
GA	CIVF I - GA1W15-W23, LLC		6300 Jimmy Carter Blvd
GA			6290 Jimmy Carter Blvd
GA			6190 Regency Parkway
GA			6230 Regency Parkway
GA			6350 Regency Parkway
GA			6400 Regency Parkway
GA			6375 Regency Parkway
GA			6325 Regency Parkway
GA			6215 Regency Parkway
GA	CIVF I - GA1W24, LLC		7340 McGinnis Ferry Road
GA	CIVF I - GA1W25, LLC		296 Southfield Parkway
IL	CIVF I - IL1B01 & IL1M01, LLC		1030 East Fabyan Parkway

State	Seller Subsidiary	Seller ownership interest	Seller’s Properties
IL			1120 Frontenac Road
IL	CIVF I - IL1M02, LLC (formerly CIVF I - ILIB02, LLC)		730-770 South Wolf Road
IL	CIVF I - IL1M03, LLC		12301-12325 Laramie Ave
IL	CIVF I - IL1W01, LLC		5300 W. 123rd Place
IL	CIVF I - IL1W02, LLC (formerly CIVF I - 01IL1W02, LLC)		3575 Stern Avenue
KY	CIVF I - KY1B01 & KYB02, LLC		7130 New Buffington Rd Bldg A
KY			7130 New Buffington Rd Bldg B
KY	CIVF I - KY1M01-KY1M06 & KY1W01, LLC		4400 Olympic Blvd
KY			4600 Olympic Blvd
KY			1600-1650 Dolwick Drive
KY			3233-3235 Mineola Pike
KY			7107 Industrial Road
KY			7115 Industrial Road
KY			4800 Olympic Blvd
MA	CIVF I - MA1M01, LLC		275 Wildwood Avenue
MD	CIVF I - MD1M01, LLC		1328 Charwood Road
MD	CIVF I - MD1M02 & MD1M03, LLC		7401 Coca Cola Drive
MD	CIVF I - MD1M04, LLC		8779 Greenwood Place
NC	CIVF I -NC1B01, LLC		2301 Nevada Boulevard
NC	CIVF I - NC1M01, LLC		3821 Barringer Drive
NC	CIVF I - NC1M02, LLC		10350 Nations Ford Road
NJ	CIVF I - NJ1B01, LLC		200 Helen Street
NJ	CIVF I - NJ1B02, LLC		47 Brunswick Ave
NJ	CIVF I - NJ1W01, LLC		390 Campus Drive
NJ	CIVF I - NJ1W02, LLC		2301 Cottontail Lane
OH	CIVF I - OH1B01, LLC		1500 Commodity Blvd
OH	CIVF I - OH1B02, LLC		1450 Commodity Blvd
OH	CIVF I - OH1B03, LLC		4531 Industrial Drive
OH	CIVF I - OH2B01 & OH2M01, LLC		12111 Best Place
OH			300 Distribution Circle
TX	CIVF I - TX1L03, LP		Northpoint LAND
TX	CIVF I - TX1L04, LP		AmberPoint LAND
TX	CIVF I - TX1B01 & B02, M02-M05, W04, W07-W10, L.P.		Esters Blvd - LAND
TX			1921-2015 Meridien Street
TX			300 Gateway Drive
TX			10817 Sanden Drive
TX			1225 North 28th Avenue
TX			2700 Esters Blvd
TX			1132 Valwood Parkway
TX			1100 Royal Lane
TX			8300 Esters Blvd
TX			8304 Esters Blvd
TX			8400 Esters Blvd
TX			8404 Esters Blvd
TX	CIVF I - TX1M01, LP (formerly CIVF I - TX1M01, LLC)		3250 West Story Drive
TX	CIVF I - TX1W02, LP (formerly CIVF I - TX1W02, LLC)		1141 108th Street
TX	CIVF I - TX1W03, LP (formerly CIVF I - TX1W03, LLC)		13737 N. Stemmons Freeway
TX	CIVF I - TX1W05-W06, L.P.		315 N Great SW Pkwy - LAND

State	Seller Subsidiary	Seller ownership interest	Seller’s Properties
TX			1101 N Great Southwest Parkway
TX			315 N Great Southwest Parkway

TX	CIVF I - TX1W11-TX1W17, LP		14934 Webb Chapel Road
TX			3212 Belt Line Road
TX			3210 Belt Line Road
TX			3208 Belt Line Road
TX			3214 Belt Line Road
TX			3216 Belt Line Road
TX			3218 Belt Line Road
TX	CIVF I - TX1W18 & TX1W19, LP		2270 Springlake Road
TX			2290 Springlake Road
TX	CIVF I - TX1W20 & TX1W21, LP		1313 Valwood Parkway
TX			1321 Valwood Parkway
TX	CIVF I - TX1W22, LP		1775 Hurd Drive
TX	CIVF I - TX1W23, LP		1515 Champion Drive
WA	CIVF I - WA1B01, LLC		800 SW 27th Street
WA	CIVF I - WA1M01- WA1M04, LLC		1150 Industry Drive North
WA			840 Industry Drive North
WA			6419 South 228th Street
WA			22620 64th Avenue South
WA	CIVF I - WA1M05 & M06, LLC		6307-6215 South 228th Street
WA			7620 South 192nd Street

MD	Cabot Greenwood Holdings, LLC
MD	CIVF I CHARWOOD SUB, LLC
TX	CIVF I - TX GP, LLC

	Information as of June 15, 2005
	Total	Total
	Capital	Shares	Ownership
	Called	Issued	Percent

Partner in Cabot Industrial Value Fund, L.P.

Cabot Industrial Value Fund, Inc.	104,668,500	209,337	95.1541%
ACP Family Partnership L.P.	82,500	165	0.0750%
Arthur C. Patterson	82,500	165	0.0750%
Ellmore C. Patterson Partners L.P.	82,500	165	0.0750%
Homestake Partners L.P.	82,500	165	0.0750%
Ronald L. Skates	177,000	354	0.1609%
Burn3 LLC	165,000	330	0.1500%
Gordon Gund - G. Zachary Gund Generation Skipping Trust	177,000	354	0.1609%
Gordon Gund - Grant Gund Generation Skipping Trust	177,000	354	0.1609%
Cabot Industrial Value Fund, Inc.	1,414,500	2,829	1.2859%
ACP Family Partnership L.P.	2,890,000	5,780	2.6273%

	109,999,000	219,998	100.0000%

Schedule 2.2(b)

NONE

Schedule 2.3(c)

NONE

Schedule 2.3(f)

	Information as of June 15, 2005
	Total	Total
	Capital	Shares	Ownership
	Called	Issued	Percent

Partner in Cabot Industrial Value Fund, L.P.

Cabot Industrial Value Fund, Inc.	104,668,500	209,337	95.1541%
ACP Family Partnership L.P.	82,500	165	0.0750%
Arthur C. Patterson	82,500	165	0.0750%
Ellmore C. Patterson Partners L.P.	82,500	165	0.0750%
Homestake Partners L.P.	82,500	165	0.0750%
Ronald L. Skates	177,000	354	0.1609%
Burn3 LLC	165,000	330	0.1500%
Gordon Gund - G. Zachary Gund Generation Skipping Trust	177,000	354	0.1609%
Gordon Gund - Grant Gund Generation Skipping Trust	177,000	354	0.1609%
Cabot Industrial Value Fund, Inc.	1,414,500	2,829	1.2859%
ACP Family Partnership L.P.	2,890,000	5,780	2.6273%

	109,999,000	219,998	100.0000%

Schedule 2.3(h)

NONE

Schedule 2.5(b)

Consents Required

Approval of holders of the outstanding shares off common stock of Seller in accordance with Seller’s charter and Maryland state law

Consents under the following mortgage loan documents, to the extent required under such loan documents:

Lender	Execution Date	Loan Amount	Maturity Date
Nationwide Life Insurance Company	12/23/03	$57,894,000	01/11/11

Principal pay down of $400,000 at time of 2800 Peterson Place sale – current outstanding loan amount $57,494,000

Nationwide Life Insurance Company	03/17/04	$50,150,000	04/01/11
New York Life Insurance Company	09/30/04	$75,785,750	10/10/11
Jackson National Life Insurance Company	02/03/05	$65,100,000	03/01/12

Mortgage Loan Application
Jackson National Life Insurance Company	05/20/05	$62,740,000	TBD
Properties to be secured:

7340 McGinnis Ferry Road		GA
296 Southfield Parkway		GA
12301-12325 Laramie Ave		IL
8779 Greenwood Place		MD
2301 Cottontail Lane		NJ
4531 Industrial Drive		OH
1450 Commodity Blvd (Columbus Development)		OH
14934 Webb Chapel Road		TX
3212 Belt Line Road		TX
3210 Belt Line Road		TX
3208 Belt Line Road		TX
3214 Belt Line Road		TX
3216 Belt Line Road		TX
3218 Belt Line Road		TX
2270 Springlake Road		TX
2290 Springlake Road		TX
1313 Valwood Parkway		TX
1321 Valwood Parkway		TX
1775 Hurd Drive		TX
1515 Champion Drive		TX
800 SW 27th Street		WA

Schedule 2.6(a)

Attached are the following:

1                  Cabot Industrial Value Fund, Inc.’s unaudited balance sheet as of December 31, 2004

Cabot Industrial Value Fund, Inc.’s unaudited statements of operations, statement of stockholders’ equity and statement of cash flows for the year ended December 31, 2004

2                  Cabot Industrial Value Fund, Inc.’s unaudited balance sheet as of March 31, 2005

Cabot Industrial Value Fund, Inc.’s unaudited statements of operations, statement of stockholders’ equity and statement of cash flows for the three months ended March 31, 2005

3                  Cabot Industrial Value Fund, L.P. and its subsidiaries’ audited balance sheet as of December 31, 2004, on a consolidated basis

Cabot Industrial Value Fund, L.P. and its subsidiaries’ audited statements of operations, statement of partners’ equity and statement of cash flows for the year ended December 31, 2004, on a consolidated basis

4                  Cabot Industrial Value Fund, L.P. and its subsidiaries’ unaudited balance sheet as of March 31, 2005, on a consolidated basis

Cabot Industrial Value Fund, L.P. and its subsidiaries’ unaudited statements of operations, statement of partners’ equity and statement of cash flows for the three months ended March 31, 2005, on a consolidated basis

Schedule 2.6(b)

Subsidiaries not consolidated with the Fund

NONE

Material liabilities
Building address	State	Liability	Cost

2830-2842 Peterson Place	GA	MCI roof replacement reimbursement – In accordance with Section 13 of the lease, MCI has the right to install a roof and landlord will reimburse the tenant up to $96,000 provided tenant submits documentation. Documentation is to include a paid invoice, final lien release from contractor and a copy of the roof warranty. MCI has not provided documentation since Cabot acquired the property on 7/10/03.	$96,000

2831-2837 Peterson Place	GA	Flood damage - contingent – On 9/16/04 there was water damage from hurricane rains that flooded a tenant’s space. Affiliated FM claimed this was a flood; therefore the deductible is $100,000. To date, Seller has paid $73,000. Although most costs are completed, the maximum Seller’s liability is reflected.	$27,000

12301-12325 Laramie Avenue	IL	Fire sprinkler supply pipe break - no damage to interior - exterior repairs have been completed - estimated cost	$20,000

200 Helen Street	NJ	Baker’s rent dispute – estimate	$52,000
		Baker’s lease commission	$125,194

Prevost floor dispute – undetermined – Seller has requested that Jamel Kizel, Prevost’s Engineering firm that tested the floor, to provide a recommendation and cost estimate for Seller’s consultant review. On June 16th, Jamel Kizel submitted two recommendations to fix the floor;$813,000 to $1,295,000. Seller has forwarded the recommendation to Face Consultants, it’s floor expert, for review and comment.

		Prevost lease commission	$121,296
		Alliance Real Estate Group, Inc. - contingent sale commission	$500,000

12111 Best Place	OH

On January 26, 2005, Cabot was notified that there was visible mold growth on lower portions of the interior perimeter walls of 12111 Best Place. This mold resulted from high humidity levels within the building due to the tenant’s operations and from heavy snowfall, which acted as a layer of insulation on the roof. To date, Affiliated FM, Cabot’s insurance carrier, has viewed this as a Landlord expense, which could cost up to $60,000. Later if Affiliated FM recognizes this mold remediation claim, our liability will be the deductible only of $25,000. This project should be completed by mid-July.

			$60,000

2270 Spring Lake Road	TX	Trip and fall claim - deductible	$25,000

5300 W 123rd St	IL	On 6/10/05, Labriola Baking damaged a section of asphalt on the exterior of the building and a small section of concrete floor slab at the dock area attempting to move equipment from Suite 5309 to 5307.	$25,000

Rent payable under ground leases listed on Schedule 2.9(h)

Schedule 2.7

(d) Damage or loss of property in excess of $50,000

			Total
Building address	State	Damage or loss	Damage

200 Helen Street	NJ	Fire code violations dated September 15, 2004 and October 1, 2004. Seller has corrected these violations. The fire pump was tested and passed inspection. Seller is waiting to receive the appropriate documentation. The violations related to electrical wires will be inspected on June 16, 2005.	$55,000

12111 Best Place	OH

On January 26, 2005, Cabot was notified that there was visible mold growth on lower portions of the interior perimeter walls of 12111 Best Place. This mold resulted from high humidity levels within the building due to the tenant’s operations and from heavy snowfall, which acted as a layer of insulation on the roof. To date, Affiliated FM, Cabot’s insurance carrier, has viewed this as a Landlord expense, which could cost up to $60,000. Later if Affiliated FM recognizes this mold remediation claim, our liability will be the deductible only of $25,000. This project should be completed by mid-July.

			$60,000

1921-2015 Meridian Drive	TX	Roof damage - received insurance proceeds and paid remaining costs of $172,172 on June 10, 2005. Repairs are complete	$263,973

(h) Material transfer, acquisition or encumberence of any real estate

Mortgage Loan Application
Lender	Execution Date	Loan Amount	Maturity Date
Jackson National Life Insurance Company	05/20/05	$62,740,000	TBD
Properties to be secured:

7340 McGinnis Ferry Road		GA
296 Southfield Parkway		GA
12301-12325 Laramie Ave		IL
8779 Greenwood Place		MD
2301 Cottontail Lane		NJ
4531 Industrial Drive		OH
1450 Commodity Blvd (Columbus Development)		OH
14934 Webb Chapel Road		TX
3212 Belt Line Road		TX
3210 Belt Line Road		TX
3208 Belt Line Road		TX
3214 Belt Line Road		TX

3216 Belt Line Road	TX
3218 Belt Line Road	TX
2270 Springlake Road	TX
2290 Springlake Road	TX
1313 Valwood Parkway	TX
1321 Valwood Parkway	TX
1775 Hurd Drive	TX
1515 Champion Drive	TX
800 SW 27th Street	WA

Acquisition

Pursuant to purchase and sale agreement dated January 13, 2005 by and between Hans G. Koch and Cabot Industrial Value Fund, L.P., CIVF I – WA1B01, LLC acquired the property known as 800 SW 27th Street located in Renton, WA

(k) Any termination or material modification of any Seller Space Lease or material contract

Building address	State	Terminated or material modification

6279 E. Slauson Avenue	CA	To Give Life termination of suite 107, 1,251 sf effective May 31, 2005

6279 E. Slauson Avenue	CA	Bazaar des Senteurs, Inc. termination of suite 102, 1,236 sf effective March 31, 2005

4800 Olympic Blvd	KY	Mori Seiki termination as of May 31, 2005 with penalty of two months rent - for purposes of expanding GSA 7,200 sf effective August 11, 2005.

4400 Olympic Blvd	KY	DHL terminated on 36,297 sf as of May 31, 2005 but remains month-to-month on 9,252 sf

5300 West 123rd	IL	Labriola termination of 3,600 sf as of June 1, 2005 in conjunction with 5,400 sf expansion and 43,200 sf extension to 10/31/08

3216 Belt Line Road	TX	JustInTime termination of 7,268 sf effective April 30, 2005.

1132 Valwood Parkway	TX	Universal Display termination of 54,560 sf, pursuant to lease, effective July 31, 2005

Schedule 2.8

Litigation

200 Helen Street, NJ

The 200 Helen Street Litigation involves a $3,000,000 fixed rent escrow and a $200,000 improvement escrow.  These escrows were established on November 18, 2004 when CIVF-I NJ1B01, LLC (“NJ1B01, LLC”) purchased a 792,595 square foot industrial property in South Plainfield, New Jersey from 200 Helen Street, LLC (“Helen Street LLC”).

Subsequent to this acquisition, Odd Job Acquisition (“Odd Job”), a tenant leasing approximately 80% of the premises, failed to pay December 2004 and January 2005 rent.  As a result, “NJ1B01, LLC” sent Odd Job a default letter on January 6, 2005.  On January 12, 2005, the tenant filed bankruptcy.  Since the bankruptcy filing, “NJ1B01, LLC” drew three months of the rent escrow totaling $619,931.28 leaving a balance of $2,380,068. “NJ1B01, LLC” also prevented “Helen Street LLC” from drawing the $200,000 improvement escrow because the work was not completed.

In March, “Helen Street LLC” filed a lawsuit in Massachusetts. “Helen Street LLC” claimed that “NJ1B01, LLC” did not make an effort to collect the post petition rent from the bankruptcy court, and instead, NJ1B01, LLC drew the fixed rent from the rent escrow causing irreparable harm.  After learning of this lawsuit, Odd Job rejected the lease on April 8, 2005, which rejection became effective April 22, 2005.

With the rejection of the lease, Helen Street LLC now claims that there is no lease so the escrow should be returned to Helen Street LLC. “NJ1B01, LLC” believes that the funds should be returned to the landlord to cover rent that will not be received from Odd Job.

The foregoing description is intended only as a summary and is qualified by reference to the pleadings previously provided by Cabot Industrial Value Fund, Inc. to Dividend Capital Trust Inc.

Schedule 2.9(a)

	Building address	Status of Development

1	7401 Coca Cola Drive	Approximately 75% complete on the shell. The tenant improvement allowance is fixed and the tenant is still working through how they plan to spend the allowance.

2	1450 Commodity Boulevard	The building shell is substantially complete and approximately 33% of the tenant improvement work has been completed for the 320,000 square foot lease to Exel Logistics.

Schedule 2.9(c)

Building Address	State

200 Helen Street	NJ

Fire code violations dated September 15, 2004 and October 1, 2004 have been addressed by Seller. The fire pump was tested and passed inspection on June 14, 2005. The Seller is waiting to receive the appropriate documentation. The violations related to electrical wires will be inspected on June 16, 2005.

Schedule 2.9(d)

Building address	State

Slauson Properties	CA

Two Rail Agreements with the Los Angeles Junction Railway have not yet been assigned from the prior owner of the property Hager Pacific and Liberty West to the Fund. An assignment agreement was negotiated after the property acquisition but was never finalized. The agreement currently resides with the internal counsel at BNSF. Seller shall use its reasonable best efforts to effect an assignment before closing.

7340 McGinnis Ferry Road	GA

Widening of McGinnis Ferry Road - right of way – Can, Lawson Contrell & Associates, Inc. has notified the owner of 7340 McGinnis Ferry Road that they will be appraising a parcel of land that Forsyth County and Fulton County have identified as part of the McGinnis Ferry Road Improvement Project.

7107 & 7115 Industrial Road	KY

Boone County is the Governing authority responsible for the “Road Widening Project” along Industrial Road. Seller has granted “Right of Entry” for project completion. Seller requested compensation for 15 feet or .003 acre, which is affected. Currently, Boone County is appraising in order to respond to Seller’s request.

1775 Hurd Drive	TX

The prior owner of the property was granted an Innocent Owner/Operator Program Certificate from the Texas Natural Resource Conservation Commission (TCEQ) relating to soil and ground water contamination from an off-site source. Seller has submitted the application in order to achieve the same IOP Certificate as the prior owner. The certificate should be issued in the next 30 days.

Schedule 2.9(e)

Seller Space Lease Defaults				Outstanding
Building address	State	Teanant	Comments	Receivable

200 Helen Street	NJ	Odd Jobs Acquisition Corp	Tenant is in bankruptcy and has rejected the lease on 4/22/05. Outstanding receivable represent outstanding receivables prior to rejection.	$477,102
		Pathmark Stores, Inc.	Tenant is working with property manager to understand additional rent.	$24,190
		Prevost Car, Inc.	Tenant is working with property manager to understand additional rent .	$54,461
6289 E. Slauson Avenue	CA	File Keepers, LLC

Prior to Seller’s ownership, tenants were billed an estimate of operating expenses (including estimated electrical usage for MGA), but were not provided a reconciliation of estimates to actual. Therefore, the collection of 2004 operating expenses has been a prolonged process of educating the three NNN tenants on operating expense pass through provisions of the lease. Of the outstanding balance, $84,900 relates to Insurance, Taxes and a CPI rent increase that the tenant no longer disputes. Seller expects payments by June 30. The balance pertains to CAM expenses that the tenant continues to dispute based upon their read of the lease language. Property management continues to work through all of the documentation and lease language.

				$133,373
6277-6285 E. Slauson Avenue	CA	File Keepers, LLC	See above	$9,573
		Lion Chemical Industries, Inc.	Of the outstanding balance, $34,000 pertains to operating expenses that the tenant is questioning, as they have no history of paying additional rent for “common area” operating expenses other than taxes and insurance. The balance is base rent, which is due on the 15th of the month, and only slightly delinquent.	$61,872
		MGA Entertainment, Inc.	The electrical meter for MGA was in the name of the previous owner and assigned to Cabot at closing. A large portion of the outstanding balance ($153,483) represents electricity usage in 2004 and 2005. MGA required verification, but has since acknowledged responsibility for the cost. Cabot expects payment by June 30. MGA continues to dispute liability for management fees and ground lease and rail spur expenses. Property Management continues to work through all of the documentation and lease language.	$167,394

Tenant Improvements and leasing commissions for Seller Space Leases and/or applicable tenant has not accepted its space

Building address	State	Tenant	Square Feet	Total Leasing Commission	Tenant Improvement Cost Required	Capital Improvements Required	Total	Accepted Space Y/N

200 Helen Street	NJ	Prevost	60,000	121,296	—	—	121,296	Y
22620 64th Ave. South	WA	Shaw Industries	192,247	—	65,917	—	65,917	Y
8300 Esters Blvd	TX	Apria (Early Renewal)	19,984	80,058	20,000	—	100,058	Y
1313 Valwood Pkwy,	TX	Heat & Control	3,000	1,447	14,779	—	16,226	Y
1321 Valwood Pkwy,	TX	Cantex Healthcare	2,688	3,634	5,376	—	9,010	Y
5300 123rd Place	IL	Labriola Bakery	10,800	9,755	35,000	—	44,755	Y
Regency Center	GA	Cabinet Works	3,285	4,614	9,730	—	14,344	Y
14934 Webb Chapel Road	TX	Earnest R. Burke	1,498	775	—	—	775	Y
Regency Center	TX	KCI Therapeutic	20,957	46,734	24,938	—	71,672	Y
2270 Springlake Dr	TX	Nouveau Technology	5,547	3,655	5,824	—	9,479	Y
7130 New Buffington Road	KY	Apex Technologies	21,000	2,835	—	—	2,835	Y

			341,006	274,803	181,564	—	456,367

Tenant Improvements and leasing commissions for Leases on Exhibit C of LOI and/or applicable tenant has not accepted its space

Building address	State	Tenant	Square Feet	Total Leasing Commission	Tenant Improvement Cost Required	Capital Improvements Required	Total	Accepted Space Y/N

Regency Center	GA	Importers	2,606	1,485	—	—	1,485	Y
170 Penny Road	GA	Number One Parts Inc.	15,120	4,865	—	—	4,865	Y
5300 123rd Place	IL	Labriola Bakery	5,400	5,261	7,500	—	12,761	N
730-770 S Wolf Road	IL	Fashion Express, Inc.	72,613	118,306	654,834	—	773,140	N
275 Wildwood Avenue	MA	Anixter, Inc.	78,750	130,589	405,000	676,125	1,211,714	N
Coca Cola Drive	MD	Verizon	139,424	1,500,389	7,807,744	—	9,308,133	N
1450 Commodity Blvd.	OH	Exel, Inc.	320,000	242,688	1,600,000	—	1,842,688	N
1225 N 28th Street	TX	Avail Medical	100,000	225,112	600,000	—	825,112	N
13737 N Stemmons Fwy	TX	Dymatize Enterprises, Inc.	113,344	170,866	125,000	50,000	345,866	N
2270 Springlake Dr	TX	Nouveau Technology	6,048	13,130	18,144	—	31,274	Y
3208 Beltline Road	TX	Ra-Hel	1,640	3,025	4,000	—	7,025	Y
6419 S. 228th Street	WA	Patterson Dental	83,503	139,619	60,000	—	199,619	Y

			938,448	2,555,335	11,282,222	726,125	14,563,682

Tenant Improvements and leasing commissions for leases NOT on Exhibit C of LOI and executed after 4/29/05 rent roll and/or applicable tenant has not accepted its space

Building address	State	Tenant	Square Feet	Total Leasing Commission	Tenant Improvement Cost Required	Capital Improvements Required	Total	Accepted Space Y/N

Regency Center	GA	Hydraulic Supply	6,276	17,886			17,886	Y
4800 Olympic Blvd.	KY	GSA	7,200	21,552	180,363	—	201,915	N
7107 Industrial Road	KY	L’Oreal	62,600	25,791	—	—	25,791	Y
730-770 S Wolf Road	IL	Bowe Bell Howell	58,241	116,681	135,000	550,000	801,681	N
5300 123rd Place	IL	Labriola Bakery (4mo Exten)	43,200	3,288			3,288	Y
1321 Valwood Pkwy,	TX	Newteq Enterprises	3,015	3,712	11,000		14,712	Y

			180,532	188,910	326,363	550,000	1,065,273

See Schedule 2.15(i) for contracts in excess of $50,000

Tenants who have paid rent more than 30 days in advance

NONE

Schedule 2.9(g)

	Property	Service Contracts	Term

1	3250 West Story Road, Irving TX	ADT - Alarm monitoring	10/28/03-10/27/08
(May cancel after initial term - with 30 days notice)

2	1450 Commodity Blvd, Columbus OH	Ohio Protection Inc - Alarm monitoring (May cancel after initial term - with 60 days notice)	02/04/05-02/03/08

3	8779 Greenwood Place, Savage, MD	East Coast Fire Protection - Alarm monitoring	05/02/05-05/01/06
(May cancel after initial term - with 30 days notice)

Schedule 2.9(h)

DFW Airport Board Ground Leases at 1100 Royal Lane, Irving, TX
1	3.8302 acres
	Amended and Restated Agreement of Lease	DFW Airport Board	Airport Trading Company	8/7/79
	Supplemental Agreement	DFW	Airport Trading	11/5/85
	Supplemental Agreement – (Splitting the Original Parcel in 2)	DFW	Airport Trading	10/7/86
	Assignment & Conveyance	Airport Trading	Crow Dillard Partners	11/4/86
	Assignment and Assumption of Lease	Crow Dillard	Premprop-1100 Royal Lane Partnership	11/22/89
	Assignment and Assumption of Lessee’s Interest in Ground Lease	Premprop-1100 Royal	Petroleum, Inc.	6/7/94
	Assignment of Ground Lease	Petroleum	CIVF I –TX1B01 & B02, M02-M05, W04, W07-W10, L.P.	7/23/04

2	2.0544 acres
	Agreement of Lease– (Splitting the Original Parcel in 2)	DFW	Airport Trading	10/7/86
	Assignment & Conveyance	Airport Trading	Crow Dillard Partners	11/4/86
	Sublease Agreement	Airport Trading	Federal Express	8/23/93
	Amendment No. 1 (to Sublease)	Crow-Dillard Partners	Federal Express	Undated
	Amendment No. 2 (to Sublease)	Crow-Dillard Partners	Federal Express	9/ /02
	Assignment of Ground Lease	Crow-Dillard Partners	CIVF I –TX1B01 & B02, M02-M05, W04, W07-W10, L.P.	8/10/04

3	DFW Airport Board Ground Lease at 2700 Esters and 1225 N. 28th, Irving, TX
	Lease Agreement	DFW Airport Board	DFW-FTZ Crow 4 & 5 Development, Inc.	3/5/99
	Lease Amendment	DFW Airport Board	DFW-FTZ Crow 4 & 5 Development, Inc.	12/23/99
	Assignment and Assumption of Leasehold Interest	DFW-FTZ Crow 4 & 5 Development, Inc.	DFW-FTZ 4 & 5, Inc	12/31/99
	Second Amendment to Lease Agreement	DFW	DFW-FTZ 4 & 5, Inc	6/19/00
	Third Lease Amendment	DFW	DFW-FTZ 4 & 5, Inc	9/13/00
	Assignment and Assumption of Ground Lease	DFW-FTZ 4 & 5, Inc	New York Life Insurance Company	5/17/01
	Assignment and Assumption of Ground Lease	New York Life Insurance Company	CIVF I –TX1B01 & B02, M02-M05, W04, W07-W10, L.P.	10/1/04

4	Ground lease for 770 South Wolf Road, Wheeling, IL
	Ground Lease Agreement	City of Prospect Heights, IL and Village of Wheeling, IL	ACCO Brands, Inc.	8/1/94
	Assignment and Assumption Agreement	ACCO Brands, Inc.	Cabot Industrial Value Fund, L.P.

5	License Agreement for Slauson Ave, Commerce, CA
	License Agreement	Southern California Edison Company	CIVF I – CA1M02 & CA1M03, LLC	12/18/03

6	License Agreement (#JM-6206) for Slauson Ave, Commerce, CA
	License Agreement	Los Angeles Junction Railway Company and Central Manufacturing District, Inc.	Slauson Warehouse Corporation	11/15/62
	Supplement #1			01/28/63
	Supplement #2			08/21/67
	Supplement #3			10/08/73
	Supplement #4			02/02/76
	Supplement #5			07/16/80
	Supplement #6			07/11/89
	Supplement #7			01/15/98
	Supplement #8			05/17/01
	Assignment Contract	Los Angeles Junction Railway Company, Slauson Warehouse Corporation	Daetwyler Enterprises	05/02/74
	Assignment Contract	Los Angeles Junction Railway Company, Daetwyler Enterprises	Liberty West, Inc and Pacific Prime Properties	05/17/01

7	Track Lease (#LAJ-216) for Slauson Ave, Commerce, CA
	Track Lease	Los Angeles Junction Railway Company	Daetwyler Enterprises	09/15/75
	Supplement #1			09/15/80
	Supplement #2			01/09/89
	Assignment Contract	Los Angeles Junction Railway Company, Daetwyler Enterprises	Liberty West, Inc and Pacific Prime Properties	05/17/01

Schedule 2.10

NONE

Schedule 2.15(b)

Indebtedness Documents

$250,000,000 Credit Agreement - JPMorgan Chase Bank as Administrative Agent

Mortgage loan documents to $248,529,750 in loans with

Lender	Execution Date	Loan Amount	Maturity Date
Nationwide Life Insurance Company	12/23/03	$57,894,000	01/11/11
Principal pay down of $400,000 at time of 2800 Peterson Place sale – current outstanding loan amount $57,494,000

Nationwide Life Insurance Company	03/17/04	$50,150,000	04/01/11

New York Life Insurance Company	09/30/04	$75,785,750	10/10/11

Jackson National Life Insurance Company	02/03/04	$65,100,000	03/01/12

Mortgage Loan Application
Jackson National Life Insurance Company	05/20/05	$62,740,000	TBD
Properties to be secured:

7340 McGinnis Ferry Road		GA
296 Southfield Parkway		GA
12301-12325 Laramie Ave		IL
8779 Greenwood Place		MD
2301 Cottontail Lane		NJ
4531 Industrial Drive		OH
1450 Commodity Blvd (Columbus Development)		OH
14934 Webb Chapel Road		TX
3212 Belt Line Road		TX
3210 Belt Line Road		TX
3208 Belt Line Road		TX
3214 Belt Line Road		TX
3216 Belt Line Road		TX
3218 Belt Line Road		TX
2270 Springlake Road		TX
2290 Springlake Road		TX
1313 Valwood Parkway		TX
1321 Valwood Parkway		TX
1775 Hurd Drive		TX
1515 Champion Drive		TX
800 SW 27th Street		WA

Schedule 2.15(c)

NONE

Schedule 2.15(d)

Property Management Agreements
Entity	Property Management Company	Dated

CIVF I – CA1M01& CA1W01, LLC	John Burnham Real Estate Services, Inc.	06/24/03
CIVF I – CA1M02 & CA1M03, LLC	John Burnham Real Estate Services, Inc.	01/06/04
CIVF I – CA1M04, LLC	John Burnham Real Estate Services, Inc.	06/14/04
CIVF I – CA1M05, LLC	John Burnham Real Estate Services, Inc.	05/14/04
CIVF I – FL2W01, LLC	Hold-Thyssen, Inc.	07/01/04
CIVF I – GA1M01, LLC	Seefried Industrial Properties, Inc.	07/10/03
CIVF I – GA1M02, GA1M03 & GA1W08-GA1W10, LLC	Seefried Industrial Properties, Inc.	07/10/03
CIVF I – GA1M04 & GA1M05, LLC	Seefried Industrial Properties, Inc.	04/21/04
CIVF I – GA1W01, LLC	Seefried Industrial Properties, Inc.	05/01/03
CIVF I – GA1W02-GA1W07, LLC	Seefried Industrial Properties, Inc.	07/10/03
CIVF I – GA1W13, GA1W12 & GA1W11, LLC	Seefried Industrial Properties, Inc.	09/02/03
CIVF I – GA1W14, LLC	Seefried Industrial Properties, Inc.	09/02/04
CIVF I – GA1W15-W23, LLC	Seefried Industrial Properties, Inc.	12/28/04
CIVF I – GA1W24, LLC	TPA Realty Services, LLC	01/06/05
CIVF I – GA1W25, LLC	Seefried Industrial Properties, Inc.	02/08/05
CIVF I – IL1B01 & IL1M01, LLC *	Cabot Properties, L.P.	12/16/03
CIVF I – IL1M02, LLC *	Cabot Properties, L.P.	06/14/04
CIVF I – IL1M03, LLC *	Cabot Properties, L.P.	02/01/05
CIVF I – IL1W01, LLC *	Cabot Properties, L.P.	02/05/03
CIVF I – IL1W02, LLC *	Cabot Properties, L.P.	03/30/04
CIVF I – KY1B01 & KYB02, LLC	Ricore Investment Management, Inc.	12/16/03
CIVF I – KY1M01-KY1M06 & KY1W01, LLC	Ricore Investment Management, Inc.	12/16/03
CIVF I – MA1M01, LLC **	Cabot Properties, L.P.	08/12/04
CIVF I – MD1M01, LLC	LPC Commercial Services, Inc.	03/01/04
CIVF I – MD1M02 & MD1M03, LLC	NONE
CIVF I – MD1M04, LLC	LPC Commercial Services, Inc.	12/16/04
CIVF I – NC1B01, LLC	Seefried Industrial Properties, Inc.	02/19/04
CIVF I – NC1M01, LLC	Seefried Industrial Properties, Inc.	10/10/03
CIVF I – NC1M02, LLC	Seefried Industrial Properties, Inc.	11/14/03
CIVF I – NJ1B01, LLC	LPC Commercial Services, Inc.	11/18/04
CIVF I – NJ1B02, LLC	LPC Commercial Services, Inc.	10/29/04
CIVF I – NJ1W01, LLC	LPC Commercial Services, Inc.	07/09/04
CIVF I – NJ1W02, LLC	LPC Commercial Services, Inc.	02/18/05
CIVF I – OH1B01, LLC	Ricore Investment Management, Inc.	07/24/03
CIVF I – OH1B02, LLC	Ricore Investment Management, Inc.	05/01/05
CIVF I – OH1B03, LLC	Ricore Investment Management, Inc.	12/15/04
CIVF I – OH2B01 & OH2M01, LLC	Ricore Investment Management, Inc.	08/28/03
CIVF I – TX1L03, LP	NONE
CIVF I – TX1L04, LP	NONE
CIVF I – TX1B01 & B02, M02-M05, W04, W07-W10, L.P. ***	Cabot Properties, L.P.	07/08/04
CIVF I – TX1M01, LP ***	Cabot Properties, L.P.	10/01/03
CIVF I – TX1W02, LP ***	Cabot Properties, L.P.	12/30/03
CIVF I – TX1W03, LP ***	Cabot Properties, L.P.	04/16/04
CIVF I – TX1W05-W06, L.P. ***	Cabot Properties, L.P.	07/08/04

Property Management Agreements
Entity	Property Management Company	Dated
CIVF I – TX1W11-TX1W17, LP	TIG Real Estate Services, Inc.	12/22/04
CIVF I – TX1W18 & TX1W19, LP	Part of previous agreement
CIVF I – TX1W20 & TX1W21, LP	Part of previous agreement
CIVF I – TX1W22, LP ***	Cabot Properties, L.P.	02/08/05
CIVF I – TX1W23, LP ***	Cabot Properties, L.P.	01/05/05
CIVF I – WA1B01, LLC	Schnitzer Northwest, LLC	04/20/05
CIVF I – WA1M01- WA1M04, LLC	Schnitzer Northwest, LLC	04/20/05
CIVF I – WA1M05 & M06, LLC	Schnitzer Northwest, LLC	10/01/04

*	Cabot Properties, LP subcontracts the property management to:	Regal Asset Management Inc.	12/16/03
**	Cabot Properties, LP subcontracts the property management to:	NAI Hunneman Management & Dev. Co.	08/12/04
***	Cabot Properties, LP subcontracts the property management to:	Raleigh Blakely & Associates, LLC	10/01/03

Schedule 2.15(f)

Material agreements relating to the development of the Baltimore Property which are currently in effect:

1	Declaration of Covenants, Conditions, and Restrictions between: Patapsco Valley Development Corp. and CIVF I – MD1M02 & MD1M03, LLC dated June 14, 2004

2	Development Agreement – between CIVF I – MD1M02 & MD1M03, LLC and Seefried Industrial Properties, Inc. dated June 15, 2004

3	Shell Construction Contract – between CIVF I – MD1M02 & MD1M03, LLC and Conlan Company dated September 8, 2004

4	Lease Agreement – between CIVF I – MD1M02 & MD1M03, LLC and Cellco Partnership d/b/a Verizon Wireless dated April 4, 2005

5	TI Construction Contract – between CIVF I – MD1M02 & MD1M03, LLC and Conlan Company – pending

6	Development Bond – CIVF I – MD1M02 & MD1M03, LLC (SunTrust Bank) and Howard County Maryland
$67,312.50 – for Department of Public Works
$134,625.00 for Water and Sewer Public Improvements
Total $201,937.50

Material agreements relating to the development of the Columbus Development which are currently in effect:

1	Shell Construction Contract between CIVF I-OH1B02, LLC and Fed One Dublin LLC dated April 5, 2004.

2	TI Construction Contract between CIVF I-OH1B02, LLC and Fed One Dublin LLC dated May 18, 2005.

3	Lease Agreement between CIVF I-OH1B02, LLC and Exel Logistics dated May 11, 2005.

4	Exclusive Leasing Agreement between Cabot Industrial Value Fund, L.P. and Ruscilli Real Estate Services dated May 1, 2004.

5	Development Agreement between Cabot Properties, LP and Cabot Industrial Value Fund, L.P. dated April 13, 2004.

Schedule 2.15(g)

Building address	State	Acquirer	Seller	Date
6804-6930 South 212th Street	WA	Cabot Industrial Value Fund, L.P.	Teacher Pet Too, LLC	8/27/2004
Chicago Portfolio (Gerry, Downs, Windsor, Thorndale, Swenson, Frontenac & Kingston)	IL	Cabot Industrial Value Fund LP	Teachers Retirement System of the State of IL	05/26/05
10609-10629 Forest Street, Santa Fe Srpings	CA	Cabot Industrial Value Fund LP	YCI, Inc.	05/19/05
2719-2763 Interstate Street, Charlotte, NC	NC	Cabot Industrial Value Fund LP	Charlotte Industrial Capital LLC	05/24/05
4800 Hilton Corporate Drive, Columbus,	OH	Cabot Properties, Inc.	Romick Properties Limited Partnership	06/06/05

Sale agreements

Building address	State	Acquirer	Seller	Date
2800 Peterson Place - Sold in March 2004	GA	Classic Look, Inc	CIVF I - GA1W02-GA1W07, LLC	1/19/2004

200 Helen Street	NJ	Nakash Holdings	CIVF I - NJ1B01, LLC	Pending

Tenant purchase options

Building address	State	Tenant
12301-12325 Laramie Avenue	IL	Plastipak Packaging Inc.	Right to purchase building at FMV

47 Brunswick Avenue	NJ	Etiene Aigner, Inc.	Landlord to offer tenant property first at mutually agreed upon price

13737 North Stemmons Freeway	TX	Dymatize Enterprises, Inc.	Purchase price of $3,627,000 from 7th through 42nd month of lease term

1775 Hurd Drive	TX	Trakk Fulfillment, Inc.	After 24 months if Landlord elects to sell, tenant is to receive first offer.

6419 South 228th Street	WA	Patterson Dental Supply	One time right at March 31, 2007 to purchase premises at $6,095,719

Schedule 2.15(h)

NONE

Schedule 2.15(i)

Sales Contracts
See schedule 2.15(g)

Purchase Contracts
See schedule 2.15(g)

Development Contracts
See schedule 2.15(f)

Letter Agreement	Cabot Industrial Value Fund, L.P.	Credit Suisse First Boston Corporation	12/05/03	Placement agent services	$3,911,104
Limited Partnership Agreement as amended	Cabot Industrial Value Fund, L.P.	Cabot Industrial Value Fund Manager, LLC	04/30/03	1.5% management fee payable to general partner quarterly in arrears (net of fees paid for placement agent services)	$1,533,619

Building address	State	By	Between	Date	Description	Amount
275 Wildwood Avenue	MA	CIVF I - MA1M01, LLC	USA Demolition, Inc.	06/01/05	Anixter TI demolition	$189,000
			Sterling Spaces, Inc.	06/01/05	Anixter - Structural support	$29,650
			Sterling Spaces, Inc.	06/01/05	Anixter - Demo preparation	$19,445
			Sterling Spaces, Inc.	06/01/05	Anixter - Demo	$94,500
			Anixter	05/23/05	TI allowance in lease	$405,000

730-770 South Wolf Road	IL	CIVF I - IL1M02, LLC	Olson Bro. Services Corp.	04/12/05	Fashion Express TI	$623,080
			Olson Bro. Services Corp.	06/06/05	Demo & prep for BBH expansion	$85,000
			BBH, Inc	05/25/05	TI allowance in lease	$600,000

1225 N. 28th Street	TX	CIVF I - TX1B01 & B02, M02-M05, W04, W07-W10, L.P.	Avail Medical	12/10/04	TI allowance in lease	$600,000

11737 Stemmons Pkwy	TX	CIVF I - TX1W03, LP	Dymatize Enterprises	03/31/05	TI allowance in lease	$175,000

Building address	State	By	Between	Date	Description	Amount
22620 64th Ave	WA	CIVF I - WA1M01-WA1M04, LLC	Shaw Industries	05/14/04	TI allowance in lease	$65,917

4800 Olympic Blvd.	KY	CIVF I - KY1M01-KY1M06 & KY1M01, LLC	GSA	05/09/05	TI allowance in lease	$180,363

6419 South 228th Street	WA	CIVF I - WA1M01-WA1M04, LLC	Patterson Dental	12/02/04	TI allowance in lease	$60,000

Capital Improvement Contracts

Building address	State	By	Between	Date	Description	Amount
275 Wildwood Avenue	MA	CIVF I - MA1M01, LLC	Regal Design, Inc	06/01/05	Drainage Improvements	$256,750

Brokerage Contracts

Building address	State	By	Between	Date	Description	Amount
200 Helen Street	NJ	CIVF I - NJ1B01, LLC	Alliance Real Estate Group	05/20/05	Sales commission	$500,000
			Team Resources, Inc.	11/20/05	Prevost lease commission	$121,296
			Brussel Realty Corp	09/30/05	Bakers Renewal Commission - may be reduced at renewal	$125,193
			Lincoln Property Company	05/01/05	5% on rent or $600/month until the license agreement with DNR Marketing Group is terminated

6419 South 228th street	WA	CIVF I - WA1M01- WA1M04, LLC	The Staubach Company/Puget Sound Properties	12/07/04	3% Sales commission if Patterson Dental exercises it’s purchase option	$182,872

7107 Industrial Road	KY	CIVF I - KY1M01-KY1M06 & KY1W01, LLC	Atlantic Real Estate Services	04/30/05	5% fee on the 12 mos renewal option for L’Oreal	$8,608
4800 Olympic Blvd	KY		Colliers TMT	04/18/08	Lease commission	$21,552

275 Wildwood Avenue	MA	CIVF I - MA1M01, LLC	CB Richard Ellis, NE	08/12/04	Commission on executed Anixter lease	$130,589
					4.5% lease commission on the last

Building address	State	By	Between	Date	Description	Amount
					2 years of Anixter’s lease term, should they not exercise termination option	$46,129
					Lease commission on proposed Verizon lease.	$250,000
1132 Valwood Parkway	TX	CIVF I - TX1B01 & B02, M02-M05, W04, W07-W10, L.P.	The Staubach Company	05/19/05	4.5% on the proposed lease agreement with Conn’s	$136,557
			The Bradford Company	06/06/05	Lease commission on the proposed lease agreement with Conn’s	$68,278

14934 Webb Chapel Road	TX	CIVF I - TX1W11-TX1W17, LP	TIG Real Estate Services, Inc.	12/22/04	Exclusive Leasing and Management Agreement - 6.75% on Co-Brokered deals and 4.5% on direct deals
3212 Belt Line Road	TX		All one agreement
3210 Belt Line Road	TX
3208 Belt Line Road	TX
3214 Belt Line Road	TX
3216 Belt Line Road	TX
3218 Belt Line Road	TX
2270 Springlake Road	TX	CIVF I - TX1W18 & TX1W19, LP
2290 Springlake Road	TX
1313 Valwood Parkway	TX	CIVF I - TX1W20 & TX1W21, LP
1321 Valwood Parkway	TX

451 Cota Street	CA	CIVF I - CA1M05, LLC	Strata Realty	06/09/05	Leasing commission on proposed lease with Century Blinds	$202,680

2700 Esters Boulevard	TX	CIVF I - TX1B01 & B02, M02-M05, W04, W07-W10, L.P.	CB Richard Ellis	06/03/05	4.5% leasing commission on proposed 3 year renewal of Lithonia Lighting	TBD

Slauson	CA	CIVF I - CA1M02 & CA1M03, LLC	Colliers Seeley International, Inc	03/26/04	Standard listing agreement cancelable with 60 days notice

Building address	State	By	Between	Date	Description	Amount
5675 Oakbrook Parkway	GA	CIVF - I GA1M02, GA1M03 & GA1W08-GA1W10, LLC	Colliers Properties	02/15/05	Monthly commission 5% of rent	$4,316

Schedule 2.15(j)

Property Management Agreements
Entity	Property Management Company	Dated

CIVF I – IL1B01 & IL1M01, LLC	Cabot Properties, L.P.	12/16/03
CIVF I – IL1M02, LLC	Cabot Properties, L.P.	06/14/04
CIVF I – IL1M03, LLC	Cabot Properties, L.P.	02/01/05
CIVF I – IL1W01, LLC	Cabot Properties, L.P.	02/05/03
CIVF I – IL1W02, LLC	Cabot Properties, L.P.	03/30/04
CIVF I – MA1M01, LLC	Cabot Properties, L.P.	08/12/04
CIVF I – TX1B01 & B02, M02-M05, W04, W07-W10, L.P.	Cabot Properties, L.P.	07/08/04
CIVF I – TX1M01, LP	Cabot Properties, L.P.	10/01/03
CIVF I – TX1W02, LP	Cabot Properties, L.P.	12/30/03
CIVF I – TX1W03, LP	Cabot Properties, L.P.	04/16/04
CIVF I – TX1W05-W06, L.P.	Cabot Properties, L.P.	07/08/04
CIVF I – TX1W22, LP	Cabot Properties, L.P.	02/08/05
CIVF I – TX1W23, LP	Cabot Properties, L.P.	01/05/05

Development Agreement
Cabot Industrial Value Fund, L.P.	Cabot Properties, L.P.	04/13/04

Limited Partnership Agreement – management fees payable to general partner
Cabot Industrial Value Fund, Inc & other limited partners	Cabot Industrial Value Fund Manager, LLC – the general partner

Schedule 2.15(k)

NONE

Schedule 2.15(l)

NONE

Schedule 2.16

	Account Name	Bank	Address	Account Number	Authorized Signor

1	Cabot Industrial Value Fund, Inc.	Bank of America	1185 Avenue of the Americas	0094203-72573	Franz F. Colloredo-Mansfeld
			2nd Floor		Howard B. Hodgson, Jr.
			New York, NY 10036		Mark A. Bechard
Janine M. Cobb
Patrick D. Mullaney

2	Cabot Industrial Value Fund, Inc	JPMorgan Chase	4 New York Plaza	230-315399	Cassandra Jones
			New York, NY 10004		Daniella Cassagnol
	(JPMorgan Chase, as				Elena Gillerist
	administrative agent, Collateral Account)				David Gugliotta
Elizabeth Iacovielli

3	Cabot Industrial Value Fund, LP	Wells Fargo	420 Montgomery Street	4100-073675	Franz F. Colloredo-Mansfeld
	(Main Account)		San Francisco, CA 94163		Howard B. Hodgson, Jr.
Mark A. Bechard
Janine M. Cobb
Patrick D. Mullaney
Robert P. Hold
Teresa K. Bigley
Greg MacDiarmid
Michael C. Nelson
Steven A. Franceschina
Barbara J. Cowen
S. Emi Ohashi
Stath Karras
Kit Sparks
Alan Scharsu
Michael LeMaire

	Account Name	Bank	Address	Account Number	Authorized Signor
Jacqueline L. Greulich
Edward E. Morrison
Morton E. McCarthy Jr.
Cynthia Tangonan
Malin Burnham
Brian Bendert
Dennis Simoni
Ferdinand Seefried
Robert Rakusin
John Rickert
Robert Seibel
Brandon Ernst
Terry McCoy
Mike Taylor
Peter Zaslowe
Phyllis G. Pitts
Ann D. Anderson
Charles A McClure
David R. Willey
John Beisel, Jr.
Angela Hicks

4	Cabot Industrial Value Fund, LP	Wells Fargo	420 Montgomery Street	4944-256890
	(Lockboxes)		San Francisco, CA 94163	4944-256817	All lockboxes are sub accounts of
				4944-256825	4100-073675
4944-256783
4944-256809
4944-256791
4944-323864
4944-368489
4944-391432

	Account Name	Bank	Address	Account Number	Authorized Signor

5	Cabot Industrial Value Fund, LP	Wells Fargo	420 Montgomery Street	4100-073519	Franz F. Colloredo-Mansfeld
	(Mortgage account)		San Francisco, CA 94163		Howard B. Hodgson, Jr.
Mark A. Bechard
Janine M. Cobb
Patrick D. Mullaney

Schedule 2.17(a)

	Policy	Carrier	Policy Number	Policy Term

1	Property	Affiliated FM Insurance	AL584	12/31/04-12/31/05
2	Excess California Earthquake	Great American	CPP5385744	12/31/04-12/31/05
3	Excess California Earthquake	Greenwich Insurance Co. - $2 million	ACG4285744	12/31/04-12/31/05
		Great American - $8 million
4	General Liability	Hartford Fire Insurance Co.	08UEN1B9658K1	12/31/04-12/31/05
5	Umbrella	American Guarantee & Liability	AUC508780700	10/01/04-10/01/05
6	Umbrella	St. Paul Fire & Marine Ins.	Q109001360	10/01/04-10/01/05
7	Environmental - Tanks	Commerce & Industry Ins. Co.	0166027	11/18/04-11/18/05
8	Environmental - Site	Illinios Union Insurance Co.	PPLG22085451001	11/18/04-11/18/09
9	Flood-6419 228th St. Kent, WA	Hartford Fire Insurance Co	87018600562005	01/16/05-01/16/06
10	Flood - 1600-1650 Dolwick Dr. Erlanger, KY	Harleysville Mutual Insurance Co.	87019527362005	03/17/05-03/17/06
11	Flood -4031 NE 12 Terrace, Oakland Park, FL	Harleysville Mutual Insurance Co.	87023048242005	01/28/05-01/28/06
12	Flood - 451 Cota St. Corona, CA	Harleysville Mutual Insurance Co.	87023666332005	05/02/05-05/02/06
13	Flood - 6307 S. 228th Street, Kent, WA	Harleysville Mutual Insurance Co.	87022288462004	12/14/04-12/15/05
14	Flood - 1321 Valwood Parkway, Carrollton, TX	Harleysville Mutual Insurance Co.	87023666672005	05/02/05-05/02/06
15	Flood - 770 Acco Plaza Dr. Wheeling, IL	Harleysville Lake States Ins. Co.	87023666222005	05/02/05-05/02/06
16	Flood - 1313 Valwood Parkway, Carrollton, TX	Harleysville Mutual Insurance Co.	87023666622005	05/02/05-05/02/06
17	Flood - 1132 Valwood Parkway, Carrollton, TX	Harleysville Mutual Insurance Co.	87023666302005	04/24/05-04/24/06
18	Flood - 7620 S. 192nd St. Kent, WA	Harleysville Mutual Insurance Co.	87022288472004	12/15/04-12/15/05
19	Flood - 10350 Nations Ford Rd. Charlotte, NC	Hartford Fire Insurance Co	87018600532004	12/22/04-12/22/05
20	Flood - 22620 64th Ave. S., Kent, WA	Harleysville Mutual Insurance Co.	87018600572004	12/27/04-12/27/05
21	Flood - 12111 Best Place, Sharonville, OH	Harleysville Mutual Insurance Co.	87019212672005	04/07/05-04/07/06

	No Seller or Seller Subsidiary has been refused insurance.

Schedule 2.17(b)

Insurance Claims

Building address	State	Claim	Claimant	Date of Occurrence	Status	Claim Amount
2831-2837 Peterson Place	GA	Flood damage	GMT	9/16/2005	Costs to date paid*	$72,800

1211 Best Place Drive	OH	Mold remediation	Cabot	1/26/2005	Claim denied by Affiliated FM 5/20/05	$60,000

1921-2015 Meridian Drive	TX	Roof damage	Cabot	4/13/2005	Claim paid less $25k deductible	$263,928

2270 Spring Lake Road	TX	Slip and fall	Christen M. Verre	4/1/2005	Received notice from The Hartford on 5/18/05	Pending

*Tenant filing additional costs with Property Managers liability carrier

Schedule 2.18

			Estimated
			Cost to
Building address	State	Capital Project	Complete

Slauson Properties	CA	Per lender side letter - The side letter agreement requires the borrower to perform the following repairs/replacements at the following estimated costs: replace the gas fired water boiler $25,200, Emergency Lighting/smoke detectors, and penetration seals $5,400, Handicap accessibility modifications $8,700 and elevator controller replacement $37,500.	$102,000
451 Cota Street	CA	Roof replacement - not under contract	$420,000
6290 Jimmy Carter Blvd	GA	Per lender side letter - roof replacement in 2005	$122,000
6230 Regency Parkway	GA	Per lender side letter - roof replacement in 2005	$55,000
6400 Regency Parkway	GA	Per lender side letter - roof replacement in 2005	$102,000
6375 Regency Parkway	GA	Per lender side letter - roof replacement in 2005	$111,000
6190 Regency Parkway	GA	Per lender side letter - roof replacement in 2007	$182,000
6350 Regency Parkway	GA	Per lender side letter - roof replacement in 2007	$83,000
6325 Regency Parkway	GA	Per lender side letter - roof replacement in 2007	$82,000
6215 Regency Parkway	GA	Per lender side letter - roof replacement in 2007	$74,000
200 Helen Street	NJ	Remove underground storage tanks in 2006 - There are two inactive 10,000 gallon underground diesel fuel storage tanks. According to the New Jersey Department of Environmental Protection the diesel tanks passed tank tightness test in November of 2003. Since these two diesel tanks are inactive, the New jersey Administrative Code requires them to be removed.	$60,000
315 N Great Southwest Parkway	TX	Per lender side letter - gutters - responsibility of tenant	$—
7620 South 192nd Street	WA	Roof replacement - not under contract	$215,000

The cost of the roof replacement shall be charged to tenant as per Sec. 4 of the lease and shall be amortized over 20 yrs. in equal installments. In lieu of the 1st 120 payments, tenant has paid to LL, through a deposit at Stewart Title, the sum of $107,500 (prepayment), which was disbursed to Cabot Industrial Value Fund at the time of acquisition. Upon completion of roof replacement, LL shall provide Tenant w/actual invoices showing the cost of the roof replacement. If cost is less than $215k, LL shall pay to Tenant 1/2 of the difference, if cost is more than $215k, LL shall be entitled to amortize the excess in equal monthly payments over 20 yrs.

See improvements listed on Schedule 2.9(e) and Schedule 2.15(i).

Schedule 4.1(i)

Indebtedness Documents			Maturity Date

Mortgage Loan Application
Jackson National Life Insurance Company	05/20/05	$62,740,000	TBD
Properties to be secured:

7340 McGinnis Ferry Road		GA
296 Southfield Parkway		GA
12301-12325 Laramie Ave		IL
8779 Greenwood Place		MD
2301 Cottontail Lane		NJ
4531 Industrial Drive		OH
1450 Commodity Blvd (Columbus Development)		OH
14934 Webb Chapel Road		TX
3212 Belt Line Road		TX
3210 Belt Line Road		TX
3208 Belt Line Road		TX
3214 Belt Line Road		TX
3216 Belt Line Road		TX
3218 Belt Line Road		TX
2270 Springlake Road		TX
2290 Springlake Road		TX
1313 Valwood Parkway		TX
1321 Valwood Parkway		TX
1775 Hurd Drive		TX
1515 Champion Drive		TX
800 SW 27th Street		WA

Substitution contemplated with Helen Street sale
Jackson National Life Insurance Company
Properties to be substituted:

7130 New Buffington Rd Bldg A		KY
7130 New Buffington Rd Bldg B		KY
275 Wildwood Avenue		MA
13737 N. Stemmons Freeway		TX

Schedule 4.1(p)

Mortgage Loan Application			Maturity Date
Jackson National Life Insurance Company	05/20/05	$62,740,000	TBD
Properties to be secured:

7340 McGinnis Ferry Road		GA
296 Southfield Parkway		GA
12301-12325 Laramie Ave		IL
8779 Greenwood Place		MD
2301 Cottontail Lane		NJ
4531 Industrial Drive		OH
1450 Commodity Blvd (Columbus Development)		OH
14934 Webb Chapel Road		TX
3212 Belt Line Road		TX
3210 Belt Line Road		TX
3208 Belt Line Road		TX
3214 Belt Line Road		TX
3216 Belt Line Road		TX
3218 Belt Line Road		TX
2270 Springlake Road		TX
2290 Springlake Road		TX
1313 Valwood Parkway		TX
1321 Valwood Parkway		TX
1775 Hurd Drive		TX
1515 Champion Drive		TX
800 SW 27th Street		WA

Substitution contemplated with Helen Street sale
Jackson National Life Insurance Company			03/01/12
Properties to be substituted:

7130 New Buffington Rd Bldg A		KY
7130 New Buffington Rd Bldg B		KY
275 Wildwood Avenue		MA
13737 N. Stemmons Freeway		TX

Schedule 6.2(e)

Consents under the following mortgage loan documents, to the extent required under such loan documents:

Lender	Execution Date	Loan Amount	Maturity Date
Nationwide Life Insurance Company	12/23/03	$57,894,000	01/11/11
Principal pay down of $400,000 at time of 2800 Peterson Place sale — current outstanding loan amount $57,494,000

Nationwide Life Insurance Company	03/17/04	$50,150,000	04/01/11

New York Life Insurance Company	09/30/04	$75,785,750	10/10/11

Jackson National Life Insurance Company	02/03/05	$65,100,000	03/01/12

Mortgage Loan Application
Jackson National Life Insurance Company	05/20/05	$62,740,000	TBD
Properties to be secured:

7340 McGinnis Ferry Road		GA
296 Southfield Parkway		GA
12301-12325 Laramie Ave		IL
8779 Greenwood Place		MD
2301 Cottontail Lane		NJ
4531 Industrial Drive		OH
1450 Commodity Blvd (Columbus Development)		OH
14934 Webb Chapel Road		TX
3212 Belt Line Road		TX
3210 Belt Line Road		TX
3208 Belt Line Road		TX
3214 Belt Line Road		TX
3216 Belt Line Road		TX
3218 Belt Line Road		TX
2270 Springlake Road		TX
2290 Springlake Road		TX
1313 Valwood Parkway		TX
1321 Valwood Parkway		TX
1775 Hurd Drive		TX
1515 Champion Drive		TX
800 SW 27th Street		WA

Schedule 6.2(g)

Bldg	Bldg	Expiration	Tenant	Square
ID	Name	Date	Name	Feet

Required estoppels

Group A
01IL1B01	1030 East Fabyan Parkway	07/31/08	Sealy Mattress Company	212,728
01NJ1B02	47 Brunswick Avenue	01/31/09	Etiene Aigner, Inc.	265,134
01OH1B01	1500 Commodity Blvd	06/30/10	Commodity Logistics	500,000
01TX1B02	2700 Esters Blvd	02/28/06	L&C Lighting Group, Inc.	220,718
01TX1B02	2700 Esters Blvd	03/31/16	Seimens Dematic Corp.	300,234
01WA1M04	22620 64th Avenue South	09/13/11	Shaw Industries, Inc.	192,247
01WA1B01	800 SW 27th Street	04/30/15	Trojan Lithograph	181,725
01FL2W01	4031 NE 12 Terrace	12/31/10	Point Blank Body Armor, Inc.	65,669

Total Group A			8	1,938,455

Group B - 4 of 6 required
01GA1M01	5125 Fulton Industrial Blvd.	10/31/07	The Martin-Brower Company, LLC	149,386
01GA1W24	7340 McGinnis Ferry Road	05/11/08	Firearms Training Systems, Inc	92,792
01IL1M01	1120 Frontenac Road	12/31/12	Solar Communications, Inc.	156,076
01IL1M03	12301-12325 Laramie Avenue	03/31/09	Plastipak Packaging, Inc.	204,586
01OH1B03	4531 Industrial Drive	11/30/08	NIBCO, Inc.	213,486
01WA1M01	1150 Industry Drive North	10/31/15	Birds Eye Foods, Inc.	97,690

Total Group B			6	914,016

Schedule 6.2(h)

Ground Leases

1	Dallas/Fort Worth International Airport Board - Dated March 5, 1999

2	Dallas/Fort Worth International Airport Board - Dated August 7, 1979

3	Dallas/Fort Worth International Airport Board - Dated October 7, 1986

Exhibit M

Form of Second Amended and Restated Limited Partnership Agreement

Exhibit N

Form of Officer’s Certificate